UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

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NETAPP, INC.

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NETAPP, INC.

1395 Crossman Avenue

Sunnyvale, California 94089

www.virtualshareholdermeeting.com/NTAP2019

You are cordially invited to attend the Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”), of NetApp, Inc., a Delaware corporation (“NetApp”), which will be held on Thursday, September 12, 2019 at 2:30 p.m. Pacific time at NetApp’s headquarters located at 1395 Crossman Avenue, Sunnyvale, California 94089. You may also attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/NTAP2019. We are holding the Annual Meeting for the following purposes:

1.

To elect the following individuals to serve as members of the Board of Directors until the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) or until their respective successors are duly elected and qualified: T. Michael Nevens, Gerald Held, Kathryn M. Hill, Deborah L. Kerr, George Kurian, Scott F. Schenkel and George T. Shaheen;

2.

To approve amendments to NetApp’s Amended and Restated 1999 Stock Option Plan to increase the share reserve by an additional 4,000,000 shares of common stock and to approve a new 10-year term for the 1999 Stock Option Plan;

3.	To approve an amendment to NetApp’s Employee Stock Purchase Plan to increase the share reserve by an additional 2,000,000 shares of common stock;
4.	To hold an advisory vote to approve Named Executive Officer compensation;
5.	To ratify the appointment of Deloitte & Touche LLP as NetApp’s independent registered public accounting firm for the fiscal year ending April 24, 2020; and
6.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the close of business on July 17, 2019, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

In accordance with the rules and regulations of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, NetApp will mail, on or about July 24, 2019, a Notice of Internet Availability of Proxy Materials to its stockholders of record and beneficial owners. The Notice of Internet Availability of Proxy Materials will identify: (1) the website where our proxy materials will be made available; (2) the date, time and location of the Annual Meeting; (3) the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter; (4) a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, (together with a form of proxy) and our Annual Report on Form 10-K; (5) instructions on how to vote your shares by proxy; and (6) information on how to obtain directions to attend the Annual Meeting and vote in person by ballot or electronically. All proxy materials will be available free of charge.

To assure your representation at the Annual Meeting, you are urged to cast your vote as instructed in the Notice of Internet Availability of Proxy Materials over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person by ballot, even if such stockholder has previously voted over the Internet, voted by telephone or returned a signed proxy card. Any beneficial owner who is not a stockholder of record will be required to show a legal proxy from such stockholder’s bank, broker or other nominee in order to vote in person by ballot at the Annual Meeting.

Thank you for your interest in NetApp.

BY ORDER OF THE BOARD OF DIRECTORS,

Chief Executive Officer and President

Sunnyvale, California

August 2, 2019

YOUR VOTE IS EXTREMELY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY TELEPHONE OR OVER THE INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU SHOULD SIGN, DATE AND RETURN BY MAIL

PROXY SUMMARY

This summary highlights information contained within this Proxy Statement. It does not contain all the information found in this Proxy Statement and is qualified in its entirety by the remainder of this Proxy Statement. You should read the entire Proxy Statement carefully and consider all information before voting. Page references are supplied to help you find further information in this Proxy Statement.

Voting Matters and Recommendation

Voting Matter	Board Vote Recommendation	Page
Election of seven director nominees	FOR each nominee	66
Approval of amendments to NetApp’s Amended and Restated 1999 Stock Option Plan	FOR	67
Approval of an amendment to NetApp’s Employee Stock Purchase Plan	FOR	84
Advisory approval of our executive compensation	FOR	86
Ratification of appointment of independent registered public accounting firm	FOR	88

Fiscal 2019 Business Highlights

$6.15B NET REVENUES $1.17B GAAP NET INCOME $1.34B CASH FLOWS FROM OPERATIONS	$13.2B CASH RETURNED TO STOCKHOLDERS SINCE MAY 2013	EARNINGS PER SHARE GAAP $4.51 NON-GAAP $4.52

In fiscal 2019, NetApp generated $6.15 billion in net revenues. GAAP net income for fiscal 2019 was $1.17 billion, or $4.51 per share.1 Non-GAAP net income in fiscal 2019 was $1.17 billion, or $4.52 per share.2 Over the course of the year, we generated $1.34 billion in cash flows from operations. We also returned approximately $2.51 billion to stockholders, comprising approximately $2.11 billion through share repurchases and $403 million through dividends. Through share repurchases and dividends, we have returned approximately $13.2 billion to stockholders since May 2013.

In fiscal 2019, NetApp continued to advance its Data Fabric Strategy. In a world where technology is changing our everyday lives, digital transformation remains top of mind for executives. When successful in their digital transformation, organizations use technology to create new customer touchpoints, reinventing customer experiences and relationships through business-oriented approaches to data. Additionally, organizations are able to create innovative business opportunities, taking advantage of emerging market opportunities by rapidly deploying new technologies and optimizing operations to fund new innovations. NetApp delivers a Data Fabric built for the data-driven world. Our Data Fabric simplifies and integrates data management across hybrid

[1]	GAAP earnings per share is calculated using the diluted number of shares for the period presented. A reconciliation of non-GAAP to GAAP results can be found in Annex A.
[2]	Non-GAAP earnings per share is calculated using the diluted number of shares for the period presented. A reconciliation of non-GAAP to GAAP results can be found in Annex A.

multicloud environments to accelerate digital transformation, enabling our customers to manage, secure and protect their data at the scale needed to accommodate the exponential data growth of the digital world. The Data Fabric delivers integrated data management services and applications for data visibility and insights, data access and control, and data protection and security. By coupling the strength of our Data Fabric strategy and the benefits we deliver to customers with a more efficient and agile business, we believe that we can generate long-term value for stockholders.

See also the “Our Fiscal 2019 Company Performance” section within our “Compensation Discussion and Analysis” on page 28 of this Proxy Statement. Detailed information on our products and our financial performance can be found in our Annual Report on 10-K for the year ended April 26, 2019.

Corporate Governance and Executive Compensation

Director Nominees

Name of Nominee	Age	Director Since	Independent	NetApp Committee Memberships
T. Michael Nevens*	69	2009	Yes	Audit, Corporate Governance and Nominating (Chair)
Gerald Held	71	2009	Yes	Compensation
Kathryn M. Hill	62	2013	Yes	Compensation (Chair), Corporate Governance and Nominating
Deborah L. Kerr	47	2017	Yes	Audit
George Kurian	52	2015	No
Scott F. Schenkel✓	51	2017	Yes	Audit (Chair)
George T. Shaheen	75	2004	Yes	Compensation, Corporate Governance and Nominating

 *Chairman of the Board

✓Audit Committee Financial Expert

Corporate Governance and Executive Compensation Highlights

We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our Board and management accountability. Our executive compensation program is designed to hold our executives accountable for results over the long-term and reward them for consistently strong corporate performance. Since the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), in response to feedback from our stockholders, we have adopted proxy access bylaws and agreed to share diversity data on our website, which we update annually. We have also adopted bylaw provisions providing stockholders holding at least 25% of the outstanding stock of the Company the right to request special stockholder meetings. In fiscal 2019, we conducted significant stockholder outreach to discuss and solicit feedback on a variety of topics, including our executive compensation and performance-based pay metrics, governance philosophy and practices and board structure and composition.

Governance and executive compensation highlights include:

•	Other than the Chief Executive Officer, our Board comprises all independent directors (i.e., six out of seven directors will be independent);
•	Separation of the roles of Chair of the Board and Chief Executive Officer;
•	Three new directors joined the Board in the last five years;

•	Increased board diversity;
•	Majority voting in the uncontested election of directors;
•

Each director is required to submit an irrevocable, conditional resignation effective only upon both (1) the failure to receive the required vote for reelection and (2) our Board’s acceptance of such resignation;

•	Three active standing Board committees with 100% independent members;
•	Proxy access bylaws;
•	Stockholder right to call special meeting;
•	Performance-based equity compensation;
•	Annual Say-on-Pay vote;
•	Director and executive stock ownership guidelines;
•	Anti-hedging and anti-pledging policies;
•	Compensation clawback policy;
•	Diversity data posted on Company website;
•	Board involvement in setting long-term corporate strategy;
•	Board oversight of risk management, including financial, operational, strategic, data privacy, cyber security, legal and regulatory risks;
•	Annual Board and Board committee self-evaluations;
•	Annual assessment of director compensation; and
•	Robust Code of Conduct.

For more information about our corporate governance practices, please refer to the information under “Corporate Governance” beginning on page 15 of this Proxy Statement. For more information about our executive compensation program, please refer to the information under “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements (and their underlying assumptions) included in this Proxy Statement that refer, directly or indirectly, to future events or outcomes and, as such, are inherently not factual, but rather reflect only our current projections for the future. Consequently, forward-looking statements usually include words such as “estimate,” “intend,” “plan,” “predict,” “seek,” “may,” “will,” “should,” “would,” “could,” “anticipate,” “expect,” “believe,” or similar words, in each case, intended to refer to future events or circumstances. Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks, including, but not limited to, those described in Item 1A (Risk Factors) of Part I of our Annual Report on Form 10-K and any additional risk factors disclosed in Item 1A (Risk Factors) of Part II of our Quarterly Report on Form 10-Q for the quarter ended July 26, 2019. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based upon information available to us at this time. These statements are not guarantees of future performance. We disclaim any obligation to update information in any forward-looking statement. Actual results could vary from our forward-looking statements due to the factors described in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other important factors.

PROXY STATEMENT

1395 Crossman Avenue

Sunnyvale, California 94089

www.virtualshareholdermeeting.com/NTAP2019

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

NETAPP, INC.

To Be Held Thursday, September 12, 2019

GENERAL INFORMATION

Why am I receiving these materials?

The Board of Directors of NetApp, Inc. (“Board” or “Board of Directors”) has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”). NetApp, Inc., a Delaware corporation, is referred to in this Proxy Statement as the “Company,” “NetApp,” “we” or “our.” This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each of our stockholders, we are furnishing proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

Stockholders of record as of the close of business July 17, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the stockholder of record. If your shares of common stock are held by a bank, broker or other nominee, you are considered the “beneficial owner” of those shares, which are held in “street name.” As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following the voting instructions that your bank, broker or other nominee provides you. If you do not provide your bank, broker, or other nominee with instructions on how to vote your shares, your bank, broker or other nominee may not vote your shares with respect to any non-routine matters, but may, in its discretion, vote your shares with respect to routine matters. For more information on routine and non-routine matters, see “What are abstentions and broker non-votes?” below.

When and where will the Annual Meeting take place?

The Annual Meeting will be held on Thursday, September 12, 2019, at 2:30 p.m. Pacific time at the Company’s headquarters located at 1395 Crossman Avenue, Sunnyvale, California 94089. You may also attend via the Internet at www.virtualshareholdermeeting.com/NTAP2019. You may contact the Company at (408) 822‑6000 for directions to the Annual Meeting.

How do I gain admittance to the Annual Meeting?

You may attend the Annual Meeting in person by presenting a valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date. Stockholders holding shares of common stock in brokerage accounts through a bank, broker or other nominee may be required to show a brokerage or account statement reflecting their stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

You may also attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/NTAP2019. To participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

How many shares must be present to hold the Annual Meeting?

To hold the meeting and conduct business, a majority of NetApp’s shares of common stock issued and outstanding and entitled to vote, in person or by proxy, at the Annual Meeting must be present in person or by proxy. This is called a quorum.

How many shares of NetApp common stock are entitled to vote at the Annual Meeting?

At the Annual Meeting, each holder of common stock is entitled to one vote for each share of common stock held by such stockholder on the Record Date. On the Record Date, the Company had 238,948,638 shares of common stock outstanding and entitled to vote at the Annual Meeting. No shares of the Company’s preferred stock were outstanding. There are no cumulative voting rights.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will act as the inspector of elections and tabulate the votes.

How many votes are required for each proposal?

For Proposal No. 1, a nominee for director will be elected to the Board if the number of votes cast “FOR” a nominee’s election exceed the number of votes cast “AGAINST” such nominee’s election. Approval of each of Proposal Nos. 2, 3, 4 and 5 requires the affirmative vote of a majority of the stock having voting power present in person or represented by proxy. Voting results will be published in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.

How do I vote?

The Company is offering stockholders of record four methods of voting: (1) you may vote by telephone; (2) you may vote over the Internet; (3) you may vote in person by ballot at the Annual Meeting; and (4) finally, you may request a proxy card from us and indicate your vote by signing and dating the card where indicated, and mailing or otherwise returning the card in the prepaid envelope provided.

If you submit a proxy card but do not specify your votes, your shares of common stock will be voted:

•	“FOR” the election of all the nominees named in Proposal No. 1; and
•	“FOR” Proposal Nos. 2, 3, 4 and 5.

Uninstructed proxies will be voted in the proxy holder’s discretion as to any other matter that may properly come before the Annual Meeting.

If you hold your shares of common stock through a bank, broker or other nominee, you will receive a voting instruction form from your bank, broker or other nominee with instructions on how to vote. You will not be able to vote by ballot in person at the Annual Meeting unless you have previously obtained a legal proxy from your bank, broker or other nominee and present it with your ballot at the Annual Meeting. Please contact your bank, broker or other nominee for information on obtaining a legal proxy.

How can I change my vote or revoke my proxy?

Any stockholder of record voting by proxy has the power to revoke a proxy at any time before the polls close at the Annual Meeting. You may revoke your proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person by ballot. If you are attending the Annual Meeting virtually, you may change your vote electronically. If you are the beneficial owner of your shares, you must contact the bank, broker or other nominee holding your shares and follow the instructions of such bank, broker or other nominee to revoke your proxy or change your vote.

What are abstentions and broker non-votes?

Abstentions will be counted for the purposes of determining both (1) the presence or absence of a quorum for the transaction of business; and (2) the total number of shares entitled to vote in person or by proxy at the Annual Meeting with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal, except with respect to Proposal No. 1, where they will have no effect.

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for the purpose of determining the number of votes cast on a proposal. Accordingly, a broker non-vote will make a quorum more readily attainable, but will not otherwise affect the outcome of the vote on a proposal.

If your shares are held in street name and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may, at its discretion, either leave your shares unvoted or vote your shares on routine matters, but is not permitted to vote your shares on non-routine matters. Proposal No. 5 is considered a routine matter. Proposal Nos. 1, 2, 3 and 4 are considered non-routine matters.

How many copies of the proxy materials will be delivered to stockholders sharing the same address?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for the Company. The Company and some banks and brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please (1) follow the instructions provided when you vote over the Internet; or (2) contact Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Where may I obtain a copy of the Annual Report?

The Notice, this Proxy Statement and the Company’s Annual Report on Form 10-K for our fiscal year that ended on April 26, 2019 (the “Annual Report”) have been made available on our website. Our fiscal year is reported on a 52- or 53-week year that ends on the last Friday in April, and our fiscal 2019 began on April 28, 2018 and ended on April 26, 2019 (“fiscal 2019”). The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. The Annual Report is posted at the following website address: http://investors.netapp.com/financial-information/annual-reports.

Who pays for the solicitation of proxies?

We will bear the cost of soliciting proxies. Copies of solicitation materials will be made available upon request to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The Company has retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies from stockholders of the Company. Innisfree M&A Incorporated, may solicit proxies by personal interview, mail, telephone, facsimile, email, or otherwise. The Company expects that it will pay Innisfree M&A Incorporated a customary fee, estimated to be approximately $22,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, the original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

How and when may I submit proposals for consideration at next year’s Annual Meeting of Stockholders?

The Company’s stockholders may submit proposals for consideration at the Annual Meeting. Stockholders may also recommend candidates for election to our Board of Directors for the Annual Meeting (see “Corporate Governance — Corporate Governance and Nominating Committee”).

Proposals to be Considered for Inclusion in NetApp’s Proxy Materials

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals may be included in our 2020 Proxy Statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, NetApp, Inc., 1395 Crossman Avenue, Sunnyvale, California 94089, no later than April 3, 2020, which is 120 calendar days prior to the first anniversary of the mailing date of this Proxy Statement.

Director Nominations for Inclusion in NetApp’s Proxy Materials (Proxy Access)

Under the Company’s proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning at least 3% of the Company’s outstanding stock continuously for at least three years may nominate and include in the Company’s annual meeting materials director nominees constituting up to the greater of two directors or twenty percent of the Board, provided that the stockholders and nominees satisfy the requirements specified in the bylaws. Notice of a proxy access nomination for consideration at our 2020 Annual Meeting must be received no later than April 3, 2020 and no earlier than March 4, 2020.

Other Proposals and Nominations

Under the Company’s bylaws, a proposal that a stockholder intends to present for consideration at the 2020 Annual Meeting but does not seek to include in the Company’s proxy materials for the 2020 Annual Meeting (including the nomination of an individual to serve as a director other than pursuant to our proxy access bylaw as described immediately above) must be received by the Corporate Secretary (at the address specified in the preceding paragraph) not less than 120 calendar days nor more than 150 days prior to the first anniversary of the Annual Meeting. The stockholder’s submission must include the information specified in the Company’s bylaws.

Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws.

If a stockholder gives notice of a proposal or a nomination after the applicable deadline specified above, the notice will not be considered timely, and the stockholder will not be permitted to present the proposal or the nomination to the stockholders for a vote at the 2020 Annual Meeting.

OUR BOARD OF DIRECTORS

The name, age and position of each of the Company’s directors as of August 2, 2019 are set forth below. Except as described below, each director has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers. Mr. Wallace will not be standing for re-election. The Board thanks him for his distinguished service.

T. Michael Nevens

Chairman of the Board

Independent

Age

69

Tenure

9 years

Committees

•Audit

•Corporate Governance and
Nominating (Chair)

Skills

•Financial

•Executive Level Leadership

•Strategy

•Technology

•Risk Management

Biography

Mr. Nevens has been a senior advisor to Permira Funds, an international private equity fund, since May 2006. Prior to his position with Permira Funds, Mr. Nevens spent 23 years advising technology companies with McKinsey & Co., where he managed the firm’s Global High Tech Practice and chaired the firm’s IT vendor relations committee. Mr. Nevens has served as the Chairman of the Board since June 2015.

Qualifications

As an investor in, advisor to and current or former member of the board of directors of public and private technology companies, Mr. Nevens brings to the Board extensive expertise and insight into growth, management and governance, as well as expert knowledge of enterprise technology.

Other Public Company Directorships (past 5 years) •Ciena Corporation (2014 – present) •Altera Semiconductors, Inc. (2009 – 2015)
Education •University of Notre Dame (B.S., Physics) •Purdue University (M.S., Industrial Administration)

Gerald Held Independent Age 71 Tenure 9 years Committees •Compensation Skills •Executive Level Leadership •Strategy •Sales & Marketing •Technology

Biography

Dr. Held has been Chief Executive Officer of Held Consulting, LLC, a strategic consulting firm, since 1999. From 2006 to 2010, he was the Executive Chairman of Vertica Systems, an analytic database company that was acquired by Hewlett-Packard Company. Dr. Held served in director and executive roles at a variety of technology companies, including Business Objects SA, Tandem Computers, Inc., Oracle Corporation, Microplace, Inc., and Bella Pictures, Inc. Dr. Held also serves on the board of several private companies, including Tamr Inc., Madaket Inc. and Informatica Corporation, a formerly public technology company.

Qualifications Dr. Held brings to the Board a strong technical background and over 40 years of experience in developing, managing and advising technology organizations through periods of growth.
Education •Purdue University (B.S., Electrical Engineering) •University of Pennsylvania (M.S., Systems Engineering) •UC Berkeley (Ph.D., Computer Science)

Kathryn M. Hill

Independent

Age

62

Tenure

6 years

Committees

•Compensation (Chair)

•Corporate Governance and
Nominating

Skills

•Financial

•Executive Level Leadership

•Strategy

•Technology

•Risk Management

Biography

Ms. Hill served in a number of leadership positions in engineering and operations at Cisco Systems, Inc., a communications company, from 1997 to 2013, including, Executive Advisor from 2011 to 2013, Senior Vice President, Development Strategy and Operations from 2009 to 2011, Senior Vice President, Access Networking and Services Group from 2008 to 2009 and Senior Vice President, Ethernet Systems and Wireless Technology Group from 2005 to 2008. Prior to Cisco, Ms. Hill had a number of engineering roles at various technology companies.

Qualifications

Ms. Hill brings to the Board substantive experience in management and leadership of global engineering and operations teams acquired over her 16 years at Cisco and in her previous roles at other technology companies.

Other Public Company Directorships (past 5 years) •Moody’s Corporation (2011 – present) •Celanese Corporation (2015 – present)
Education •Rochester Institute of Technology (B.S., Computational Mathematics)

Deborah L. Kerr Independent Age 47 Tenure 2 years Committees •Audit Skills •Financial •Executive Level Leadership •Strategy •Sales & Marketing •Technology •Risk Management

Biography

Ms. Kerr has served as a Managing Partner of Warburg Pincus since January 2019 and as a Senior Advisor from October 2017 to December 2018. Previously, Ms. Kerr served as Executive Vice President and Chief Product and Technology Officer at Sabre Corporation from 2013 to 2017 and as Executive Vice President, Chief Product and Technology Officer at FICO from 2009 until 2012. Prior to her time at Sabre Corporation and FICO, Ms. Kerr held senior leadership roles at Hewlett-Packard, Peregrine Systems and NASA’s Jet Propulsion Laboratory.

Qualifications

With over 25 years of diverse experience leading product and technology organizations, Ms. Kerr is a proven technology leader in the software industry who brings extensive leadership, product and technology experience, expertise in cloud and digital, and significant public company board experience to the Board.

Other Public Company Directorships (past 5 years) •International Airline Group (2018 – present) •Chico’s FAS, Inc. (2017 – present) •EXLService Holdings (2015 – present) •DH Corporation (2013 – 2017)
Education •Cal State University, Northridge •Azusa Pacific University (M.S., Computer Science)

George Kurian Age 52 Tenure 4 years Skills •Financial •Executive Level Leadership •Strategy •Sales & Marketing •Technology •Risk Management

Biography

Mr. Kurian has served as our Chief Executive Officer since June 1, 2015 and as our President since May 20, 2016. Mr. Kurian joined NetApp in 2011 and has served in a variety of senior leadership roles, including Executive Vice President of Product Operations, Senior Vice President of the Data ONTAP group and Senior Vice President of the Storage Solutions Group. Prior to NetApp, Mr. Kurian held leadership positions at Cisco Systems, Akamai Technologies, McKinsey & Company, and Oracle Corporation.

Qualifications

As the Company’s Chief Executive Officer, Mr. Kurian brings exceptional leadership skills, extensive experience and knowledge of the Company’s business, operations and strategy, which enable him to keep the Board apprised of significant developments impacting the Company and the industry and to guide the Board’s discussion and review of the Company’s strategy.

Education •Princeton University (B.S., Electrical Engineering) •Stanford University (M.B.A.)

Scott F. Schenkel Independent Age 51 Tenure 2 years Committees •Audit (Chair) Skills •Financial •Executive Level Leadership •Strategy •Sales & Marketing •Technology •Risk Management

Biography

Mr. Schenkel has served as Senior Vice President and Chief Financial Officer of eBay, Inc. since 2015, leading finance, analytics and information technology. Mr. Schenkel joined eBay, Inc. in 2007 and also served as Senior Vice President and Chief Financial Officer of eBay Marketplace from 2009 to 2015 and Vice President of Global Financial Planning and Analytics. Previously, Mr. Schenkel spent nearly 17 years at General Electric in a variety of finance roles.

Qualifications

Mr. Schenkel brings to our Board more than 25 years of extensive financial leadership and operational expertise across technology and commerce industries, deep knowledge of financial and accounting issues, and a wealth of experience with financial planning and analytics, strategy, audit, mergers and acquisitions, Six Sigma and process improvement. Mr. Schenkel qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Education •Virginia Polytechnic Institute and State University (B.S., Finance)

George T. Shaheen Independent AgeTenure 7515 years Committees •Compensation •Corporate Governance and Nominating Skills •Financial •Executive Level Leadership •Strategy •Sales & Marketing •Technology

Biography

Mr. Shaheen has served in a variety of senior leadership roles, including Chief Executive Officer and Chairman of the Board of Directors of Entity Labs, Ltd., a technology company in the data collection, storage and analytics space, Chief Executive Officer of Siebel Systems, Inc., a customer relationship management software company, Chairman of the Board of Webvan Group, Inc. and Global Managing Partner of Andersen Consulting, which later became Accenture. In addition to his public and private board service, Mr. Shaheen has also served as an IT Governor of the World Economic Forum and on the Board of Advisors of Northwestern University Kellogg Graduate School of Management and the Board of Trustees of Bradley University.

Qualifications

Mr. Shaheen brings to the Board significant experience leading, managing and advising companies and expertise in compliance matters as a result of his service on public and private company boards and their audit and compensation committees. His consulting background gives him keen insight into sales and the customer-based service aspect of the Company's operations and.

Other Public Company Directorships (past 5 years) •Marcus & Millichap Inc. (2013 – present) •Green Dot Corporation (2013 – present) •Korn/Ferry International (2007 – present)
Education •Bradley University (B.S., Business) •Bradley University (M.B.A.)

CORPORATE GOVERNANCE

Summary

Our Board has adopted policies and procedures that our Board believes are in the best interests of the Company and its stockholders while being compliant with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and the Nasdaq Stock Market, LLC (“Nasdaq”).

Our Board leadership structure reflects our Company leadership needs and provides effective oversight of Company management and risk management. Seven of our eight directors are independent, including our Chairman of the Board. Within the last five years, the Company has added three new independent directors to our Board and increased Board diversity.

The operation and functions of the Board are governed by our Corporate Governance Guidelines. In addition, all of the Company’s directors, officers and employees are subject to our Code of Conduct.

Further details on our governance practices are provided in the following sections.

Board Leadership Structure

Our Board does not view any particular leadership structure as preferred and routinely considers the appropriate leadership structure. This consideration includes the pros and cons of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for Board leadership and effective oversight of management by our Board.

Our Board consists of eight directors, seven of whom are independent. Our only management director is Mr. Kurian, our Chief Executive Officer. Mr. Nevens, an independent director, holds the role of Chairman of the Board. The Board believes this structure benefits the Board and the Company by enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board and governance matters, including, among other things, the creation of long-term stockholder value and long-range strategic planning.

As described in more detail below, our Board of Directors has three standing committees, each of which is composed solely of independent directors and chaired by an independent director. Our Board delegates substantial responsibility to each Board committee, which regularly reports its activities and actions back to the Board. We believe that our independent Board committees and their respective chairs are an important aspect of our Board leadership structure.

Corporate Governance Guidelines

Our Board has adopted a formal set of Corporate Governance Guidelines concerning various issues related to Board membership, structure, function and processes; Board committees; leadership development, including succession planning; oversight of risk management; and our ethics helpline. A copy of the Corporate Governance Guidelines is available on our website at http://investors.netapp.com/corporate-governance.

Strategy and Risk Oversight

Our Board oversees and contributes to the formation of the Company’s strategy and provides oversight of management’s execution and refinement of our strategic plans. The Board engages in discussions regarding our corporate strategy at every Board meeting and, at least annually, receives a formal update on the company’s short- and long-term objectives, including the company’s operating plan and long-term strategic plan.

Our Board, as a whole and through its committees, also has responsibility for the oversight of risk management. With the oversight of our Board, our executive officers are responsible for the day-to-day management of the material risks the Company faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of our Board in setting our long-term business strategy is a key part of our Board’s oversight of risk management and allows our Board to assess and determine what constitutes an appropriate level of risk for the Company and review and consider management’s role in risk management. Our Board regularly receives updates from management and outside advisors regarding material risks the Company faces.

Each committee of our Board oversees specific aspects of risk management. For example, our Audit Committee oversees overall integrity of our financial statements, accounting and auditing matters, our compliance with legal, regulatory and public disclosure requirements, our enterprise risk management program, and our initiatives related to cybersecurity, including prevention and monitoring; our Compensation Committee oversees the management risks associated with succession planning and the relationship between our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning. Our committees regularly report their findings to our Board.

Other than when our Board or a committee of our Board meets in executive session, senior management attends all meetings of our Board and its committees and is available to address questions raised by directors with respect to risk management and other matters.

Succession Planning

The Board plans for succession to the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board in this effort, the CEO provides the Board with an assessment of other executives and their potential as a suitable successor. The CEO also provides the Board with an assessment of individuals considered to be potential successors to certain other senior management positions. The Board discusses and evaluates these assessments, including in private sessions, and provides feedback to the CEO. Management is responsible for developing retention and development plans for potential successors and periodic progress reports and reviews are provided to the Board.

Independent Directors

A majority of our Board of directors and nominees is composed of “independent directors,” as defined in the applicable laws and regulations of the SEC and the Listing Rules of Nasdaq. The independent directors regularly meet in executive session, without management, as part of the normal agenda of our Board meetings. Our Chairman, Mr. Nevens, is a non-employee director and is independent (as defined by the Nasdaq Listing Rules).

Committees of the Board of Directors

Our Board of Directors maintains three standing committees and has adopted a charter for each that meets applicable Nasdaq rules. Charters are reviewed by their respective committees annually and are available at http://investors.netapp.com/corporate-governance.

Corporate Governance and Nominating Committee

The responsibilities of the committee include:

•	Review of matters concerning corporate governance and providing recommendations to the Board;
•	Review of composition of the Board of Directors and its committees and providing recommendations to the Board;
•	Evaluation of the performance of the Board;
•	Review of conflicts of interest of members of the Board and corporate officers;
•	Review and approval of related person transactions; and
•	Oversight and management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning.

All of the members of the Corporate Governance and Nominating Committee meet the applicable requirements for independence from Company management.

Compensation Committee

The responsibilities of the committee include:

•	Review of the Company’s overall compensation and benefits philosophy and strategy and advising the Company’s management;
•	Oversight, evaluation and approval of the compensation of the Company’s Chief Executive Officer, other executive officers and non-employee directors;
•	Review and approval of the Company’s compensation and benefits plans and programs in accordance with the Compensation Committee charter;
•	Oversight of the management of risks associated with the Company’s compensation policies and programs; and
•	In accordance with Nasdaq rules, review and assessment of the independence of any compensation consultant, legal counsel or other advisor that provides advice to the Compensation Committee.

All of the members of the Compensation Committee meet the applicable requirements for independence as defined by applicable Nasdaq and Internal Revenue Service rules.

Audit Committee

The responsibilities of the committee include:

•	Oversight of the integrity of the Company’s financial statements and adequacy of the Company’s internal controls;
•

Appointment, compensation, retention, termination and oversight of the work of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, which reports directly to the Audit Committee;

•	Oversight of the quality of the internal audit function of the Company, which reports directly to the Audit Committee;
•	Oversight of the Company’s risk management program, including financial, operational, strategic, privacy, cyber security, legal and regulatory risks; and
•	Oversight of compliance with legal, regulatory and public disclosure requirements.

All of the members of the Audit Committee meet the applicable requirements for independence from Company management and requirements for financial literacy. Each member of the Audit Committee has the requisite financial management expertise.

Director Selection

Our Board has adopted guidelines for the identification, evaluation and nomination of candidates for director.

To assist with director nominations, our Board has assigned the Corporate Governance and Nominating Committee responsibility for reviewing and recommending nominees to our Board. Although there are no specific minimum qualifications for director nominees, the ideal candidate should have the highest professional and personal ethics and values, and broad experience at the policy-making level in business, government, education, technology, or public service. In evaluating the suitability of a particular director nominee, our Board considers a broad range of factors, including, without limitation, diversity of business experience, professional expertise, length of service, character, integrity, judgment, independence, diversity with respect to race and gender, age, skills, education, understanding of the Company’s business, and other commitments. In addition, our Corporate Governance and Nominating Committee may consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

The Corporate Governance and Nominating Committee makes an effort to ensure that our Board’s composition reflects a broad diversity of experience, professions, skills, viewpoints, geographic representation, personal traits and backgrounds. Additionally, although we have no formal policy with respect to diversity, due to the global and complex nature of our business, our Board believes it is important to identify otherwise qualified candidates who would increase our Board’s racial, ethnic, gender and/or cultural diversity. No specific weights are assigned to particular criteria, and the Corporate Governance and Nominating Committee does not believe that any specific criterion is necessarily applicable to all prospective nominees. When the Corporate Governance and Nominating Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of our Board at that time, given the then-current mix of director attributes. With respect to the nomination of continuing directors for re-election, each continuing director’s past contributions to our Board are also considered.

In the case of new director candidates, the Corporate Governance and Nominating Committee reviews whether the nominee is independent for Nasdaq purposes and recommends a determination to the Board, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee generally relies on a variety of resources to compile a list of potential candidates, including, among other things and depending upon the circumstances, its network of contacts, searches of corporate, academic and government environments and resources, and, professional search firms. We believe utilizing such a broad variety of resources furthers our Board’s goal of ensuring the identification and consideration of a diverse range of qualified candidates, including, without limitation, women and minority candidates. After considering the function and needs of our Board, the Corporate Governance and Nominating Committee conducts appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote.

If the Corporate Governance and Nominating Committee determines that it wants to identify new independent director candidates for Board membership, it is authorized to retain and to approve the fees of third-party executive search firms to help determine the skills and qualifications that would best complement our Board and identify prospective director nominees.

The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the source of the nomination. The Corporate Governance and Nominating Committee will retain the services of an executive search firm to assist it in identifying new candidates to join the Board.

A stockholder meeting the ownership requirements in our bylaws, including our proxy access bylaw, who desires to nominate a candidate for election to our Board must direct the nomination in writing to NetApp, Inc., 1395 Crossman Avenue, Sunnyvale, California 94089, Attention: Corporate Secretary in the time periods prescribed by the Company’s bylaws. The nomination must include the same information required by the Company’s bylaws in connection with the nomination of a director of our Board, including, without limitation, the candidate’s name and age; home and business contact information; principal occupation or employment and the name, type of business and address of the nominee’s employer; information regarding the nominee’s and the nominating person’s ownership of Company stock; a description of any arrangement or understanding of the nominee and the nominating person with each other or any other person regarding future employment or any future transaction to which the Company will or may be a party; and a written consent to be nominated and written statement that, if nominated, such candidate will tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines. As detailed in the Company’s bylaws, every nominee, whether nominated by the Board or a stockholder, must also deliver to the Company’s Corporate Secretary certain written representations and agreements, including a representation and agreement regarding such person’s agreement, arrangements or understandings with any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question.

Meetings and Committees of our Board of Directors

Our Board held five meetings and also acted by written consent during fiscal 2019. During fiscal 2019, each member of our Board attended at least 75% of the aggregate of (1) the total number of meetings of our Board held during fiscal 2019; and (2) the total number of meetings held by all Board committees on which such director served, in each case covering the periods of fiscal 2019 during which such director served on our Board or such committees, as applicable.

There are no family relationships among executive officers, directors or nominees of the Company. Our Board currently has three standing committees, each of which is composed entirely of independent directors, and each of which operates under a charter approved by our Board: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee.

The members of the committees as of the date of this Proxy Statement are identified in the following table:

Director	Audit	Compensation	Corporate Governance and Nominating
T. Michael Nevens	☑		Chair
Gerald Held		☑
Kathryn M. Hill		Chair	☑
Deborah L. Kerr	☑
Scott F. Schenkel	Chair
George T. Shaheen		☑	☑
Richard P. Wallace*		☑

 *Richard Wallace will not be standing for re-election at the Annual Meeting.

All members of the Audit Committee are independent in accordance with the applicable laws and regulations of the SEC and the Listing Rules of Nasdaq. Our Board has determined that Mr. Schenkel qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee reviews, acts on and reports to our Board with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm, the accounting practices of the Company and other such functions as detailed in the Audit Committee Charter, which can be found on the Company’s website at http://investors.netapp.com/corporate-governance. The Audit Committee held eleven meetings during fiscal 2019.

All members of the Compensation Committee are independent in accordance with the applicable laws and regulations of the SEC and the Listing Rules of Nasdaq and each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee establishes salaries, incentive and equity compensation programs, and other forms of compensation for our officers and non-employee directors; creates the compensation guidelines under which management establishes salaries for non-officers and other employees of the Company; and administers the compensation and benefit plans of the Company. In carrying out its responsibilities, the Compensation Committee reviews, at least annually, the compensation for the Chief Executive Officer, all executive vice presidents, all senior vice presidents and non-employee directors, the corporate goals relevant to compensation, and our executive and leadership development policies. The functions of the Compensation Committee are detailed in the Compensation Committee Charter, which can be found on the Company’s website at http://investors.netapp.com/corporate-governance. The Compensation Committee meets regularly with its outside advisors independently of management. The Compensation Committee held six meetings during fiscal 2019.

All members of the Corporate Governance and Nominating Committee are independent in accordance with the applicable laws and regulations of the SEC and the Listing Rules of Nasdaq. The Corporate Governance and Nominating Committee evaluates and recommends to our Board candidates for Board membership and considers nominees recommended by stockholders who satisfy the conditions described above under “Director Selection.” The Corporate Governance and Nominating Committee also develops and recommends corporate governance policies and other governance guidelines and procedures to our Board. The functions of the Corporate Governance and Nominating Committee are detailed in the Corporate Governance and Nominating Committee Charter, which can be found on the Company’s website at http://investors.netapp.com/corporate-governance. The Corporate Governance and Nominating Committee held five meetings during fiscal 2019.

Stockholder Meeting Attendance for Directors

While we do not have a formal policy for director attendance at our annual meetings, historically they have been scheduled on the same day as a Board of Directors meeting and have been attended by the directors. All but one of the directors then serving attended the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) in person.

Code of Conduct

The Company has adopted a Code of Conduct that includes a conflict of interest policy that applies to all directors, officers and employees. All employees are required to affirm in writing their understanding and acceptance of the Code of Conduct.

The Code of Conduct is posted on the Company’s website at: http://investors.netapp.com/corporate-governance. The Company will post any amendments to or waivers of the provisions of the Code of Conduct on its website.

Political Contributions Policy

The Company’s Political Contributions Policy and its Code of Conduct prohibit political contributions of any kind, by or on behalf of the Company. Our Code of Conduct also requires advance approval of any donation of NetApp assets or funds. We believe this provides an additional measure of oversight in enforcing our policy against Company political contributions.

Personal Loans to Executive Officers and Directors

The Company does not provide personal loans or extend credit to any executive officer or director.

Stockholder Communications Policy

Stockholders may contact any of the Company’s directors by writing to them c/o NetApp, Inc., 1395 Crossman Avenue, Sunnyvale, California 94089, Attn: Corporate Secretary. Employees and others who wish to contact our Board or any member of the Audit Committee to report questionable practices may do so anonymously by using this address and designating the communication as “confidential.”

DIRECTOR COMPENSATION

The Compensation Committee evaluates the compensation and form of compensation for non-employee directors annually. As a part of this process, the Compensation Committee reviews market data for director compensation as well as director compensation data from the Company’s Compensation Peer Group, the same group used for our executive compensation review, including cash compensation, equity compensation and stock ownership requirements. Non-employee director compensation is generally targeted at the market median and is periodically adjusted to maintain alignment with market and peer director pay practices. Non-employee directors receive annual cash retainers as well as equity awards for their service on our Board. Details of the compensation are discussed in the narrative below. Employee directors do not receive any compensation for their services as members of our Board.

Director Compensation Table

The table below summarizes the total compensation paid by the Company to our directors for fiscal 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Units ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
T. Michael Nevens	190,000	245,397	—	—	—	—	435,397
Gerald Held	85,000	245,397	—	—	—	—	330,397
Kathryn M. Hill	117,500	245,397	—	—	—	—	362,897
Deborah L. Kerr	90,000	245,397	—	—	—	—	335,397
Scott F. Schenkel	110,000	245,397	—	—	—	—	355,397
George T. Shaheen	91,667	245,397	—	—	—	—	337,064
Richard P. Wallace	85,000	245,397	—	—	—	—	330,397
George Kurian(4)	—	—	—	—	—	—	—

(1)

The amounts in this column represent compensation that was earned in fiscal 2019. Our Board year does not correspond with our fiscal year. Our Board year begins on the date of each annual meeting and runs until the next annual meeting. Cash board fees are paid on a quarterly basis. In September 2018, the Company changed from paying such fees quarterly in advance to quarterly in arrears. A portion of the fees earned during the first quarter of fiscal 2019 were paid in the last quarter of fiscal 2018 and are not included in this table. Likewise, a portion of the fees earned during the last quarter of fiscal 2019 were paid in the first quarter of fiscal 2020 and are not included in this table.

(2)

The amounts reported represent the grant date fair value of time-based restricted stock unit (“RSU”) awards to the director under the Company’s Amended and Restated 1999 Stock Option Plan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718). Assumptions used in the valuations of these awards are included in Note 11 of the Annual Report. These amounts do not necessarily represent the actual value that may be realized by the non-employee director.

(3)

The table below sets forth the number of shares of common stock subject to outstanding options and RSUs (including RSUs for which the payout of shares has been deferred by such director) held by the non-employee directors as of April 26, 2019:

Name	# of Outstanding Options (in Shares)	# of RSUs (in Shares)	Total Equity Awards Outstanding
T. Michael Nevens	22,831	2,924	25,755
Gerald Held	28,416	41,100	69,516
Kathryn M. Hill	—	2,924	2,924
Deborah L. Kerr	—	8,380	8,380
Scott F. Schenkel	—	2,924	2,924
George T. Shaheen	—	19,618	19,618
Richard P. Wallace	—	32,078	32,078

(4)

During fiscal 2019, Mr. Kurian served as our Chief Executive Officer, President and a member of the Board. Mr. Kurian did not receive any additional compensation for serving on our Board. For more information on Mr. Kurian’s compensation as our Chief Executive Officer and President, please see the “Executive Compensation and Related Information—Summary Compensation Table” below.

Summary of Director Compensation Policy

The following table sets forth a summary of our total compensation policy for our non-employee directors as of the end of fiscal 2019:

Position	Annual Cash Retainer ($)	Equity Grants ($)
Board of Directors
Lead Independent Director/Chairperson	150,000	250,000
Board Member (other than Lead Independent Director/Chairperson)	75,000	250,000
Audit Committee
Chairperson	30,000
Member	20,000
Compensation Committee
Chairperson	22,500
Member	15,000
Corporate Governance and Nominating Committee
Chairperson	15,000
Member	10,000

In June 2019, in accordance with its annual practice, the Compensation Committee evaluated the compensation for non-employee directors, including benchmarking the directors’ cash and equity compensation against our Compensation Peer Group (as disclosed in the section titled “Compensation Peer Group and Use of Market Data” beginning on page 33 of this Proxy Statement) modified to exclude Amazon Web Services, BMC Software, Cohesity, Hitachi, Rubrik and SAP SE because they are foreign and/or private companies. In connection with this evaluation, the Compensation Committee reviewed the annual cash retainer, the annual equity grant, fees for committee services, fees for chairs, grants on initial appointment, and stock ownership guidelines for our non-employee directors. The Compensation Committee reviewed data compiled by Meridian, including average compensation per director of peer companies, premiums paid for chair positions, director equity grant practices and other relevant director pay practices. The Compensation Committee determined, with the assistance of its independent advisor, that the additional compensation paid to our non-employee independent Chair of the Board was 50% below the median paid by peer companies and that the additional compensation should be adjusted upward in order to be consistent with our pay practices and to remain competitive. The Compensation Committee further determined that adjusting the equity component of the independent Chair of the Board’s additional compensation would align the Chair of the Board’s additional compensation with stockholder interests. Accordingly, effective as of the Annual Meeting, the annual equity grant to our non-employee Chair of the Board was increased from $250,000 to $325,000. The additional cash compensation of the independent Chair of the Board remains the same. No other adjustments to director compensation were made.

Our non-employee directors receive automatic annual equity grants under the Automatic Award Program of the Stock Plan pursuant to an outside director compensation policy adopted by our Board and the Compensation Committee, which may be revised from time to time as our Board or the Compensation Committee deems appropriate. Since fiscal 2016, all non-employee director automatic annual equity grants have been in the form of RSUs.

Following the 2018 Annual Meeting, each of the individuals re-elected as a non-employee director received a number of RSUs as indicated in the table below with respect to their automatic annual equity awards.

Name	RSUs	Stock Option Grants (in Shares)	Stock Option Exercise Price ($)	Grant Date
T. Michael Nevens	2,924	—	—	September 13, 2018
Gerald Held	2,924	—	—	September 13, 2018
Kathryn M. Hill	2,924	—	—	September 13, 2018
Deborah L. Kerr	2,924	—	—	September 13, 2018
Scott F. Schenkel	2,924	—	—	September 13, 2018
George T. Shaheen	2,924	—	—	September 13, 2018
Richard P. Wallace	2,924	—	—	September 13, 2018

A newly elected or appointed non-employee director receives a grant of RSUs upon his or her first election or appointment to the Board with a value of $250,000 (if such election or appointment occurs before February of the applicable year) or with a value of $125,000 (if such election or appointment occurs in or after February of the applicable year). On the date of each annual stockholders meeting, but after any stockholder votes are taken on such date, each outside director who is re-elected receives a grant with a value of $250,000. Starting with the Annual Meeting, as described above, the Chair of the Board shall receive a grant with a value of $325,000.

Equity awards for non-employee directors are represented as a dollar value. For these purposes, the value of any awards of RSUs will equal the product of (1) the fair market value of one share of common stock on the grant date of such award and (2) the aggregate number of RSUs.

Each non-employee director is also eligible to receive an annual cash retainer for his or her Board and committee service, pursuant to the terms of the outside director compensation policy. The Compensation Committee has approved a deferral program for our non-employee directors, which allows each non-employee director to elect to defer the receipt of his or her annual cash retainer until a later date in accordance with applicable tax laws. Additionally, for any automatic equity grant in the form of RSUs, the director may elect in accordance with federal tax laws when he or she will receive payout from his or her vested RSUs and defer income taxation until the award is paid. In connection with this deferral, a director may elect to receive payout within 30 days of the earliest of: (1) if the director so specifies, a specified date that is no earlier than January 1 of the second calendar year immediately following the date on which the RSUs vested; (2) the date the director ceases to serve as a director for any reason (in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder); and (3) the date on which a Change of Control occurs. If the director does not specify a date per (1) above, then the RSUs shall be paid out upon the earlier to occur of (2) and (3) above. For the definition of “Change of Control”, please see “Termination of Employment and Change of Control Agreements – Definitions Contained in Change of Control Severance Agreement” below. An election to defer the payout of vested RSUs is not intended to increase the value of the payout to the non-employee director, but rather to give the non-employee director the flexibility to decide when he or she will be subject to taxation with respect to the award. Any election to defer payment of any vested RSUs will not alter the other terms of the award, including the vesting requirements. Dividends will accrue on each equity award granted to our non-employee directors in fiscal 2019 and onwards if any such equity award is vested but has been deferred by such director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of July 17, 2019, except as otherwise set forth below, by (1) each person or entity who is known by the Company to own beneficially more than 5% of the Company’s common stock; (2) each of the Company’s directors and nominees for director; (3) each of the Company’s executive officers set forth in the Summary Compensation Table; and (4) all of the Company’s current directors and executive officers as a group.

Except as indicated, the address of the beneficial owners is c/o NetApp, Inc., 1395 Crossman Avenue, Sunnyvale, California 94089. Information related to holders of more than 5% of the Company’s common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percentage of Class(1)
PRIMECAP Management Company(2) 177 E. Colorado Blvd, 11th Floor Pasadena, CA 91105	35,467,578	15.3%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	28,849,601	10.6%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	19,020,182	7.8%
Vanguard Chester Funds – Vanguard Primecap Fund(5) 100 Vanguard Boulevard Malvern, PA 19355	13,172,241	5.5%
George Kurian(6)	367,601	*
Ronald J. Pasek(7)	76,202	*
Joel D. Reich(8)	22,612	*
Henri P. Richard(9)	148,855	*
Matthew K. Fawcett(10)	38,527	*
T. Michael Nevens(11)	52,865	*
Gerald Held(12)	21,731	*
Kathryn M. Hill(13)	29,834	*
Deborah L. Kerr(14)	2,924	*
Scott F. Schenkel(15)	8,380	*
George T. Shaheen(16)	16,206	*
Richard P. Wallace(17)	10,056	*
All current directors, director nominees and executive officers as a group (12 persons)(18)	795,793	*

*	Less than 1%
(1)

Percentage of Class is based on 238,948,638 shares of common stock outstanding on July 17, 2019. Shares of common stock subject to stock options and RSUs that are currently exercisable or will become exercisable or issuable within 60 days of July 17, 2019 are deemed outstanding for computing the percentage of the person or group holding such options and/or RSUs, but are not deemed outstanding for computing the percentage of any other person or group. This table does not include the vested options or RSUs held by our directors for which release has been deferred. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)

Information concerning stock ownership was obtained from Amendment No. 6 to the Schedule 13G filed with the SEC on February 8, 2019 by PRIMECAP Management Company, which reported sole voting power with respect to 11,171,107 of such shares of common stock and sole dispositive power with respect to 35,467,578 shares of common stock.

(3)

Information concerning stock ownership was obtained from Amendment No. 5 to the Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, which reported sole voting power with respect to 315,006 of such shares of common stock and sole dispositive power with respect to 28,486,643 shares of common stock.

(4)

Information concerning stock ownership was obtained from Amendment No. 7 to the Schedule 13G filed with the SEC on February 6, 2019 by BlackRock, Inc., which reported sole voting power with respect to 16,665,405 of such shares of common stock and sole dispositive power with respect to 19,020,182 shares of common stock.

(5)

Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on January 31, 2019 by Vanguard Chester Funds – Vanguard Primecap Fund, which reported sole voting power with respect to 13,172,241 of such shares of common stock and sole dispositive power with respect to 0 shares of common stock.

(6)

Consists of (i) 206,801 shares of common stock held of record by Mr. Kurian; and (ii) 160,800 shares of common stock issuable to Mr. Kurian upon exercise of outstanding stock options exercisable within 60 days of July 17, 2019, of which all shares were fully vested as of such date.

(7)	Consists of 76,202 shares of common stock held of record by Mr. Pasek.
(8)

Consists of (i) 16,212 shares of common stock held of record by Mr. Reich; and (ii) 6,400 shares of common stock issuable to Mr. Reich upon exercise of outstanding stock options exercisable within 60 days of July 17, 2019, all of which all shares were fully vested as of such date.

(9)	Consists of 148,855 shares of common stock held of record by Henri Richard and Gay Richard JWTROS.
(10)	Consists of 38,527 shares of common stock held of record by Mr. Fawcett.
(11)

Consists of (i) 27,120 shares of common stock held of record by The Nevens Family 1997 Trust; (ii) 22,831 shares of common stock issuable to Mr. Nevens upon exercise of outstanding stock options exercisable within 60 days of July 17, 2019, of which all shares were fully vested as of such date and (iii) 2,924 shares of common stock issuable to Mr. Nevens upon the vesting of RSUs within 60 days of July 17, 2019.

(12)

Consists of (i) 7,391 shares of common stock held of record by Mr. Held; (ii) 11,416 shares of common stock issuable to Mr. Held upon exercise of outstanding stock options exercisable within 60 days of July 17, 2019, of which all shares were fully vested as of such date and (iii) 2,924 shares of common stock issuable to Mr. Held upon the vesting of RSUs within 60 days of July 17, 2019.

(13)

Consists of (i) 26,910 shares of common stock held of record by a trust of which Ms. Hill is the trustee and (ii) 2,924 shares of common stock issuable to Ms. Hill upon the vesting of RSUs within 60 days of July 17, 2019.

(14)	Consists of 2,924 shares of common stock issuable to Ms. Kerr upon the vesting of RSUs within 60 days of July 17, 2019.
(15)

Consists of (i) 5,456 shares of common stock shares of common stock held of record by Mr. Schenkel and (ii) 2,924 shares of common stock issuable to Mr. Schenkel upon the vesting of RSUs within 60 days of July 17, 2019.

(16)

Consists of (i) 13,282 shares of common stock shares of common stock held of record by Mr. Shaheen and (ii) 2,924 shares of common stock issuable to Mr. Shaheen upon the vesting of RSUs within 60 days of July 17, 2019.

(17)

Consists of (i) 7,132 shares of common stock shares of common stock held of record by Mr. Wallace and (ii) 2,924 shares of common stock issuable to Mr. Wallace upon the vesting of RSUs within 60 days of July 17, 2019.

(18)

Consists of (i) 573,888 shares of common stock held of record by our current directors, director nominees and executive officers; (ii) 201,437 shares of common stock issuable upon the exercise of outstanding options held by our current directors, director nominees and executive officers and exercisable within 60 days of July 17, 2019, of which all were fully vested as of such date; and (iii) 20,468 shares of common stock issuable to our current directors, director nominees and executive officers upon the vesting of RSUs within 60 days of July 17, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in their ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2019, its executive officers, directors and greater than 10% stockholders complied with all Section 16 filing requirements, except a Form 4 filed on behalf of Mr. Kurian on June 5, 2018 reporting the exercise of a Company stock option for 6,000 shares that was not timely filed due to an administrative error.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) provides information on our executive compensation program and our compensation philosophy for our named executive officers (“NEOs”), who, in fiscal 2019, were3:

George Kurian	Chief Executive Officer and President
Ronald J. Pasek	Executive Vice President and Chief Financial Officer
Joel D. Reich	Executive Vice President and General Manager, Storage Systems and Software Business Unit
Henri Richard	Executive Vice President, Worldwide Field and Customer Operations
Matthew K. Fawcett	Senior Vice President, General Counsel and Secretary

Our Fiscal 2019 Company Performance

$6.15B NET REVENUES 99% OF TARGET ACHIEVEMENT GREW 4% YEAR-OVER-YEAR	$1.23B ADJUSTED OPERATING INCOME[4] 109% OF TARGET ACHIEVEMENT GREW 27% YEAR-OVER-YEAR	+32% 3-YEAR +29% 2-YEAR EXCESS TSR[5] vs MEDIAN TSR OF S&P 1500 TECHNOLOGY HARDWARE & EQUIPMENT INDEX

Key Compensation Decisions in Fiscal 2019

As described below, the Compensation Committee approved the following pay actions in fiscal year 2019.  We believe these pay actions are consistent with our commitment to a pay-for-performance compensation philosophy, and align NEO compensation with stockholder interests:

➢	Provided an average base salary increase of 2.2% across all of our NEOs. These adjustments were made to keep NEO salaries aligned with market movements and recognize NEO performance in their roles.
➢

Set revenue and adjusted operating income (“Adjusted Operating Income” or “AOI”) target performance goals in the Executive Compensation Plan (“ICP”) that required 4.8% and 17.3% year-over-year growth compared to actual fiscal year 2018 results.

[3]	For certain information concerning our Executive Officers, see “Executive Officers” in Item 1 of Part I of our Form 10-K.
[4]	A reconciliation of non-GAAP to GAAP results can be found in Annex A.
[5]	Total Shareholder Return

➢

Approved fiscal year 2019 payouts ranging from 122% to 137% of target for our NEOs. These payouts were driven by 99% of target performance in revenue and 109% of target performance in AOI, as well as individual performance against pre-established Management Business Objectives (“MBOs”) linked to strategic and operational achievements.

➢

Granted NEOs Performance Based Restricted Stock Units (“PBRSUs”) that will vest at the end of three years, with 50% vesting based on the achievement of cumulative AOI and 50% vesting based on relative total shareholder return (“TSR”).

➢

Updated the benchmark for relative TSR measurement from the S&P 1500 Technology Hardware and Equipment Index to a group of selected peer companies for fiscal 2019 grants to increase the relevance of the benchmark for performance comparison purposes.

➢	Approved payouts under the Fiscal 2017 3-year PBRSUs of 200% of target due to NetApp’s relative TSR outperformance versus the S&P 1500 Technology Hardware and Equipment Index.
➢	Approved payouts under the Fiscal 2018 2-year PBRSUs of 197% of target, due to NetApp’s relative TSR outperformance versus the S&P 1500 Technology Hardware and Equipment Index.

Each of the above described payouts is further detailed in the table below:

PROGRAM ELEMENT	AWARD	PERFORMANCE CATEGORY	PERFORMANCE METRIC	Performance % OF TARGET	Payout % of TARGET AWARD	OVERALL PAYOUT VALUE
ANNUAL ICP	Fiscal 2019 ICP Award	Financial (75% of Award)	Adjusted Operating Income (2/3 weighting)	109%	157%	122%-137%
			Revenue (1/3 weighting)	99%	96%
		Strategic/ Operational (25% of Award)	Individual MBOs	0%-200%	0%-200%
PBRSUs	Fiscal 2017 3-year PBRSUs	TSR	TSR vs S&P 1500 Technology Hardware and Equipment Index	Outperformed the index median by 32 percentage points	200%	492% of grant date value (including stock price appreciation)
	Fiscal 2018 2-year PBRSUs			Outperformed the index median by 29 percentage points	197%	368% of grant date value (including stock price

Detailed descriptions of Annual ICP and PBRSUs are found in the section “Key Elements of Fiscal 2019 Compensation” below.

Objectives of Our Pay Program and the Link Between Pay and Performance

The Compensation Committee’s objectives for our executive compensation programs are to:

➢	Drive long-term stock price appreciation by linking a meaningful portion of executive compensation to financial and non-financial measures that will drive or reflect the creation of stockholder value;
➢	Help recruit and retain experienced and highly qualified executives given the competitive labor environment in which the Company competes for such talent; and
➢	Motivate our executives to perform to the best of their abilities while holding them accountable for business results, and for obtaining those results ethically.

Further, our compensation program is designed to focus our executive team on growing NetApp’s business and building long-term stockholder value by linking a substantial portion of pay to performance. The pay mix at target grant values for our chief executive officer and other NEOs for fiscal 2019 was primarily long-term and performance-based as illustrated in the charts below.6

[6]

Charts reflect target ICP value and target equity award value. Amounts reflected in these charts may differ from the amounts in the Summary Compensation Table because the values in the Summary Compensation Table are based on accounting standards and reflect actual bonus payouts, not target.

Best Practices in Governance

NetApp’s Compensation Committee emphasizes the following best practices in compensation-related governance:

WHAT WE DO		WHAT WE DON’T DO
✓	Employ a pay-for-performance philosophy reflected in program design and target pay levels for NEOs	X	Guarantee bonuses
✓	Cap maximum annual incentive and performance-vested equity award payouts	X	Provide tax gross-ups
✓	Provide modest perquisites	X	Pay dividends/dividend equivalents on unvested equity awards
✓	Maintain stock ownership guidelines for officers and directors	X	Permit hedging or pledging Company stock by employees or directors
✓	Rely on an independent Compensation Committee and engage an independent Compensation Consultant	X	Maintain plans that encourage excessive risk taking
✓	Maintain a clawback policy
✓	Provide only double trigger change of control vesting
✓	Engage regularly with stockholders

Key Elements of Fiscal 2019 Compensation

The key elements of our fiscal 2019 executive compensation program were as follows:

Compensation Element	Form	Performance/Vesting Period	Performance Metric	Alignment to Compensation Objectives
Base Salary	Cash	–	–	To attract and retain talent to successfully operate the Company and execute our strategic plans
Annual ICP	Cash	Fiscal year	75% based achievement of fiscal 2019 AOI and revenue targets 25% based on achievement of MBOs	Aligns executive compensation to our annual performance and creates accountability for NEOs to enhance the value of the Company and drive strategic objectives
Long-Term Equity Awards	Service-Vested RSUs	Vest annually in equal installments over four years	–	Promotes retention while aligning NEOs’ and stockholders’ interests
	PBRSUs	PBRSUs vest after a three-year performance period	50% vest based on our TSR vs. Performance Peer Group 50% vest based on cumulative Adjusted Operating Income vs Target	Encourages and rewards financial performance that contributes to creating long-term stockholder value, providing strong alignment between the interests of NEOs and stockholders

Establishing Compensation

Role of the Compensation Committee

The Compensation Committee oversees and approves all compensation arrangements for our NEOs. Each year, the Compensation Committee:

➢

Approves compensation decisions for NEOs, as recommended by the CEO for all NEOs except himself, by setting compensation levels and targets for the performance-based elements of our compensation program for the current fiscal year and certifying achievement of performance targets and determining the associated payouts for the prior fiscal year;

➢

Reviews our executive compensation program design, its effectiveness and adjusts the program to support our business, taking into consideration the needs of the business, compensation peer data and other market prevalence and trend data, recommendations by our CEO and compensation consultant, retention and succession planning considerations, and legal, financial and regulatory developments;

➢	Assesses performance of our CEO (together with the independent members of our Board);
➢	Addresses executive compensation matters as they arise during the fiscal year due to personnel changes, changes in status and retention considerations; and
➢	Evaluates the effectiveness of our executive compensation program, including whether the program encourages excessive risk-taking.

CEO Input

The Compensation Committee solicits input from our CEO regarding all elements of the compensation to be paid to those executives reporting to him, including all NEOs other than himself. As part of the annual review process, our CEO provides compensation recommendations for the executives consistent with our pay principles and competitive market data. His recommendations are based on his assessment of each NEO’s responsibilities and contributions to overall Company performance. With respect to compensation for our CEO, the Chair of the Compensation Committee reviews the CEO’s self-assessment and also solicits input from the Board of Directors as to their perspectives of the CEO’s and the Company’s performance. The Compensation Committee approves all aspects of our CEO’s pay.

Role of the Compensation Consultant

In making its decisions regarding compensation, the Compensation Committee obtains the advice and counsel of an independent compensation consultant. In fiscal 2019, the Compensation Committee elected to change from Farient Advisors to Meridian Compensation Partners, LLC (the “Consultant”). The Consultant provides information and guidance on our compensation strategy, peer group, competitive pay levels and pay practices, investor and proxy advisor preferences, alignment between our executive pay and performance, design of our incentive plans, including performance measures and goals, our annual compensation risk assessment, and Board compensation.  No independent compensation consultants provided any services to the Company other than those requested and approved by the Compensation Committee in fiscal 2019. The Compensation Committee assessed the independence of the Consultant pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the Consultant from independently advising the Compensation Committee.

Compensation Peer Group and Use of Market Data

The Compensation Committee annually reviews and approves a peer group composed of similarly situated technology companies, for which the median revenue approximates NetApp’s revenue. Peer group companies were primarily selected based on the following criteria:

➢	Similar revenue, market capitalization, number of employees or other comparable business considerations;

➢	Similar operating or business models; and
➢	Various markets with whom we compete for talent.

The Compensation Committee also used relevant subsets of these peers to investigate certain other pay practices, including the mix of compensation vehicles and measures used in incentive plans. For fiscal 2019, the Compensation Committee removed Nimble Storage, Brocade Communications Systems and SanDisk Corp. because these companies were acquired by, or merged with, other companies. The Compensation Committee added Arista Networks, Palo Alto Networks and F5 Networks because these companies share aspects of the Company’s business model and compete with the Company for talent.

The fiscal 2019 “Compensation Peer Group” consisted of:

Adobe, Inc.

Alphabet Inc.

Amazon Web Services

Apple Inc.

Arista Networks

BMC Software

Broadcom Corporation

CA Technologies

Cisco Systems, Inc.

Citrix Systems, Inc.

CommVault Systems, Inc.

Dell/EMC

F5 Networks

HP Enterprise Company

Hitachi Data Systems

Intel Corporation

International Business Machines Corp.

Intuit Inc.

Juniper Networks, Inc.

KLA Corporation

Logitech International

Marvell Technology

Micron Technology

Microsoft Corporation

Nutanix

Open Text

Oracle Corp.

Palo Alto Networks

Pure Storage

QLogic Corp.

QUALCOMM Incorporated

Red Hat, Inc.

Salesforce.com

SAP SE

Seagate Technology

Symantec Corporation

Teradata Corporation

VMware, Inc.

Western Digital Corp.

Yahoo! Inc.

The Compensation Committee reviewed each NEO’s current target total compensation and the ranges of base salary, target annual cash incentive and equity compensation at the 25th, 50th, and 75th percentiles within the Compensation Peer Group. The Compensation Committee then applied its judgment in determining proper levels of each component of compensation for NEOs. Multiple factors influence a NEO’s pay positioning, including, but not limited to, internal equity and hierarchy, succession planning, individual performance, Company performance, strategic role and tenure.  The end result for fiscal 2019 was a target total compensation package for NEOs positioned between the 50th and 65th percentiles for target total compensation relative to the Compensation Peer Group. The actual total compensation received by NEOs varied due to Company and individual performance.

Stockholder Engagement and Advisory Vote on Executive Compensation

NetApp values the input of our stockholders on our compensation programs. We hold an advisory vote on executive compensation on an annual basis. We also regularly communicate with our stockholders to better understand their opinions on governance issues, including compensation.

In fiscal 2019, we solicited feedback from our top stockholders. Prior to the 2018 Annual Meeting, our management team communicated with holders of more than 40% of our outstanding shares, in aggregate. During the discussions between our management team and certain of our stockholders, we obtained feedback on a stockholder proposal and other topics, including executive compensation.

Then in January 2019, management conducted a “corporate governance roadshow” during which executives from our Investor Relations and Legal departments met with holders of more than 20% of our outstanding shares, in aggregate, to discuss and obtain feedback on our governance philosophy and practices, board structure and composition, executive compensation, stockholder voting guidelines and current topics in corporate governance. The stockholders’ feedback included their perspectives on executive compensation, in particular, their views on the metrics we use for performance-based pay.

At the 2018 Annual Meeting, approximately 97% of the votes cast were voted “FOR” approval of our executive compensation proposal. The Compensation Committee believes that the result of this vote affirms our stockholders’ support for our approach to executive compensation. The Compensation Committee will continue to consider input from stockholders and the outcome of our annual say-on-pay votes when making future executive compensation decisions.

Components of Compensation

The principal components of our Fiscal 2019 executive compensation program – Base Salary, Annual ICP and Long-Term (Incentive) Equity Compensation – are described in more detail below.

BASE SALARY
What is it?	Base salary provides a fixed level of cash compensation designed to be commensurate with an executive’s qualifications, experience, responsibilities, performance, potential and tenure.
How is it set?

The Compensation Committee reviews base salaries at least annually with the aim of paying market-competitive base salaries to attract and retain key executive talent. Annual salary increases are not automatic or guaranteed.

Why is it important?	Base salaries promote excellence in day-to-day management and operation of our business. Base salaries also serve as the basis for Annual ICP and change of control severance benefits.

Fiscal 2019 Base Salary Decisions

The Compensation Committee made no changes to Mr. Kurian’s base salary for fiscal 2019. The Compensation Committee approved increases to the base salaries for other NEOs after it determined such increases were merited to align with market movements and to recognize NEO performance.

Name	Fiscal 2019 Base Salary	Percentage Increase from Fiscal 2018
George Kurian	$925,000	0%
Ronald J. Pasek	$600,000	2.6%
Joel D. Reich	$524,000	2.1%
Henri Richard	$600,000	4.4%
Matthew K. Fawcett	$538,000	3.5%

ANNUAL ICP
What is it?	Annual ICP is cash earned based on NetApp’s financial performance (weighted 75%) and individual MBOs (weighted 25%). Threshold levels of financial performance are required to earn a payout.
How is it set?

The Compensation Committee determines the eligibility of NEOs to participate in Annual ICP when it approves the terms and conditions, including the performance targets and payout levels, which are set in the first quarter of our fiscal year. NetApp does not guarantee payment of Annual ICP to any NEO.

The Compensation Committee certifies the level of performance achieved and resulting payouts shortly after the end of the fiscal year.

Why is it important?

Annual ICP is designed to align executive compensation to our annual performance and drive the achievement of key business results, which ultimately lead to long-term stockholder value. It also creates accountability for, and rewards NEOs for, driving strategic objectives.

Target Annual ICP Awards

Target Annual ICP awards for NEOs are set so that target total short-term cash compensation (salary plus target ICP award) is between the 50th and 65th percentiles relative to the Compensation Peer Group. For fiscal 2019, our NEOs’ target total short-term cash compensation was positioned at approximately the median relative to the Compensation Peer Group and there were no changes to target annual incentive compensation opportunities for NEOs. Our CEO’s target Annual ICP award is 170% of his base salary, which is higher than the other NEOs’ targets. The higher target Annual ICP award percentage:

➢	Reflects Mr. Kurian’s responsibility for driving the Company’s strategy to remain competitive in the rapidly evolving data services and storage market; and
➢	Places a greater portion of his total annual cash compensation at risk.

Name	Fiscal 2019 Target ICP Award % of Salary[7]
George Kurian	170%
Ronald J. Pasek	110%
Joel D. Reich	110%
Henri Richard	110%
Matthew K. Fawcett	80%

Determination of Awards

Payouts are earned based on NetApp’s performance against financial goals and each NEO’s achievement of their MBOs. The Compensation Committee approves such goals and MBOs at the beginning of each fiscal year. Each participant was eligible to earn a maximum award of 200% of such participant’s target award. Following the end of fiscal 2019, the Compensation Committee determined: (1) the level of achievement by the Company of revenue and AOI goals (“Financial Goals”) and (2) the Annual ICP pool. Subject to the limitation of the overall award pool, the Compensation Committee determined awards to each NEO based on a combination of financial performance relative to the Financial Goals and achievement by the NEO of individual MBOs tied to the Company’s strategic business objectives, as further described below.

Financial Goals

The Compensation Committee believes that the continued use of revenue and AOI in our Annual ICP drives the right decisions and behaviors of our NEOs. These measures are intended to reflect the Company’s business strategy, which includes making tradeoffs between operating income and revenue growth, encouraging executives to make balanced decisions intended to benefit the Company as a whole, while mitigating the potential for executives to take undue risks. The measures, weighting and rationales for the Financial Goals are as follows:

[7]	Percentage of salary used for target ICP award remained unchanged from fiscal 2018.

Measure	Weighting	Metric Definition	Rationale
Revenue	1/3rd	GAAP net revenues	Encourage growth and the long-term creation of stockholder value through market development and market share acquisition
Adjusted Operating Income	2/3rds	Non-GAAP operating income minus stock-based compensation expense	Encourage effective management of Company resources and the creation of stockholder value

The measure of non-GAAP operating income is derived from net revenues from our products and services and the costs related to the generation of those revenues, including cost of revenue, sales and marketing, research and development, and general and administrative expenses. To promote disciplined use of equity-based compensation for incentive compensation purposes, NetApp defines Adjusted Operating Income as non-GAAP operating income minus stock-based compensation expense. Non-GAAP operating income and Adjusted Operating Income for fiscal 2019, both on an actual and target basis, excluded items that we believe are not reflective of our short-term operating performance, such as amortization of intangible assets, restructuring charges and gains on the sale of or losses on impairments of assets. We publicly disclose a detailed reconciliation of GAAP to non-GAAP net income and operating income, along with other statement of operations items, on a regular basis with the Company’s quarterly earnings announcements. A reconciliation of non-GAAP operating income and Adjusted Operating Income to GAAP operating income can be found in Annex A.

Individual MBOs

At the end of the fiscal year, Mr. Kurian considers each NEO's achievement of their MBOs for the period and then determines each NEO’s individual rating on a scale of 1 to 5. Based on Mr. Kurian’s determination of NEO ratings, Mr. Kurian then recommends to the Compensation Committee a payout percentage of between 0% and 200% for each NEO’s target individual MBOs. After reviewing Mr. Kurian’s assessment and recommendation, the Compensation Committee determines and approves the payout percentage.

For Mr. Kurian, the Compensation Committee determines Mr. Kurian’s achievement of his MBOs. Mr. Kurian submits a self-assessment to the Compensation Committee. After reviewing Mr. Kurian's self-assessment and making its own evaluation of Mr. Kurian’s performance after consulting with the Board, the Compensation Committee determines and approves Mr. Kurian's payout. In assessing Mr. Kurian's achievements and approving his compensation, the Compensation Committee considers his achievements within a broader set of expectations, including strategic leadership, organizational quality and effectiveness, management abilities, and responsiveness to economic conditions.

2019 Annual ICP Decisions

The portion (75%) of Annual ICP based on Financial Goals was calculated based on the Company’s achievement of revenue and Adjusted Operating Income versus targets, with revenue weighted at one-third and Adjusted Operating Income weighted at two-thirds. The chart below shows the Adjusted Operating Income and revenue goals and our achievement for fiscal 2019. (†)

	Fiscal 2019 Revenue Goals ($MMs) (1/3rd weighting)	% of Target	% of Target Award	Fiscal 2019 AOI Goals ($MMs) (2/3rds weighting)	% of Target	% of Target Award
Maximum	$6,815	110%	200%	$1,302	110%	200%
Target	$6,195	100%	100%	$1,132	100%	100%
Threshold	$5,266	85%	25%	$906	80%	20%
<Threshold	<$5,266	<85%	0%	<$906	<80%	0%
Fiscal 2019 Achievement	$6,146	99%	96%	$1,229	109%	157%

(†) Amount of awards determined by interpolating for performance between discrete points shown in the table.

Based on this performance relative to target goals for the blend of revenue and AOI into a percent of target awards, the Annual ICP pool was funded at 136.77% of target.

Once the Annual ICP pool was determined, the Compensation Committee allocated the pool and calculated the actual awards for each NEO based on achievement by the Company against the ICP revenue and AOI targets, which results were applied to 25% and 50% respectively of each NEO’s total ICP award opportunity (i.e., 1/3rd and 2/3rds, respectively, of the 75% Financial Goal weighting) and each NEO’s achievement of their MBOs and associated performance rating, which determined the payout percentage (0% to 200%) for the 25% of their target ICP award opportunity.

For fiscal 2019, MBOs for NEOs related to the Company’s strategic objectives within the following categories:

➢	Establish a scalable, rapidly growing SaaS business;
➢	Accelerate innovation, win customers and become a top 3 HCI vendor;
➢	Become #1 in All Flash FAS;
➢	Acquire new customers in new ways; and
➢	Accelerate speed of execution.

Based on the level of achievement on both the Company and individual performance metrics for fiscal 2019, the Annual ICP payouts to NEOs were as follows:

Name	Target Award	Corporate Financial Award as a % of Target (Weighted 75%)	Individual MBO Award as a % of Target (Weighted 25%)	Fiscal 2019 Annual ICP	Actual Award as a % of Target Award
George Kurian	$1,572,500	136.77%	140%	$2,163,356	137.6%
Ronald J. Pasek	$660,000	136.77%	85%	$817,240	123.8%
Joel D. Reich	$576,400	136.77%	80%	$706,518	122.6%
Henri Richard	$660,000	136.77%	100%	$841,990	127.6%
Matthew K. Fawcett	$430,400	136.77%	120%	$570,600	132.6%

Long-Term Equity Incentive Compensation

The grant of equity awards to our NEOs is designed to align their interests with stockholders and provide them with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The mix of PBRSUs versus RSUs is reviewed by the Compensation Committee annually and may change from year to year.

Grant Values

Equity award guidelines for our NEOs were targeted, on average, at approximately the 50th percentile relative to the Compensation Peer Group. The size of the actual equity grant to each NEO is designed to create a meaningful opportunity for stock ownership and is based on several factors, including the NEO’s current position, level of performance, market data results, strategic importance to the Company, potential for future responsibility and promotion over time, as well as the remaining share reserve under the Company’s equity plan. The Compensation Committee does not place any particular weight on any one individual factor and does not strictly adhere to any specific guidelines in making its determinations.

2019 Long-Term Equity Incentive Compensation Decisions

In fiscal 2019, the Compensation Committee granted PBRSUs and RSUs to all of our NEOs.  The target mix of equity awards was 75% PBRSUs and 25% RSUs for the CEO and 60% PBRSUs and 40% RSUs for the other NEOs. We believe that this mix of long-term performance-based versus service-vested awards for these executives appropriately reflects their relative impact upon, and accountability for, our stock price performance over time.

The following chart shows the grants of PBRSUs and RSUs to our NEOs in fiscal 2019. The target dollar values of the grants differ from the dollar values in the Summary Compensation Table because the values in the Summary Compensation Table reflect the final payout versus target, in the case of PBRSUs, and are based on accounting standards.

Name	Total Target $ Value of Grants	Target Number of PBRSUs	RSUs
George Kurian	$9,000,000	101,500	34,000
Ronald J. Pasek	$3,713,000	33,500	22,500
Joel D. Reich	$2,700,000	24,500	16,000
Henri Richard	$4,050,000	36,500	24,500
Matthew K. Fawcett	$2,025,000	18,500	12,000

PBRSUs
What are they?

PBRSUs provide an opportunity for each NEO to earn shares of our common stock based on achievement of performance goals approved by the Compensation Committee. In fiscal 2019, NEOs were granted PBRSUs subject to the achievement of goals based on cumulative AOI and TSR performance.

How are they set?

The Compensation Committee determines the eligibility of each NEO for PBRSUs annually at the beginning of the fiscal year when it approves the performance goals, performance periods, compensation and performance peer groups and target share amounts that can be earned. The Company does not guarantee PBRSU grants or minimum payouts to any executive.

The Compensation Committee certifies the level of performance achieved and resulting payouts shortly after the end of the performance period.

Why are they important?

Performance-based, long-term equity compensation aligns the interests of our NEOs with the interests of our stockholders, rewards executives for delivering long-term performance, serves as an important retention tool and aligns the contributions and efforts of NEOs with NetApp’s future success.

As depicted in the chart below, the PBRSUs granted in fiscal 2019 have the following features:

•

All PBRSUs vest at the end of a three-year performance period (unless shortened due to a change of control or termination due to death or disability), subject to continued service through the vesting date, which is the last day of each performance period.

•

50% of the PBRSUs may be earned and issued based on the Company’s TSR measured against the median TSR of the companies in the fiscal 2019 Performance Peer Group (as defined below) at the end of the performance period, with the actual award amount determined according to the payout schedule.

•

50% of the PBRSUs may be earned and issued based on the Company’s achievement of cumulative AOI measured at the end of the performance period, with the actual award amount determined according to the payout schedule.

The Compensation Committee selected TSR as a performance metric because it is an important and objective indicator of the Company’s long-term performance and provides strong alignment between the interests of NEOs and the stockholders. The TSR performance will be measured against our “2019 Performance Peer Group”, which includes all of the companies in our fiscal 2019 Compensation Peer Group other than Amazon Web Services, BMC Software, Dell/EMC, Hitachi Data Systems, Logitech International, QLogic Corp. and Yahoo! Inc., because the excluded companies were not publicly traded at the time of grant. Measuring against our 2019 Performance Peer Group increased the relevance of the benchmark to our business. The Compensation Committee selected Adjusted Operating Income to provide a more direct reward for long-term profitable growth.

SERVICE-VESTED RSUs
What are they?

Service-vested RSUs allow the recipient to earn a fixed number of shares of our common stock for their continued service to the Company. The RSUs vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued service through the applicable vesting date.

How are they set?

The Compensation Committee determines the eligibility of each NEO for RSUs annually in the first quarter of the fiscal year when it approves the share amounts granted. The Company does not guarantee RSU grants to any executive.

Why are they important?	The Compensation Committee grants service-vested RSUs to promote retention while aligning the ultimate award value directly with changes in our stock price over the vesting period.

Payouts for the Fiscal 2017 and Fiscal 2018 PBRSUs

PBRSUs granted in fiscal 2017 and 2018 allowed the recipient to earn a variable number of shares of our common stock based on the relative performance of our TSR compared to the median TSR of companies listed in the S&P 1500 Technology Hardware and Equipment Index. The performance period for the PBRSUs: (1) granted in fiscal 2017 with a three-year vesting period and (2) granted in fiscal 2018 with a two-year vesting period both ended as of April 26, 2019. The Compensation Committee certified performance and vesting for the NEOs based on the following pre-determined payout scale:

Relative NetApp TSR Performance vs S&P 1500 Tech Hardware & Equipment Index	% of Target Shares Vested
≥ +30% pts	200%
0% pts	100%
-20% pts	50%
< -20% pts	0%

The performance outcome for fiscal 2017 PBRSUs was 32 percentage points above median, which resulted in a 200%-of-target payout. The performance outcome for fiscal 2018 PBRSUs was 29 percentage points above median, which resulted in a 197%-of-target payout. The Compensation Committee certified PBRSU performance and vesting, by NEO, as follows:

Name	Award	Target Number of PBRSUs	PBRSUs Vested	TSR % Above Median	% of Target Vested
George Kurian	Fiscal 2017 3-year Fiscal 2018 2-year	87,500 85,450	175,000 168,054	32% 29%	200% 197%
Ronald J. Pasek	Fiscal 2017 3-year Fiscal 2018 2-year	23,893 27,500	47,966 54,084	32% 29%	200% 197%
Joel D. Reich	Fiscal 2017 3-year Fiscal 2018 2-year	27,000 22,000	54,000 43,267	32% 29%	200% 197%
Henri Richard	Fiscal 2017 3-year Fiscal 2018 2-year	45,473 28,500	90,946 56,050	32% 29%	200% 197%
Matthew K. Fawcett	Fiscal 2017 3-year Fiscal 2018 2-year	19,500 15,000	39,000 29,500	32% 29%	200% 197%

Other Compensation for NEOs

Severance and Change of Control Arrangements

The Compensation Committee maintains change of control severance agreements for its key senior executives to: (1) assure we will have the continued dedication and objectivity of our senior executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key senior executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company; and (2) create a total executive compensation plan that is competitive with our peer group. The Compensation Committee from time to time determines which key senior executives will receive a change of control severance agreement. Individuals are selected as needed to support the above outlined objectives.

The terms of the individual Change of Control Severance Agreements are described in further detail in the section below titled “Potential Payments upon Termination or Change of Control.” The Compensation Committee believes that these change of control severance agreements satisfy the objectives above and ensure that key executives are focused on the Company’s goals and objectives and the interests of our stockholders.

Effective June 2019, as a result of the expiration of existing Change of Control Severance Agreements and in connection with a review of executive compensation, the Company entered into New Change of Control Severance Agreements with each of our NEOs, which replaced their expired Change of Control Severance Agreements, as amended. Please see “Termination of Employment and Change of Control Agreements – Change of Control Severance Agreements” below for further information on the New Change of Control Agreements.

Supplemental Benefits and Perquisites

The Company provides limited supplemental benefits and perquisites to our NEOs.

Two of our NEOs are eligible to participate in the Company’s Executive Medical Retirement Plan (the “Medical Plan”), which upon retirement provides a health reimbursement account to reimburse eligible retired executives for premiums paid for individual insurance covering the retiree and any eligible dependents for the period from January 1, 2017 through December 31, 2019. The Medical Plan was no longer available to new participants as of November 12, 2015. The Medical Plan terminates by its terms on December 31, 2019. Mr. Kurian and Mr. Reich are the only NEOs that are eligible for benefits under the Medical Plan. On or after December 31, 2019 but ending on December 31, 2021, Mr. Kurian and Mr. Reich will be eligible to receive a lump sum cash payment equal to two years of projected health care costs, or a prorated portion thereof, pursuant to the methodology set forth in the Medical Plan.

Our NEOs are also entitled to a preventative care medical benefit of an annual physical with a dollar value of up to $2,500 per calendar year not available to nonexecutives.

The Compensation Committee approved the use of a car service by Mr. Kurian for travel between his residence and the office in an amount of up to $40,000 per year so that he can conduct business during his commute. In fiscal 2019, the expense for Mr. Kurian’s car service was $1,377. The Compensation Committee approved payment by the Company of rental expenses for Mr. Reich for a residence and rental furniture in Sunnyvale, California, along with a gross-up for associated taxes. Although Mr. Reich is based in the Company’s Waltham, Massachusetts office, his position requires frequent travel to the Company’s headquarters in Sunnyvale. In fiscal 2019, the Company paid $108,155 for Mr. Reich’s housing related expenses.

Other Benefits and Reimbursements

NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group disability, life and accidental death and dismemberment insurance, our 401(k) plan and our nonqualified deferred compensation program. Effective January 1, 2015, we match 100% of the first 2% of eligible earnings contributed to our 401(k) plan, and match 50% of the next 4% of eligible earnings contributed, up to a maximum of $6,000 per calendar year. Under the Company’s nonqualified deferred compensation program (discussed in further detail below), eligible participating employees (including NEOs) may defer a percentage of their compensation. The program permits contributions on a tax deferred basis in excess of IRS limits imposed on 401(k) plans as permitted and in compliance with Internal Revenue Code Section 409A. The only additional retirement benefits (other than the 401(k) plan) that we offer to certain of our NEOs are those under the Medical Plan discussed above.

Compensation Policies and Practices

Stock Ownership Guidelines

The Board believes that stock ownership by the Company’s directors and executives helps to align the interests of the Company’s directors and executives with the interests of the Company’s stockholders. The Company has established the following minimum share ownership guidelines for the Company’s directors, CEO, and Executive Vice Presidents:

Position	Guideline as a Multiple of Salary/Cash Board Retainer
Independent Directors	5x
CEO	5x
EVPs	2x

Once a covered executive or independent director becomes subject to these guidelines (i.e., generally upon hire, promotion, or election), they have five years to comply with these guidelines. Once achieved, ownership at the guideline amount must be maintained. All of the covered executives were in compliance with the guidelines as of the end of fiscal 2019.  All of the directors, other than Ms. Kerr and Mr. Schenkel, also met the guidelines as of the end of fiscal 2019. Ms. Kerr and Mr. Schenkel were appointed to the Board in November 2017 and are not required to meet the guidelines until 2022.

Clawback Policy

The Board adopted a clawback policy for NEOs and other senior executives, which gives the Board discretion to require that designated Company employees repay cash incentive or equity compensation to the Company if the Board determines that the individual’s actions caused or partially caused the Company to materially restate all or a portion of its financial statements on which such compensation was calculated. Such determination must be made by the Board within three years of the date of filing of the applicable financial statements. The Compensation Committee believes that the Company’s clawback policy is in keeping with good standards of corporate governance and mitigates the potential for excessive risk taking by Company executives.

Anti-Hedging and Anti-Pledging Policies

Our Board has adopted a policy prohibiting all employees and members of the Board from engaging in any hedging transactions with respect to any equity securities of the Company held by them, including the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities. The Company’s Insider Trading Policy prohibits all employees of the Company and members of the Board from pledging the Company’s securities as collateral for a loan.

Tax Deductibility of Compensation

Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers to the extent that compensation exceeded $1 million per officer in any year unless such compensation was considered “performance-based compensation.” As a result of the Tax Cuts and Jobs Act, and except for certain grandfathered arrangements, Section 162(m) was amended to eliminate the deduction for performance-based compensation for periods after 2018. The Compensation Committee is expected to consider the potential future effects of Section 162(m) (as amended) when determining NEO compensation, including the added flexibility in structuring compensation in light of the elimination of the performance-based compensation deduction.

COMPENSATION COMMITTEE REPORT

The information contained in the following Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Kathryn Hill, Chair

Gerald Held

George T. Shaheen

Richard P. Wallace

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The table below summarizes the compensation information for the NEOs for fiscal 2019, fiscal 2018 and fiscal 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
George Kurian	2019	925,000	—	10,065,244	—	2,163,356	—	11,369	13,164,969
Chief Executive Officer	2018	925,000	—	9,611,646	—	2,307,516	—	15,205	12,859,367
and President(6)	2017	875,000	—	6,179,678	—	1,920,650	—	29,913	9,005,241
Ronald J. Pasek	2019	600,000	—	4,082,279	—	817,240	—	11,922	5,511,441
Executive Vice President	2018	585,000	—	3,757,967	—	953,184	—	11,751	5,307,902
and Chief Financial Officer(7)	2017	550,000	—	3,458,446	—	795,424	—	17,418	4,821,288
Joel D. Reich	2019	524,000	—	2,954,862	—	706,518	—	120,345	4,305,725
Executive Vice President and General Manager,	2018	513,000	—	3,013,903	—	786,493	—	120,848	4,434,244
NetApp Storage Systems and Software business unit(8)	2017	475,000	—	2,324,632	—	673,894	—	147,656	3,621,182
Henri P. Richard	2019	600,000	—	4,446,850	—	841,990	—	21,620	5,910,460
Executive Vice President,	2018	575,000	—	3,920,631	—	984,328	—	16,975	5,496,934
Worldwide Field and Customer Operations(9)	2017	530,962	400,000	5,154,717	—	760,589	—	17,277	6,863,545
Matthew K. Fawcett	2019	538,000	—	2,225,719	—	570,600	—	8,824	3,343,143
Senior Vice President,	2018	520,000	—	2,063,490	—	595,400	—	8,724	3,187,614
General Counsel and Secretary(10)	2017	500,000	—	1,678,901	—	515,900	—	8,017	2,702,818

(1)	Our fiscal 2019, fiscal 2018 and fiscal 2017 were 52-week years.
(2)	Amount shown for Mr. Richard in fiscal 2017 represents a one-time signing bonus in connection with the commencement of his employment with the Company.
(3)

Amounts shown represent the aggregate grant date fair value as calculated for financial statement reporting purposes in accordance with FASB ASC 718 for RSUs, PBRSUs and stock option awards, as applicable, granted in fiscal 2019, fiscal 2018 and fiscal 2017. The estimated fair value for PBRSUs is different from (and lower than) the maximum value of PBRSUs set forth above. These amounts do not necessarily represent actual value that may be realized by the NEOs. Assumptions used in the valuations of these awards are included in Note 11 of the Annual Report.

(4)	Amounts shown include the portion of cash compensation deferred at the respective NEO’s election under the Company’s 401(k) plan and/or nonqualified deferred compensation plan, as applicable.

(5)	All Other Compensation Table

Name	Year	401(k) ($)(A)	Life Insurance Coverage ($)(B)	Other ($)	Total ($)
George Kurian	2019	6,000	4,002	1,377(C)	11,369
	2018	6,000	4,002	5,203(C)	15,205
	2017	6,000	4,002	19,911(C)	29,913
Ronald J. Pasek	2019	6,000	5,922	—	11,922
	2018	6,000	5,751	—	11,751
	2017	12,000	5,418	—	17,418
Joel D. Reich	2019	6,095	6,094	108,155(D)	120,345
	2018	6,329	5,006	109,513(D)	120,848
	2017	6,433	4,584	136,639(D)	147,656
Henri P. Richard	2019	6,000	15,620	—	21,620
	2018	6,000	10,975	—	16,975
	2017	10,064	7,213	—	17,277
Matthew K. Fawcett	2019	6,000	2,824	—	8,824
	2018	6,000	2,724	—	8,724
	2017	6,000	2,017	—	8,017

(A)	Amounts shown represent Company’s matching contributions under the tax-qualified 401(k) plan.
(B)	Amounts shown represent the imputed income of term life insurance coverage in excess of $50,000.
(C)	Amounts shown represent the use of a car service between Mr. Kurian’s residence and the office so that he may conduct business during his commute.
(D)	Amounts shown represent rental expenses for a residence and rental furniture in Sunnyvale, along with a gross-up for the taxes on those benefits.
(6)	Mr. Kurian received 124% of his eligible earnings for fiscal 2019, 147% of his eligible earnings for fiscal 2018 and 137% of his eligible earnings for fiscal 2017.
(7)	Mr. Pasek received 112% of his eligible earnings for fiscal 2019, 148% of his eligible earnings for fiscal 2018 and 131% of his eligible earnings for fiscal 2017.
(8)	Mr. Reich received 112% of his eligible earnings for fiscal 2019, 139% of his eligible earnings for fiscal 2018 and 129% of his eligible earnings for fiscal 2017.
(9)	Mr. Richard received 114% of his eligible earnings for fiscal 2019, 156% of his eligible earnings for fiscal 2018 and 130% of his eligible earnings for fiscal 2017.
(10)	Mr. Fawcett received 114% of his eligible earnings for fiscal 2019, 143% of his eligible earnings for fiscal 2018 and 129% of his eligible earnings for fiscal 2017.

Grants of Plan-Based Awards

The table below summarizes information concerning all plan-based awards granted to the NEOs during fiscal 2019, which ended on April 26, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Awards ($)(4)(5)
George Kurian	06/04/18	—	—	—	—	—	—	34,000	2,291,882
	06/04/18	—	—	—	25,375	50,750	101,500	—	4,389,875
	06/04/18	—	—	—	25,375	50,750	101,500	—	3,383,487
		345,950	1,572,500	3,145,000
Ronald J. Pasek	06/04/18	—	—	—	—	—	—	22,500	1,516,687
	06/04/18	—	—	—	8,375	16,750	33,500	—	1,448,875
	06/04/18	—	—	—	8,375	16,750	33,500	—	1,116,717
		145,200	660,000	1,320,000
Joel D. Reich	06/04/18	—	—	—	—	—	—	16,000	1,078,533
	06/04/18	—	—	—	6,125	12,250	24,500	—	1,059,625
	06/04/18	—	—	—	6,125	12,250	24,500	—	816,704
		126,808	576,400	1,152,800
Henri P. Richard	06/04/18	—	—	—	—	—	—	24,500	1,651,503
	06/04/18	—	—	—	9,125	18,250	36,500	—	1,578,625
	06/04/18	—	—	—	9,125	18,250	36,500	—	1,216,722
		145,200	660,000	1,320,000
Matthew K. Fawcett	06/04/18	—	—	—	—	—	—	12,000	808,900
	06/04/18	—	—	—	4,625	9,250	18,500	—	800,125
	06/04/18	—	—	—	4,625	9,250	18,500	—	616,695
		94,688	430,400	860,800

(1)

Amounts shown in these columns represent the range of possible cash payouts for each NEO under the Company’s Executive Compensation Plan, as determined by the Compensation Committee in May 2018. Please see the discussion in the “Annual ICP” section of the “Compensation Discussion and Analysis” above.

(2)

Represents awards of PBRSUs granted under the Stock Issuance Program of the Stock Plan. Each PBRSU has performance-based vesting criteria (in addition to the service-based vesting criteria) such that the PBRSU cliff-vests at the end of a three-year performance period, which began on the date specified in the grant agreement and ends the last day of fiscal 2021. The number of shares of common stock that will be issued to settle the PBRSUs at the end of the applicable performance and service period will range from 0% to 200% of a target number of shares originally granted, and will depend upon (1) our TSR as compared to the TSR of the companies in the fiscal 2019 Performance Peer Group (each expressed as a growth rate percentage) calculated as of the applicable period end date, and (2) the Company’s achievement of cumulative AOI calculated as of the applicable period end date. For additional information regarding the specific terms of the PBRSUs granted to our NEOs in fiscal 2019, see the discussion of “PBRSUs” in the “Compensation Discussion and Analysis” above. Upon vesting, each PBRSU automatically converts into one share of Company common stock, and does not have an exercise price or expiration date.

(3)

The RSUs were granted under the Stock Issuance Program of the Stock Plan. Each award vests as to 25% of the shares beginning on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date, subject to the NEO’s continuous service with the Company through each such date.

(4)

The amounts shown represent the aggregate grant date fair value as calculated for financial statement reporting purposes in accordance with FASB ASC 718 for RSUs and PBRSUs, as applicable, granted in fiscal 2019. The estimated fair value for PBRSUs is different from (and lower than) the maximum value of PBRSUs set forth below. These amounts do not necessarily represent actual value that may be realized by the NEOs. Assumptions used in the valuations of these awards are included in Note 11 of the Annual Report.

(5)

The ratio of the number of shares subject to the target PBRSU awards and the RSUs awards is consistent with the mix of PBRSUs to RSUs described in the CD&A (that is, 75%/25% for our CEO and 60%/40% for our other NEOs), but the grant date fair values do not match these ratios. This discrepancy is a function of how values are calculated for financial statement reporting purposes in accordance with FASB ASC 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock options and stock awards held by the NEOs as of April 26, 2019.

		Option Awards					Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Date	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
George Kurian	6/3/2014(1)	160,800	—	—	36.59	6/2/2021	—	—	—	—
	8/3/2015(2)	—	—	—	—	—	10,725	771,128	—	—
	8/3/2015(2)	—	—	—	—	—	10,725	771,128	—	—
	6/1/2016(2)	—	—	—	—	—	29,150	2,095,885	—	—
	6/1/2017(2)	—	—	—	—	—	42,750	3,073,725	—	—
	6/4/2018(2)	—	—	—	—	—	34,000	2,444,600	—	—
	6/1/2017(3)	—	—	—	—	—	—	—	85,450	6,143,585
	6/4/2018(3)	—	—	—	—	—	—	—	50,750	3,648,925
	6/4/2018(4)	—	—	—	—	—	—	—	50,750	3,548,925
Ronald J. Pasek	5/16/2016(2)	—	—	—	—	—	32,064	2,305,402	—	—
	6/1/2016(2)	—	—	—	—	—	16,154	1,161,473	—	—
	6/1/2017(2)	—	—	—	—	—	27,000	1,941,300	—	—
	6/4/2018(2)	—	—	—	—	—	22,500	1,617,750	—	—
	6/1/2017(3)	—	—	—	—	—	—	—	27,500	1,977,250
	6/4/2018(3)	—	—	—	—	—	—	—	16,750	1,204,325
	6/4/2018(4)	—	—	—	—	—	—	—	16,750	1,204,325
Joel D. Reich	11/15/2013(1)	5,000	—	—	41.42	11/14/2020	—	—	—	—
	6/3/2014(1)	1,400	—	—	36.59	6/2/2021	—	—	—	—
	6/23/2015(2)	—	—	—	—	—	2,850	204,915	—	—
	6/23/2015(2)	—	—	—	—	—	3,425	246,258	—
	6/1/2016(2)	—	—	—	—	—	18,000	1,294,200	—	—
	6/1/2017(2)	—	—	—	—	—	21,750	1,563,825	—	—
	6/4/2018(2)	—	—	—	—	—	16,000	1,150,400	—	—
	6/1/2017(3)	—	—	—	—	—	—		22,000	1,581,800
	6/4/2018(3)	—	—	—	—	—	—		12,250	880,775
	6/4/2018(4)	—	—	—	—	—	—		12,250	880,775
Henri P. Richard	6/1/2016(2)	—	—	—	—	—	30,314	2,179,577	—	—
	6/1/2017(2)						28,500	2,049,150	—	—
	6/4/2018(2)	—	—	—	—	—	24,500	1,761,550	—	—
	6/1/2017(3)	—	—	—	—	—			28,500	2,049,150
	6/4/2018(4)	—	—	—	—	—	—	—	18,250	1,312,175
	6/4/2018(3)	—	—	—	—	—	—	—	18,250	1,312,175
Matthew K. Fawcett	6/23/2015(2)	—	—	—	—	—	4,850	348,715
	6/23/2015(2)	—	—	—	—	—	2,850	204,915	—	—
	6/1/2016(2)	—	—	—	—	—	13,000	934,700	—	—
	6/1/2017(2)	—	—	—	—	—	15,000	1,078,500	—	—
	6/4/2018(2)	—	—	—	—	—	12,000	862,800	—	—
	6/1/2017(3)	—	—	—	—	—	—	—	15,000	1,078,500
	6/4/2018(3)	—	—	—	—	—	—	—	9,250	665,075
	6/4/2018(4)	—	—	—	—	—	—	—	9,250	665,075

(1)	All shares subject to the option are fully vested.
(2)	For these awards, 1/4th of the RSU shares vest in equal annual installments over four years measured from the grant date, subject to continued service through each applicable vesting date.

(3)

These awards are PBRSUs. The number of shares and value of the shares reported in the table is the target amount as of April 26, 2019. Up to an additional 100% of the target amount may be earned, depending on the relative performance of our TSR compared to the median TSR of the companies listed in our Performance Peer Group.

(4)

These awards are PBRSUs. The number of shares and value of the shares reported in the table is the target amount as of April 26, 2019. Up to an additional 100% of the target amount may be earned, depending on the achievement of AOI target performance goals.

Option Exercises and Stock Vested for Fiscal 2019

The following table provides information regarding options and stock awards exercised and vested, respectively, and the value realized for each of the NEOs during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
George Kurian	43,020	1,600,063	406,604 (3)	28,337,504
Ronald J. Pasek	—	—	135,159 (4)	9,435,444
Joel D. Reich	25,000	524,824	123,042 (5)	8,575,312
Henri P. Richard	—	—	198,261 (6)	14,030,424
Matthew K. Fawcett	62,380	1,710,534	98,325 (7)	6,852,866

(1)

Represents the product obtained by multiplying (1) the number of shares of the Company’s common stock issued upon the exercise of stock options; by (2) the excess of the closing price of the Company’s common stock on the Nasdaq Global Select Market on the exercise date over the exercise price per share.

(2)

Represents the product obtained by multiplying (1) the number of shares of the Company’s common stock issued upon the vesting of RSUs and PBRSUs; by (2) the closing price of the Company’s common stock on the Nasdaq Global Select Market on the vesting date.

(3)	Of this amount, 199,439 shares were withheld by the Company to satisfy tax withholding requirements.
(4)	Of this amount, 64,887 shares were withheld by the Company to satisfy tax withholding requirements.
(5)	Of this amount, 54,515 shares were withheld by the Company to satisfy tax withholding requirements.
(6)	Of this amount, 96,143 shares were withheld by the Company to satisfy tax withholding requirements.
(7)	Of this amount, 46,594 shares were withheld by the Company to satisfy tax withholding requirements.

Nonqualified Deferred Compensation

Under the Company’s Deferred Compensation Plan, key employees, including the NEOs, may defer from 1% to 100% of the compensation they receive. The Deferred Compensation Plan allows contributions on a tax deferred basis in excess of IRS limits imposed on 401(k) plans as permitted and in compliance with Internal Revenue Code Section 409A. Eligible employees may defer an elected percentage of eligible earnings, which includes base salary, sales incentive compensation, and Company incentive compensation. Eligible employees are director level and higher employees who are on the U.S. payroll. Elections made under the Deferred Compensation Plan are irrevocable for the period (plan year) to which they apply, and cannot be changed or terminated. If no new election is made for a subsequent plan year, the election will be 0%. Previous elections do not carry forward.

Interest (earnings) generated by amounts held in the plan is not calculated by the Company or related to the Company’s earnings in the last fiscal year. Instead, deferrals are placed (at the participant’s direction) into a variety of publicly traded mutual funds administered through Fidelity Investments. The mutual funds available mirror those in our 401(k) plan. Available mutual funds are selected and monitored by the 401(k) Committee, which is composed of a group of executives (none of whom are NEOs), with input from an outside investment advisor as well as Fidelity Investment Advisors. Participants are permitted to make changes to their investment choices (but not their deferral percentages) at any time, but always within the family of publicly traded mutual funds. Neither common stock of the Company nor securities of any other issuers are included among the investment choices. However, it is possible that common stock of the Company may compose a portion of the portfolio of investments held by these mutual funds.

At the time of initial enrollment, the participant must also elect a distribution option. Options include a separation distribution (paid six months after termination of employment) or an optional in‑service distribution (paid at a specified fixed future date). Participants are not permitted to change the timing of a separation distribution. In‑service distributions begin on January 15 of the specified year, and deferrals must be at least two years old before distribution can begin. Participants are permitted to delay the timing of an in‑service distribution, but any such modification to timing must delay the distribution for at least five years.

The following table represents the executive contributions, earnings and account balances for the NEOs in the Deferred Compensation Plan.

Nonqualified Deferred Compensation for Fiscal 2019

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
George Kurian	—	—	—	—	—
Ronald J. Pasek	—	—	9,100	—	204,981
Joel D. Reich	196,623	—	6,504	—	203,127
Henri P. Richard	157,279	—	18,111	—	341,467
Matthew K. Fawcett	170,010	—	23,724	—	333,909

(1)	The Company does not make contributions to the Deferred Compensation Plan.
(2)

The amounts in this column correspond to a composite of the actual market earnings on a group of investment funds selected by the applicable NEO for purposes of tracking the notional investment return on his account balance for fiscal 2019. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in the aggregate earnings column are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Pension Benefits

The Company does not provide pension benefits or a defined contribution plan to the NEOs other than the tax-qualified 401(k) plan.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Potential Payments upon Termination or Change of Control

Change of Control Severance Agreements

On June 22, 2016, the Company entered into Change of Control Severance Agreements (the “Change of Control Agreements”) with key senior executives, including each of the NEOs, which replaced the prior change of control severance agreements. Effective June 23, 2019, the Company entered into Change of Control Severance Agreements (the “New Change of Control Agreements”) with key senior executives, including each of the NEOs, which replaced their expired Change of Control Agreements that were in effect at the end of fiscal 2019.

The Compensation Committee believes these agreements are necessary for us to retain key senior executives in the event of an acquisition of the Company. In approving the agreements, the Compensation Committee’s objectives were to (1) assure we would have the continued dedication and objectivity of our senior executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key senior executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company; and (2) create a total executive compensation plan that is competitive with our Compensation Peer Group.

Term of Change of Control Severance Agreement

Each Change of Control Agreement had a term of three years. If a Change of Control (as defined below) occurs ad there are fewer than 24 months remaining during the term of the agreement, the term of the Change of Control Agreement will extend automatically for 24 months following the effective date of the Change of Control. If a senior executive becomes entitled to severance benefits pursuant to his or her Change of Control Agreement, the Change of Control Agreement will not terminate until all of obligations of the Change of Control Agreement have been satisfied. Each New Change of Control Agreement has an initial term of three years and will renew automatically for additional one-year terms unless terminated by the Company or the senior executive. All other terms described above remain the same.

Circumstances Triggering Payment under Change of Control Severance Agreement

Each Change of Control Severance Agreement provides that if the Company terminates a senior executive’s employment without Cause (as defined below) or if the senior executive resigns for Good Reason (as defined below), and such termination or resignation occurs on or within 24 months after a Change of Control, the senior executive will receive certain benefits (as described below). The senior executive will not be entitled to any benefits, compensation or other payments or rights upon his or her termination following a Change of Control other than as set forth in his or her Change of Control Severance Agreement.

If the senior executive voluntarily terminates his or her employment with the Company (other than for Good Reason during the period that is on or within 24 months after a Change of Control), or if the Company terminates the senior executive’s employment for Cause, then the senior executive will not be entitled to receive severance or benefits except for those (if any) provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

If the Company terminates the senior executive’s employment as a result of the senior executive’s disability, or if the senior executive’s employment terminates due to his or her death, then the senior executive will not be entitled to receive severance or benefits, except for those (if any) provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

If the senior executive voluntarily terminates his or her employment and such termination is for Good Reason, or if the Company terminates the senior executive’s employment without Cause, and in either event such termination does not occur on or within 24 months after a Change of Control, then the senior executive will not be entitled to receive severance or benefits except for those (if any) as provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

The Company has general severance guidelines applicable to all employees, including the NEOs, providing for additional months of pay and welfare benefits based on years of service, plus periods of access to a career center and office resources, one-on-one coaching, and access to an online jobs database, but payment of any severance and other benefits pursuant to the guidelines is discretionary. For NEOs, these severance guidelines provide for up to twelve months salary and continuation of welfare benefits and payment of prorated non-equity incentive plan benefits. However, if the senior executive is eligible to receive any payments under his or her Change of Control Severance Agreement, the senior executive will not be eligible to receive any payments or benefits pursuant to any Company severance plan, policy, guidelines or other arrangement.

Timing and Form of Severance Payments under Change of Control Severance Agreement

Unless otherwise required by Section 409A of the Internal Revenue Code, any severance payments to be made pursuant to the Change of Control Severance Agreement will be paid in a lump sum in accordance with the terms of the Change of Control Severance Agreement. No severance or other benefits will be paid or provided until a separation agreement and release of claims between the senior executive and the Company becomes effective. If the senior executive should die before all of the severance has been paid, any unpaid amounts will be paid in a lump-sum payment to the senior executive’s designated beneficiary. All payments and benefits under the Change of Control Severance Agreement will be paid less applicable withholding taxes.

Severance Payments Under Change of Control Severance Agreement

If the Company terminates a senior executive’s employment without Cause or if the senior executive resigns for Good Reason and such termination occurs on or within 24 months after a Change of Control, the senior executive will receive the following benefits:

•

The sum of (1) 150% (200% in the case of Mr. Kurian) of the senior executive’s annual base salary as in effect immediately prior to the senior executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control; and (2) 150% (200% in the case of Mr. Kurian) of the senior executive’s target annual bonus in effect immediately prior to the senior executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control;

•

Under the New Change of Control Agreement, a single, lump sum cash payment equal to the greater of (1) the senior executive’s annual target bonus in effect for the fiscal year in which the termination occurs, or (if greater) in effect immediately prior to the Change of Control, or (2) the bonus the senior executive would have received for the fiscal year during which the termination occurs based on actual performance being accrued for financial accounting purposes at the time of termination against the performance goals applicable to the senior executive’s bonus arrangement in effect immediately prior to the senior executive’s termination date, in either case, which will be pro-rated for the period during the fiscal year the senior executive was employed by the Company;

•

All expense reimbursements, wages, and other benefits due to the senior executive under any Company plan or policy (except that a senior executive will not be eligible to receive any benefits under any Company severance plan, policy or other arrangement); and

•	Accelerated vesting of the senior executive’s outstanding equity awards as follows:
•

Equity awards subject to time-based vesting will vest as to that portion of the award that would have vested through the 48-month period following the applicable senior executive’s termination date had the senior executive remained employed through such period. Additionally, the senior executive will be entitled to accelerated vesting as to an additional 100% of the then unvested portion of all of his or her outstanding equity awards that are scheduled to vest pursuant to performance-based criteria, if any, unless otherwise provided in the applicable award agreement governing the equity award.

•

Each senior executive will have one year following the date of his or her termination in which to exercise any outstanding stock options or other similar rights to acquire Company stock (but such post termination exercise period will not extend beyond the original maximum term of the award).

•

If the senior executive elects continuation coverage pursuant to COBRA for himself or herself and his or her eligible dependents, the Company will reimburse the senior executive for the COBRA premiums for such coverage until the earlier of (1) 18 months (24 months in the case of Mr. Kurian); or (2) the date upon which the senior executive and/or the senior executive’s eligible dependents are covered under similar plans or cease to be eligible for coverage under COBRA.

Conditions to Receipt of Severance under Change of Control Severance Agreement

The senior executive’s receipt of any payments or benefits under the Change of Control Severance Agreement will be subject to the senior executive continuing to comply with the terms of any confidential information agreement entered into between the senior executive and the Company and complying with the provisions of the Change of Control Severance Agreement. Additionally, the receipt of any severance payment under the Change of Control Severance Agreement is conditioned on the senior executive signing and not revoking a separation agreement and release of claims with the Company, with such release to be effective as set forth in the Change of Control Severance Agreement. If a senior executive becomes entitled to any cash severance, continued health benefits or vesting acceleration (other than under the Change of Control Severance Agreement) by operation of applicable law, then the corresponding severance payments and benefits under the Change of Control Severance Agreement will be reduced by the amount of such other benefits paid or provided to the senior executive..

Excise Tax under Change of Control Severance Agreement

In the event that the severance payments and other benefits payable to the senior executive pursuant to his or her Change of Control Severance Agreement constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the senior executive’s severance benefits will be either (1) delivered in full; or (2) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the senior executive on an after-tax basis of the greatest amount of benefits. To the extent the senior executive’s severance benefits are delivered in full, the Company will not provide the senior executive any tax gross-up to cover the cost of any excise tax.

Definitions Contained in Change of Control Severance Agreement

Each Change of Control Severance Agreement defines “Cause” as: (1) the senior executive’s continued intentional and demonstrable failure to perform his or her duties customarily associated with his or her position (other than any such failure resulting from the senior executive’s mental or physical disability) after the senior executive has received a written demand of performance from the Company and the senior executive has failed to cure such nonperformance within 30 days after receiving such notice; (2) the senior executive’s conviction of, or plea of nolo contendere to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (3) the senior executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company.

Each Change of Control Severance Agreement defines “Change of Control” as any of the following events: (1) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (either, a “Person”), acquires beneficial ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; (2) a change in the effective control of the Company which occurs on the date that a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A of the Internal Revenue Code.

Mr. Kurian’s Change of Control Severance Agreement defines “Good Reason” as his termination of employment within 90 days following the expiration of any cure period following the occurrence of any of the following, without his consent: (1) a material reduction of his authority or responsibilities, provided that a reduction of authority or responsibilities that occurs as a direct consequence of a Change of Control and the Company becoming part of larger entity will not be considered a material reduction of Mr. Kurian’s authority or responsibilities; and any change which results in Mr. Kurian ceasing to have the same functional supervisory authority and responsibility following a Change of Control or a change in Mr. Kurian’s reporting position so that he no longer directly reports to the Chief Executive Officer or Board of Directors of the parent entity following a Change of Control will constitute a material reduction of his authority or responsibilities; (2) a material reduction in his base salary or target annual incentive (“Base Compensation”), unless the Company also similarly reduces the Base Compensation of all other employees of the Company; (3) a material change in the geographic location at which he must perform services; (4) any purported termination of his employment for “Cause” without first satisfying the procedural protections set forth in his agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that he will retain substantially similar responsibilities in the acquirer or the merged or surviving company as he had prior to the transaction.

The Change of Control Severance Agreement for each of the other senior executives, including the other NEOs, defines “Good Reason” as the termination of employment within 90 days following the occurrence of any of the following, without the senior executive’s consent: (1) a material reduction of the senior executive’s authority or responsibilities, relative to the senior executive’s authority or responsibilities in effect immediately prior to such reduction, or a change in the senior executive’s reporting position such that the senior executive no longer reports directly to the officer position or its functional equivalent to which the senior executive was reporting immediately prior to such change in reporting position (unless the senior executive is reporting to the comparable officer position of the parent corporation in a group of controlled corporations following a Change of Control); (2) a material reduction in the senior executive’s base salary or target annual incentive (“Base Compensation”), unless the Company also similarly reduces the Base Compensation of all other employees of the Company with positions, duties and responsibilities comparable to the senior executive’s; (3) a material change in the geographic location at which the senior executive must perform services; (4) any purported termination of the senior executive’s employment for “Cause” without first satisfying the procedural protections set forth in his or her agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that the senior executive will retain substantially similar responsibilities in the acquirer or the merged or surviving company as he or she had prior to the transaction.

PBRSUs

In the event of a change of control of the Company prior to the expiration of the applicable performance period for a PBRSU grant, the number of shares that vest at the end of the applicable performance period (such vesting, the “Change of Control Vesting”) will be determined by (1) the relative performance of the Company’s TSR using the per share value of the Company’s common stock payable to stockholders in connection with the change of control will be measured against the applicable benchmark for the same period, and (2) the achievement of cumulative AOI targets measured as of the date of the change of control, subject to continuous service by the NEO through the end of the performance period. If the NEO is terminated without “Cause” or resigns for “Good Reason” (each as defined in the NEO’s Change of Control Agreement) on or following the Change of Control, the vesting of the PBRSUs will accelerate upon the date on which the NEO is terminated or resigns and the number of PBRSUs that vest will be determined in accordance with the Change of Control Vesting. If the NEO’s employment terminates due to the NEO’s death or permanent disability (a “Qualifying Termination”), then the measurement period shall terminate on the date of the Qualifying Termination and the number of PBRSUs that vest (measured based on the actual performance of the Company’s TSR or AOI, as applicable) will be prorated based on the percentage of time worked during the applicable performance period. In the event of the voluntary termination of employment by the NEO either (a) after reaching 62 years of age or (b) on or after reaching 55 years of age following a minimum of ten (10) years of continuous service to the Company of its subsidiaries, the NEO’s PBRSUs will remain outstanding through the applicable performance period and the number of PBRSUs that vest will be prorated based the percentage of time worked during the applicable performance period.

Executive Medical Retirement Plan

The Company adopted the Executive Medical Retirement Plan (the “Medical Plan”) in 2005, which upon retirement provides a health reimbursement account to reimburse eligible retired executives for premiums paid for individual insurance covering the retiree and any eligible dependents for the period from January 1, 2017 through December 31, 2019. The Medical Plan was no longer available to new participants as of November 12, 2015. The Medical Plan terminates by its terms on December 31, 2019. Mr. Kurian and Mr. Reich are the only NEOs that are eligible for benefits under the Medical Plan. On or after December 31, 2019 but ending on December 31, 2021, Mr. Kurian and Mr. Reich will be eligible to receive a lump sum cash payment equal to two years of projected health care costs, or a prorated portion thereof, pursuant to the methodology set forth in the Executive Medical Retirement Plan.

Estimated Payments Upon Termination of Employment and/or a Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of fiscal 2019 pursuant to the Change of Control Severance Agreements in effect at that time. Please see above for a description of payments payable under the New Change of Control Severance Agreements entered into following the end of fiscal 2019.Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2019 (April 26, 2019), and the price per share of the Company’s common stock is the closing price of the Nasdaq Global Select Market as of that date of $71.90. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.

		Potential Payments Upon
		Involuntary Termination Other Than For Cause				Voluntary Termination For Good Reason
Name	Type of Benefit	Prior to Change of Control ($)		On or Within 24 Months Following Change of Control ($)		Prior to Change of Control ($)		On or Within 24 Months Following Change of Control ($)
George Kurian	Cash severance payments	—		4,995,000	(1)	—		4,995,000	(1)
	Vesting acceleration of time-based equity (2)	—		9,156,465	(3)	—		9,156,465	(3)
	Vesting acceleration of PBRSUs	13,056,552	(4)	26,883,410	(3)(5)	13,056,552	(4)	26,883,410	(3)(5)
	Continued coverage of employee benefits (6)(9)	—		50,040		—		50,040
	Total termination benefits	13,056,552		41,084,915		13,056,552		41,084,915
	Total previously vested equity value	5,677,848		5,677,848		5,677,848		5,677,848
	Full “walk away” value	18,734,400		46,762,763		18,734,400		46,762,763
Ronald J. Pasek	Cash severance payments	—		1,890,000.00	(7)	—		1,890,000.00	(7)
	Vesting acceleration of time-based equity (2)	—		4,012,811.00	(3)	—		4,012,811.00	(3)
	Vesting acceleration of PBRSUs	4,241,939	(4)	8,771,800.00	(3)(5)	4,241,939	(4)	8,771,800.00	(3)(5)
	Continued coverage of employee benefits (8)	—		37,680		—		37,680
	Total termination benefits	4,241,939		14,712,291		4,241,939		14,712,291
	Total previously vested equity value	—		—		—		—
	Full “walk away” value	4,241,939		14,712,291		4,241,939		14,712,291
Joel D. Reich	Cash severance payments	—		1,650,600	(7)	—		1,650,600	(7)
	Vesting acceleration of time-based equity (2)	—		3,371,123	(3)	—		3,371,123	(3)
	Vesting acceleration of PBRSUs	3,576,966	(4)	6,686,700	(3)(5)	3,576,966	(4)	6,686,700	(3)(5)
	Continued coverage of employee benefits (8)(9)	—		31,560		—		31,560
	Total termination benefits	3,576,966		11,739,983		3,576,966		11,739,983
	Total previously vested equity value	201,834		201,834		201,834		201,834
	Full “walk away” value	3,778,800		11,941,817		3,778,800		11,941,817
Henri P. Richard	Cash severance payments	—		1,890,000	(7)	—		1,890,000	(7)
	Vesting acceleration of time-based equity (2)	—		4,426,452	(3)	—		4,426,452	(3)
	Vesting acceleration of PBRSUs	4,481,590	(4)	9,347,000	(3)(5)	4,481,590	(4)	9,347,000	(3)(5)
	Continued coverage of employee benefits (8)	—		31,560		—		31,560
	Total termination benefits	4,481,590		15,695,012		4,481,590		15,695,012
	Total previously vested equity value	—		—		—		—
	Full “walk away” value	4,481,590		15,695,012		4,481,590		15,695,012
Matthew K. Fawcett	Cash severance payments	—		1,452,600	(7)	—		1,452,600	(7)
	Vesting acceleration of time-based equity (2)	—		2,638,730	(3)	—		2,638,730	(3)
	Vesting acceleration of PBRSUs	3,666,828	(4)	7,118,100	(3)(5)	3,666,828	(4)	7,118,100	(3)(5)
	Continued coverage of employee benefits (8)	—		43,470		—		43,470
	Total termination benefits	3,666,828		11,252,900		3,666,828		11,252,900
	Total previously vested equity value	—		—		—		—
	Full “walk away” value	3,666,828		11,252,900		3,666,828		11,252,900

(1)

Pursuant to the applicable terms of Mr. Kurian’s Change of Control Severance Agreement, as amended, in effect on April 26, 2019, this amount represents the sum of 200% of the Mr. Kurian’s annual base salary and 200% of Mr. Kurian’s target annual bonus.

(2)

None of our NEOs have any outstanding options that are unvested. For unvested RSUs, aggregate market value is determined by multiplying (1) the number of shares subject to such awards as of April 26, 2019, by (2) $71.90. If there is no amount listed in this row, all of the senior executive’s unvested outstanding options have an exercise price in excess of $71.90 and the individual does not hold any unvested restricted stock and/or RSUs.

(3)

Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 26, 2019, equity awards that are subject to time-based vesting will vest as to that portion of the award that would have vested through the 48-month period following the senior executive’s termination date had the senior executive remained employed through such period. Additionally, the senior executive will be entitled to accelerated vesting as to an additional 100% of the then-unvested portion of all of his outstanding equity awards that are scheduled to vest pursuant to performance-based criteria, unless otherwise provided in the applicable award agreement governing the equity award. Under the terms of the grant agreements for the PBRSUs, the performance period for the grant is deemed to end upon a change of control of the Company and the number of PBRSUs that vest will be determined by (1) the Company’s TSR as measured against the applicable benchmark, as applicable or (2) the Company’s achievement of cumulative AOI targets, and the actual award amount.

(4)

Pursuant to the terms of the grant agreement for the PBRSUs, if the senior executive’s employment terminates due to the his or her death or permanent disability (a “Qualifying Termination”), then the measurement period shall terminate on the date of the Qualifying Termination and the number of PBRSUs that vest (measured based on (1) the actual performance of the Company’s TSR against the applicable benchmark, as applicable, or (2) the Company’s achievement of cumulative AOI targets) will be prorated based the percentage of time worked during the applicable performance period.

(5)

Pursuant to the terms of the grant agreement for the PBRSUs, the vesting of the PBRSUs will accelerate upon the date on which the senior executive is terminated or resigns and the number of PBRSUs that vest will be determined in accordance with the Change of Control Vesting. For purposes of this table, the closing price of the Company’s common stock on April 26, 2019 ($71.90) is used as the per share value of the Company’s common stock payable to stockholders in connection with the change of control.

(6)

Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 26, 2019, if Mr. Kurian elects continuation coverage pursuant to COBRA for himself and his eligible dependents, the Company will reimburse Mr. Kurian for the COBRA premiums for such coverage until the earlier of (1) 24 months, or (2) the date upon which Mr. Kurian and/or his eligible dependents are covered under similar plans or are no longer eligible for coverage under COBRA.

(7)

Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 26, 2019, this amount represents the sum of 150% of the senior executive’s annual base salary and 150% of the senior executive’s target annual bonus.

(8)

Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 26, 2019, if the senior executive elects continuation coverage pursuant to COBRA for the senior executive and his or her eligible dependents, the Company will reimburse the senior executive for the COBRA premiums for such coverage until the earlier of (1) 18 months; or (2) the date upon which the senior executive and/or his or her eligible dependents are covered under similar plans.or are no longer eligible for coverage under COBRA.

(9)

Assumes that the senior executive elects to continue coverage of employee benefits under COBRA, and does not continue coverage under the Medical Plan. Please see the section entitled “Executive Medical Retirement Plan” for further information on the value of benefits provided through the Medical Plan.

Equity Compensation Plan Information

The following table provides information as of April 26, 2019 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options and awards granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally granted those options and awards. Footnote 5 to the table sets forth the total number of shares of common stock issuable upon the exercise of those assumed options and awards as of April 26, 2019 and the weighted-average exercise price.

	A	B	C
	Number of Securities to be Issued upon Exercise of Outstanding Options, and vesting of RSU and PBRSU Awards (#)(2)	Weighted-Average Exercise Price of Outstanding Options ($)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(Excluding Securities Reflected in Column A)(4)
Equity compensation plans approved by stockholders (1)	7,963,462	$37.4632	34,885,062
Equity compensation plans not approved by stockholders (5)	—	—	—
Total (6)	7,963,462	$37.4632	34,885,062

(1)	The category consists of the Company’s Stock Plan and the Purchase Plan.
(2)

Includes 304,593 shares of common stock issuable upon exercise of outstanding options, 6,566,237 shares of common stock issuable upon vesting and payout of shares subject to outstanding RSU awards and 1,092,632 shares of common stock issuable upon vesting and payout of shares subject to PBRSU awards, assuming the maximum number of shares vest. Excludes purchase rights accruing under the Company’s Purchase Plan. The Purchase Plan was approved by the stockholders in connection with the initial public offering of the Company’s common stock. Under the Purchase Plan, each eligible employee may purchase up to 1,500 shares of common stock at semiannual intervals on the last business day of May and November of each year at a purchase price per share equal to 85% of the lesser of (1) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semiannual purchase date occurs; or (2) the closing selling price per share on the semiannual purchase date.

(3)	Column B does not take into account shares issuable upon the vesting of outstanding RSUs, which have no exercise price.
(4)

Includes (1) 27,937,748 shares of common stock available for issuance under the Stock Plan; and (2) 6,947,314 shares available for issuance under the Purchase Plan. As of July 17, 2019, 22,892,346 shares were available for issuance under the Stock Plan. As of July 17, 2019, 5,858,396 shares were available for issuance under the Purchase Plan.

(5)

The table does not include information for equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally established those plans. As of April 26, 2019, there were a total of 342,685 shares subject to outstanding awards under all equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 111,237 shares were subject to outstanding option awards and 231,448 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $8.92 per share and a weighted-average remaining term of 5.87 years as of such date. No additional awards may be made under those assumed plans.

(6)

As of April 26, 2019, there were a total of 8,306,147 shares subject to outstanding awards under all of the Company’s equity compensation plans, including equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 415,830 shares were subject to outstanding option awards and 7,890,317 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $29.8368 per share and a weighted-average remaining term of 2.92 years as of such date. As of July 17, 2019, there were a total of 8,958,370 shares subject to outstanding awards under all of the Company’s equity compensation plans, including equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 411,668 shares were subject to outstanding option awards and 8,546,702 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $27.05 and a weighted-average remaining term of 3.19 years as of such date.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of George Kurian, our CEO.

Under the pay ratio rules, a company is required to identify its median employee only once every three years and calculate total compensation for that employee each year, provided that, during the company’s last completed fiscal year there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. Because we did not experience any change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact the pay ratio disclosure, we continued to use the median employee identified in fiscal 2018 for purposes of our fiscal 2019 pay ratio disclosure.

When we identified the median employee in fiscal 2018, we relied on a methodology and certain material assumptions, adjustments, and estimates as described in this paragraph. We determined our median employee from the global Company employee population (except the CEO) as of March 5, 2018 (a date within the last three months of the Company’s last completed fiscal year) using expected annual total compensation for fiscal 2019 as of March 5, 2018. Expected annual total compensation included base salary, cash incentive payments, commissions, the grant date value of any equity awards and the value of fringe benefits received. All foreign currencies were converted to U.S. dollars using the exchange rates in effect on March 5, 2018. We annualized the salaries but not the cash and equity incentive compensation of the employees that were not employed by the Company for the full fiscal year. We did not exclude any employees from the calculation of the median or use any cost-of-living adjustments.

For the fiscal 2019 pay ratio disclosure, we calculated the median employee’s annual total compensation for fiscal 2019 as of April 26, 2019 in the same manner that we calculate our CEO’s total compensation as shown in the Summary Compensation Table. We determined that the median employee’s annual total compensation was $198,620. Our CEO’s annual total compensation was $13,164,969 as shown in the Summary Compensation Table. The fiscal 2019 ratio of our CEO’s annual total compensation to that of our median employee is 67:1.

NetApp believes that its methodology, which is consistent with the requirements of the SEC, yielded a reasonable estimate of the pay ratio. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. Thus, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2019, the members of the Compensation Committee were Gerald Held, Kathryn M. Hill, George T. Shaheen and Richard P. Wallace. None of these individuals was at any time during fiscal 2019, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

Our Corporate Governance and Nominating Committee is responsible for the review, approval, and ratification of transactions with related persons. Specifically, the Corporate Governance and Nominating Committee has the authority to:

•	Consider questions of possible conflicts of interest of members of our Board and corporate officers;
•	Review actual and potential conflicts of interest of members of our Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest;
•	Establish policies and procedures for the review and approval of “related person transactions,” as defined in applicable SEC rules;
•	Conduct ongoing reviews of potential related person transactions; and
•	Review and approve all related person transactions.

Pursuant to the SEC’s rules and regulations, “related persons” include, but are not limited to, the Company’s directors, executive officers, and beneficial owners of more than 5% of the Company’s outstanding common stock. If the determination is made that a related person has a material interest in any Company transaction, then the Corporate Governance and Nominating Committee, consisting of all independent directors, is responsible for reviewing and approving or ratifying it. An approved transaction would be disclosed in accordance with the SEC rules if required. If the related person at issue is a director of the Company, or a family member of a director, then that director would not participate in those discussions.

In the ordinary course of our business, we engage in transactions with the Google Cloud division of Alphabet Inc. Thomas Kurian, the brother of our Chief Executive Officer and President, George Kurian, is the CEO of Google Cloud. Our relationship with Google Cloud preceded Mr. Thomas Kurian’s employment there. We believe that the transactions with Google Cloud have been entered into in the ordinary course of business and have been conducted on an arms-length basis and do not represent a material interest to any of our related persons.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”). The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards 1301 adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding “Communications with Audit Committees,” and Rule 2-07 of SEC Regulation S-X.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2019, as filed with the SEC on June 18, 2019.

Submitted by the Audit Committee

of the Board of Directors:

Scott F. Schenkel, Chairman

Deborah L. Kerr

T. Michael Nevens

MANAGEMENT PROPOSALS

Proposal Number 1:

Election of Directors

Introduction

At the Annual Meeting, seven (7) directors will be elected to serve until the 2020 Annual Meeting or until successors for such directors are elected and qualified, or until the death, resignation or removal of such directors.

The Board has nominated for re-election seven (7) of the Company’s current directors, as listed below:

T. Michael Nevens	Deborah L. Kerr	George T. Shaheen
Gerald Held	George Kurian
Kathryn M. Hill	Scott F. Schenkel

Each person nominated has consented to being named in this Proxy Statement and has agreed to serve as a director, if elected. The Board has no reason to believe that any nominee will be unavailable or will decline to serve as a director. In the event, however, that any nominee is unable or declines to serve as a director, the proxies will be voted for any nominee who is designated by our Board to fill the vacancy and following appropriate disclosure of the identity of that individual. The proxies solicited by this Proxy Statement may not be voted for more than seven (7) nominees.

Information Regarding the Nominees

Information regarding the qualifications and experience of each of the nominees may be found in the sections of this proxy titled “Director Nominees” and “Our Board of Directors.”

Vote Required

In an uncontested election of directors, to be elected to our Board, each nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning that the number of votes “FOR” such nominee must exceed the number of votes “AGAINST” such nominee. Under our Corporate Governance Guidelines, each director is required to submit in advance an irrevocable, conditional resignation that will be effective only upon both (1) the failure to receive the required vote at the next stockholders’ meeting at which the director faces reelection; and (2) our Board’s acceptance of such resignation. If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act to determine whether to accept the director’s irrevocable, conditional resignation and will submit its recommendation to our Board for consideration.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal Number 1

Proposal Number 2:

Amendments TO the Company’s Amended and Restated 1999 Stock Option Plan

Introduction

We are asking our stockholders to approve amendments to the Company’s Amended and Restated 1999 Stock Option Plan (the “Stock Plan”) to increase the number of shares that may be issued thereunder by 4,000,000, and to approve a new 10-year term of the Stock Plan. The Compensation Committee, pursuant to authority delegated by the Board, has approved the increase in the number of shares reserved for issuance under the Stock Plan and the new 10-year term, both subject to approval from stockholders at the Annual Meeting. The Company’s NEOs and directors have an interest in this Proposal Number 2 due to their participation in the Stock Plan.

The Stock Plan is intended to increase incentives and to encourage stock ownership on the part of eligible employees, non-employee directors and consultants who provide significant services to the Company and its affiliates. The Company believes strongly that the approval of these amendments to the Stock Plan will enable the Company to continue to use the Stock Plan to achieve our goals in attracting and retaining our most valuable asset: our employees. Offering a broad-based equity compensation program is vital to attracting and retaining highly skilled people in our industry. The Company believes that employees who have a stake in the future success of our business become highly motivated to achieve our long-term business goals and increase stockholder value. Our employees’ innovation and productivity are critical to our success in a highly competitive and fast-paced industry. The Stock Plan is designed to assist in recruiting, motivating and retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders.

Following review and deliberation by both our Board and the Compensation Committee and pursuant to final authority delegated by our Board, the Compensation Committee approved the increase to the number of shares reserved for issuance under the Stock Plan and approved a new 10-year term for the Stock Plan. In determining the number of shares reserved for issuance under the Stock Plan, our Board and Compensation Committee considered a number of factors, including:

•

Historical Grant Practices. The Board and Compensation Committee considered the historical number of equity awards that the Company has granted in the past three years. Our burn rate, which we define as the number of options granted plus adjusted RSUs granted and PBRSUs vested (adjusted consistent with the ISS volatility multiplier) each year divided by the weighted average shares of common stock outstanding for that fiscal year, calculated for each of the past three years, averages 3.81%.

•

Historical Share Grant and Delivery/Vesting Table. The table below is provided to highlight the timing of both the issuance and delivery of PBRSUs and service-vested RSUs and the issuance and exercise of options under all of the Company’s equity plans. Generally, all RSUs and options issued to the Company’s employees have time-vesting requirements. Performance-based issuances are granted upon the achievement of Company performance goals and are delivered after the satisfaction of additional time-vesting requirements. The Company believes this additional disclosure is important to evaluate the dilutive impact of its equity compensation programs.

	Shares Granted			Shares Delivered/Vested/Exercised
	2017	2018	2019	2017	2018	2019
Options(1)	—	—	—	1,690,465	1,966,222	635,586
PBRSUs(2)	1,107,820	930,800	627,232	131,073	439,199	506,807
RSUs(3)	4,847,177	3,480,920	2,596,676	3,157,616	2,847,222	1,820,794
Total	5,954,997	4,411,720	3,223,908	4,979,154	5,252,643	2,963,187

(1)	Reflects options granted and options exercised during the past three fiscal years.

(2)	Units become eligible to vest upon achievement of Company performance goals within specified time periods.
(3)	Units subject to time vesting requirements.
•

Forecasted Grant Practices. For fiscal 2020, we currently forecast granting full value awards (in the form of RSUs) and PBRSUs covering 7,056,000 shares, which is equal to 2.95% of our common stock outstanding as of July 17, 2019. Based on our projections, we also forecast cancellation of options and forfeitures of RSUs and PBRSUs of approximately 1,500,000 shares over this period. If our expectation for cancellations is accurate, our net grants (grants less cancellations) for fiscal 2020 would be approximately 5,556,000 shares, or approximately 2.32% of our common stock outstanding as of July 17, 2019. If approved, the amendments to the Stock Plan would increase the number of shares issuable under the Stock Plan by an additional 4,000,000 shares, bringing the total number of shares available for future grants to 26,892,346 shares as of July 17, 2019, assuming that the additional 4,000,000 shares were available for grant on that date. We believe, and the Board and Compensation Committee considered, that this expected forecast will provide us with a share reserve that will allow us to make equity awards for expected new hires, focal awards, any special retention needs and employee growth through any opportunistic acquisitions or hiring for fiscal 2020. The Compensation Committee expects that the total available shares for issuance under the Stock Plan (as proposed to be amended) should be sufficient to cover the Company’s projected equity awards for the current, as well as into the following, fiscal year. Consistent with its practice in prior years, the Company anticipates making future requests for additional increases in the share reserve on an annual basis so that stockholders can routinely evaluate the Stock Plan’s continued effectiveness. However, circumstances such as a change in business conditions, our compensation programs, or our strategy could alter this projection and our expectations.

•

Awards Outstanding Under Existing Grants and Dilutive Impact. As of July 17, 2019, we have outstanding stock options covering 272,155 shares, 6,605,256 unvested RSUs and 1,694,632 unvested PBRSUs, assuming that the maximum number of granted PBRSUs vest. The Compensation Committee evaluated the value of available awards (adjusted for the relative dilutive cost of stock options vs. full value shares) based on outstanding awards under the Stock Plan as a percentage of the Company’s market capitalization, and determined that authorizing 4,000,000 additional shares for issuance under the Stock Plan, in addition to shares remaining available for issuance under the Stock Plan, was reasonable relative to accepted technology industry norms of value transfer. Accordingly, the approximately 8,572,043 shares subject to outstanding awards (commonly referred to as the “overhang”) represent approximately 3.6% of our outstanding shares as of July 17, 2019, and the total of approximately 26,892,346 shares that would be available for issuance if Proposal Number 2 is approved would represent an additional 11.25% of our outstanding shares. Based on this analysis, the Compensation Committee concluded that the total overhang percentage was within the 25th and 50th percentiles of its Compensation Peer Group and would not result in excessive overhang for stockholders.

Current Awards Outstanding

Set forth below is information regarding shares currently outstanding under all of the Company’s equity compensation plans, including the Stock Plan and equity compensation plans assumed by the Company in connection with mergers and acquisitions.

Selected Data as of July 17, 2019

Number of shares subject to outstanding awards under all of the Company’s equity compensation plans, including equity compensation plans assumed by the Company in connection with mergers and acquisitions (1)	8,958,370
Number of shares subject to outstanding options	411,668
Weighted average exercise price of outstanding options	$27.0491
Weighted average remaining term of outstanding options (in years)	3.19
Number of shares subject to outstanding RSUs	6,852,070
Number of shares subject to outstanding PBRSUs (assuming maximum vest)	1,694,632
Shares remaining for grant under the 1999 Plan (before Proposal No. 2 is approved)	22,892,346
Shares remaining for grant under the 1999 Plan (assuming this Proposal No. 2 is approved)	26,892,346
Shares remaining for grant under all other equity compensation plans	—

(1)

Does not include shares of common stock reserved for issuance under the Company’s Employee Stock Purchase Plan. See Proposal No. 3 for additional information regarding these shares. Under the Stock Plan, shares subject to full value awards granted on or after the 2013 Annual Meeting will count against the share reserve as two shares for every one share subject to such an award. To the extent that a share that was subject to an award that counted as two shares against the Stock Plan reserve is returned to the Stock Plan, then the Stock Plan reserve will be credited with two shares that will thereafter be available for issuance under the Stock Plan.

Description of the Stock Plan

The following paragraphs provide a summary of the principal features of the Stock Plan and its operation. The Stock Plan is set forth in its entirety and is attached as Appendix A to this Proxy Statement with the SEC. The following summary is qualified in its entirety by reference to the complete text of the Stock Plan.

The Stock Plan is divided into five separate equity programs:

1.

Discretionary Option Grant Program. Under the Discretionary Option Grant Program, the Plan Administrator (as defined below) is able to grant options to purchase shares of stock at an exercise price not less than the fair market value of those shares on the grant date.

2.

Stock Appreciation Rights Program. Under the Stock Appreciation Rights Program, the Plan Administrator is able to grant stock appreciation rights that will allow individuals to receive the appreciation in share price between the date of grant and the exercise date for shares subject to the award.

3.

Stock Issuance Program. Under the Stock Issuance Program, the Plan Administrator is able to make direct issuances of shares of stock either through the issuance (or promise to issue) or immediate purchase of such shares or as a bonus for services rendered by participants on such terms as the Plan Administrator deems appropriate. In addition, the Plan Administrator is able to make grants of RSUs on such terms as the Plan Administrator deems appropriate.

4.

Performance Share and Performance Unit Program. Under the Performance Share and Performance Unit Program, the Plan Administrator is able to grant performance shares and performance units, which are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest.

5.	Automatic Award Program. Under the Automatic Award Program, non-employee directors automatically receive award grants at periodic intervals to purchase or receive shares of stock.

Administration of the Stock Plan

The Compensation Committee of the Board administers the Stock Plan (in this role, the “Plan Administrator”). The members of the Compensation Committee qualify as non-employee directors under Rule 16b-3 of the Exchange Act.

Subject to the terms of the Stock Plan and the delegation described below, the Plan Administrator has the sole discretion to select the employees, consultants, non-employee directors and other independent advisors who will receive awards, determine the terms and conditions of awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Stock Plan and outstanding awards; provided, however, that the Company is unable (without the approval of stockholders) to reduce the exercise price of any outstanding stock options or stock appreciation rights granted under the Stock Plan or cancel any outstanding stock options or stock appreciation rights and immediately replace them with new stock options or stock appreciation rights with a lower exercise price, awards of a different type, and/or cash. Administration of the Automatic Award Program is self-executing in accordance with the terms of the program, but the Board or Compensation Committee has discretion to revise the amount or type of award made under the program on a prospective basis. Subject to the terms of our Compensation Committee charter, the terms of the Stock Plan, and applicable law, the Compensation Committee may delegate any part of its authority and powers under the Stock Plan to a subcommittee. This subcommittee is currently composed of our CEO and the Company’s Senior Vice President of Human Resources. The subcommittee may award equity to employees who hold positions at the Vice President level or below according to equity grant guidelines established by the Compensation Committee each year, and provided that the equity subcommittee may not grant awards in excess of the pool authorized by the Compensation Committee. References to the “Plan Administrator” in this Proposal Number 2 also refer to the subcommittee where authority has been delegated to it. Only the Compensation Committee itself can make awards to participants who are subject to Section 16(b) of the Exchange Act (such officers are referred to herein as “executive officers”).

Shares Subject to the Stock Plan

If Proposal Number 2 is approved, a total of 170,180,429 shares will be reserved for issuance under the Stock Plan. As of July 17, 2019, (1) 8,572,043 shares were subject to outstanding awards granted under the Stock Plan, of which 272,155 shares were subject to option awards, 6,605,256 shares were subject to full value RSU awards and 1,694,632 shares were subject to PBRSUs, assuming that the maximum number of granted PBRSUs vest; and (2) 22,892,346 shares remained available for any new awards to be granted in the future. Shares subject to full value awards granted on or after the 2013 Annual Meeting will count against the share reserve as two shares for every one share subject to such an award. To the extent that a share that was subject to an award that counted as two shares against the Stock Plan reserve pursuant to the preceding sentence is returned to the Stock Plan, the Stock Plan reserve will be credited with two shares that will thereafter be available for issuance under the Stock Plan. If the exercise price of an award under the Stock Plan is paid with shares, or if shares otherwise issuable under the Stock Plan are withheld by the Company to satisfy any withholding taxes incurred in connection with the exercise of an award or the vesting or disposition of exercised shares or stock issuances under the Stock Plan, then the number of shares available for issuance under the Stock Plan will be reduced by the gross number of shares for which the award is exercised or the gross number of exercised shares or stock issuances which vest, and not by the net number of shares issued to the holder of such award or exercised shares or stock issuances. With respect to stock appreciation rights, all of the shares covered by the award (that is, shares actually issued pursuant to a stock appreciation right, as well as the shares of common stock that represent payment of the exercise price) will cease to be available under the Stock Plan. The Stock Plan and applicable law prohibits the Company from adding shares that have been repurchased by the Company using stock option exercise proceeds to the number of shares available for issuance under the Stock Plan without stockholder approval. As of July 17, 2019, the outstanding option awards have a weighted-average exercise price of $37.6213 per share and a weighted-average remaining term of 1.62 years. The closing price of our common stock was $59.32 on July 17, 2019.

If an award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the Stock Plan. Also, in the event any change is made to our common stock issuable under the Stock Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, merger, reorganization, consolidation, recapitalization, exchange of shares, or other change in capitalization of the Company affecting the outstanding common stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (1) the maximum number and/or class of securities issuable under the Stock Plan; (2) the maximum number, value and/or class of securities for which any one individual may be granted stock options, stock appreciation rights, stock issuances, RSUs, or performance shares or performance units under the Stock Plan per calendar year; (3) the class, value and/or number of securities and the purchase price per share in effect under each outstanding award; and (4) the class, value and/or number of securities for which automatic awards are to be subsequently made under the Automatic Award Program. The Plan Administrator will make adjustments to outstanding awards to prevent the dilution or enlargement of benefits intended to be provided thereunder.

Eligibility

All of our employees (including employees of any parent or subsidiary, our non-employee members of the Board and any consultants and other independent advisors who provide services to the Company (or any parent or subsidiary of the Company) are eligible to receive awards under the Stock Plan. However, the Company does not currently grant equity awards to its consultants or other independent advisors who provide services to the Company. No non-employee member of the Board participating in the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs may be granted, in any calendar year of the Company, awards (whether settled in cash or stock) with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000. For purposes of clarification, this limitation only applies to awards granted under the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs and does not apply to the value of awards non-employee Board members may receive under the Automatic Award Program. No non-employee member of the Board participating in the Automatic Award Program may be granted, in any calendar year, awards (whether settled in cash or stock) with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000. As of July 17, 2019, approximately 10,600 employees and 7 non-employee Board members were eligible to participate in the Stock Plan.

Discretionary Option Grant Program

A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. Under the Discretionary Option Grant Program, the Plan Administrator may grant nonstatutory stock options and/or incentive stock options (which entitle the recipients, but not the Company, to more favorable tax treatment). The Plan Administrator will determine the number of shares covered by each option, but during any calendar year and subject to the provisions of the Stock Plan, no participant may be granted options and/or stock appreciation rights covering more than 3,000,000 shares in the aggregate.

The exercise price of each option is set by the Plan Administrator, but cannot be less than 100% of the fair market value of the shares covered by the option on the date of grant. The exercise price of an incentive stock option must be at least 110% of fair market value if on the grant date the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

An option granted under the Discretionary Option Grant Program cannot be exercised until it becomes vested. The Plan Administrator establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Plan Administrator. To the extent that the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year is greater than $100,000, the excess above $100,000 will be treated as a nonstatutory stock option. Options granted under the Stock Plan expire at the times established by the Plan Administrator, but not later than seven years after the grant date.

Stock Appreciation Rights Program

A stock appreciation right is the right to receive the appreciation in fair market value between the date of grant and exercise date, for shares subject to the award. We can pay the appreciation in either cash or shares or in some combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Plan Administrator, subject to the terms of the Stock Plan. Subject to the provisions of the Stock Plan, no participant will be granted stock appreciation rights and/or options covering more than 3,000,000 shares in the aggregate during any calendar year. The exercise price of each stock appreciation right is set by the Plan Administrator, but cannot be less than 100% of the fair market value of the shares covered by the award on the date of grant. A stock appreciation right granted under the Stock Plan cannot be exercised until it becomes vested. The Plan Administrator establishes the vesting schedule of each stock appreciation right at the time of grant. Stock appreciation rights granted under the Stock Plan expire at the times established by the Plan Administrator, but not later than seven years after the grant date.

Stock Issuance Program

Stock issuances are awards where shares are or will be issued to a participant and the participant’s right to retain or receive such shares will vest in accordance with the terms and conditions established by the Plan Administrator. RSUs (restricted stock units) are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest. The number of shares covered by a stock issuance award or restricted stock unit awards will be determined by the Plan Administrator. During any calendar year and subject to the provisions of the Stock Plan, no participant is able to receive awards granted under the Stock Issuance Program covering more than 1,000,000 shares.

In determining whether an award should be made and/or the vesting schedule for any such award, the Plan Administrator may impose whatever conditions to vesting as it determines to be appropriate. For example, the Plan Administrator may issue shares under the Stock Issuance Program which are fully and immediately vested upon issuance or which are to vest in one or more installments over the participant’s period of service or upon attainment of specified performance objectives.

Performance Share and Performance Unit Program

Performance shares and performance units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest. The Plan Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as an employee) in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid to participants. The Plan Administrator may set performance objectives based upon the achievement of Company-wide, divisional or individual goals, or any other basis determined in its discretion. In establishing performance objectives, the Plan Administrator may provide that performance will be appropriately adjusted in its sole discretion. Subject to the provisions of the Stock Plan, no participant is able to receive more than 1,000,000 performance shares during any calendar year. Performance units will have an initial dollar value established by the Plan Administrator prior to the grant date. Performance shares have an initial value equal to the fair market value of a share on the grant date.

Automatic Award Program

The terms of the Stock Plan provide that our non-employee directors will automatically receive equity grants pursuant to a compensation policy adopted by the Board or the Compensation Committee. These grants may be revised from time to time as the Board or the Compensation Committee deems appropriate. Notwithstanding the foregoing, no non-employee director participating in the Automatic Award Program may be granted, in any calendar year of the Company, awards (whether settled in cash or stock) with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000. Since fiscal 2016, the automatic equity grants to non-employee directors have been in the form of RSUs. Subject to the provisions of the Stock Plan, non-employee directors are also eligible to receive discretionary awards pursuant to the other equity programs under the Stock Plan. The Board or the Compensation Committee, in their respective discretion, may change and otherwise revise the terms of awards granted pursuant to the compensation policy for awards granted on or after the date they make the change.

Pursuant to the terms of the outside director compensation policy adopted by the Board and the Compensation Committee, on the date of each annual stockholders meeting, but after any stockholder votes are taken on such date, our non-employee directors who continue to serve are eligible to receive an automatic annual equity award equal in value to $250,000 under the Automatic Award Program of the Stock Plan, which may be revised from time to time as our Board or the Compensation Committee deems appropriate, subject to the provisions of the Stock Plan. Effective as of the Annual Meeting, the independent Chair of our Board (assuming re-election) will be eligible to receive an automatic annual equity award equal in value to $325,000. Pursuant to the terms of the current outside director compensation policy, all automatic equity grants to non-employee directors will be in the form of RSUs. A newly elected or appointed director receives an RSU grant upon his or her first election or appointment to the Board with a value of $250,000 (if such election or appointment occurs before February of the applicable year) or with a value of $125,000 (if such election or appointment occurs in or after February of the applicable year). Equity awards for non-employee directors are represented as a dollar value rather than a fixed number of shares. For these purposes, the value of any awards of RSUs will equal the product of (1) the fair market value of one share of common stock on the grant date of such award; and (2) the aggregate number of RSUs.

RSUs granted under the compensation policy shall have a value equal to the fair market value of the shares on the grant date. RSUs granted pursuant to an initial award become 100% vested on the day preceding the next annual stockholders meeting following the grant date, subject to the non-employee director’s continued service on such date. All RSUs granted pursuant to an annual award become 100% vested on the day preceding the next annual stockholders meeting following the grant date, subject to the non-employee director’s continued service on such date. If a non-employee director terminates his or her service on the Board due to death or disability, 100% of his or her unvested RSUs would immediately vest. Additionally, the Board (or its authorized designee) may provide that holders of RSUs granted pursuant to the compensation policy be permitted to defer the delivery of the proceeds from vested RSUs to the extent that such deferral satisfies the requirements of the U.S. tax code.

Dividend Equivalents

Dividend equivalents, if any, will be credited to awards under the Stock Plan in such manner and subject to such terms and conditions as determined by the Plan Administrator in its sole discretion.  In the event of a dividend or distribution paid in shares or any other adjustment made upon a change in the capital structure of the Company, appropriate adjustments will be made to awards under the Stock Plan so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the participant would be entitled by reason of the consideration issuable upon settlement of the award, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the award under the Stock Plan.

Dividend equivalents will be subject to the share limits applicable to awards granted under the Stock Plan and dividends and other distributions payable with respect to shares (including dividend equivalents) will not be paid before the underlying shares vest.

Corporate Transaction / Change of Control

In the event of a Corporate Transaction (as defined in the Stock Plan), each stock option and stock appreciation right granted under the Discretionary Option Grant Program and the Stock Appreciation Rights Program will become fully exercisable, except to the extent that: (i) such award is, in connection with the Corporate Transaction, assumed by the successor corporation (or parent thereof) or replaced with a comparable award, (ii) such award is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested shares subject to the award at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to the award, or (iii) the acceleration of the award is subject to other limitations imposed by the Plan Administrator at the time of grant. Further, in the event of a Corporate Transaction, with respect to awards granted under the Stock Issuance Program, all of the Company’s outstanding repurchase rights shall terminate automatically, and all the shares of common stock subject to those terminated rights and the awards issued under the Stock Issuance Program will immediately vest in full (with all performance goals or other vesting criteria deemed achieved at target levels), except to the extent: (i) the awards as to which those repurchase rights or other vesting criteria pertain are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the equity award agreement governing such awards. With respect to awards granted under the Performance Share and Performance Unit Program, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met, except to the extent: (i) those awards are assumed or an equivalent option or right substituted by the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the award agreement. Upon a Corporate Transaction or Change of Control, with respect to awards granted under the Automatic Award Program, the shares subject to each outstanding option will fully vest, all repurchase rights of the Company outstanding will terminate and all vesting criteria relating to any outstanding RSUs will be deemed satisfied and all other terms and conditions met.

Immediately following the Corporate Transaction, outstanding awards will terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof). The Plan Administrator shall have the full power and authority to accelerate the vesting of awards upon a Corporate Transaction or Change of Control or upon an event or events occurring in connection with such transactions.

Awards to be Granted to Certain Individuals and Groups

The number of awards that an employee, non-employee director, or consultant may receive under the Stock Plan is at the discretion of the Plan Administrator and therefore cannot be determined in advance. The following table sets forth (1) the aggregate number of shares subject to awards of RSUs granted under the Stock Plan during fiscal 2019; (2) the aggregate number of shares subject to awards of PBRSUs granted under the Stock Plan during fiscal 2019, using the maximum vesting of 200% of target shares that could be earned if the highest level of performance is attained. At 100% target vesting, the shares reflected in the table would decrease by 50%; and (3) the total number of shares subject to awards under the Stock Plan during fiscal 2019, assuming maximum vesting of 200% target for PBRSUs. The Company did not grant options during fiscal 2019.

AMENDED PLAN BENEFITS

Stock Plan

Name of Individual or Group and Position	Number of RSUs Granted	Number of PBRSUs Granted(1)	Total(1)
George Kurian	34,000	203,000	237,000
Chief Executive Officer and President
Ronald J. Pasek	22,500	67,000	89,500
Executive Vice President and Chief Financial Officer
Joel Reich	16,000	49,000	65,000
Executive Vice President and General Manager, NetApp Storage Systems and Software business unit
Henri Richard	24,500	73,000	97,500
Executive Vice President, Worldwide Field and Custom Operations
Matthew K. Fawcett	12,000	37,000	49,000
Senior Vice President, General Counsel and Secretary
T. Michael Nevens	2,924	—	2,924
Chairman of the Board
Gerald Held	2,924	—	2,924
Director
Kathryn M. Hill	2,924	—	2,924
Director
Deborah L. Kerr	2,924	—	2,924
Director
Scott F. Schenkel	2,924	—	2,924
Director
George T. Shaheen	2,924	—	2,924
Director
Richard P. Wallace	2,924	—	2,924
Director
All current executive officers, as a group (5 persons)	109,000	429,000	538,000
All current directors who are not executive officers, as a group (7 persons)	20,468	—	20,468
All employees, including current officers who are not executive officers, as a group (4,244 persons)	2,487,676	198,232	2,685,908

(1)	Assumes maximum vesting of 200% of target shares that could be earned if the highest level of performance is attained. At 100% target vesting, the shares reflected in the table would decrease by 50%.

 Limited Transferability of Awards

Options granted under the Stock Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, participants may, in a manner specified by the Plan Administrator, transfer nonstatutory stock options (1) to a member of the participant’s family; (2) to a trust or other entity for the sole benefit of the participant and/or a member of his or her family; or (3) to a former spouse pursuant to a domestic relations order.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Stock Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options

No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

As a result of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (“Section 409A”), nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such awards and may be subject to an additional 20% tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions, and as a result, failure to comply with such similar provisions may result in an additional tax.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two-year or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

As a result of Section 409A, however, stock appreciation rights granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such options and may be subject to an additional 20% tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions, and as a result, failure to comply with such similar provisions may result in an additional tax.

Stock Issuance, Restricted Stock Units, Performance Units and Performance Shares

A participant generally will not have taxable income at the time an award of stock, RSUs, performance shares or performance units is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (1) freely transferable; or (2) no longer subject to substantial risk of forfeiture. However, the recipient of an award of restricted stock may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted and the recipient of an RSU granted pursuant to the Annual Award Program may be permitted to elect in accordance with federal tax laws when he or she will receive the payout from his or her earned RSUs and defer income taxation until the award is paid.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to certain other of our most highly compensated executive officers. As a result of the Tax Cuts and Jobs Act, and except for certain grandfathered arrangements, under Section 162(m) of the Code, effective January 1, 2018, any compensation over $1,000,000 paid to any of these specified executive officers is not deductible by the Company.

Amendment and Termination of the Stock Plan

The Board or the Primary Committee (as defined in the Stock Plan) generally may amend or terminate the Stock Plan at any time and for any reason, subject to stockholder approval, if applicable.

Term of the Stock Plan

Subject to the ability of the Board or the Primary Committee to terminate the Stock Plan, the Stock Plan will remain in effect until the earliest of: (i) the expiration date of the Stock Plan in 2029; (ii) the date on which all shares available for issuance under the Stock Plan have been issued; or (iii) the termination of all outstanding awards in connection with a Corporate Transaction.

Summary

The Stock Plan is designed to assist us in recruiting, motivating and retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders. We strongly believe that the amendments to the Stock Plan to increase the number of shares we can use to grant awards and to approve a new 10-year term is essential for us to compete for talent in the very competitive labor markets in which we operate.

Vote Required

The affirmative vote of a majority of the stock having voting power present in person or represented by proxy is required to approve this Proposal Number 2. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal Number 2

Proposal Number 3:

Amendment to the Company’s Employee Stock Purchase Plan

Introduction

The Company is asking the stockholders to approve an amendment to the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares authorized for issuance under the Purchase Plan by an additional 2,000,000 shares. The requested increase of 2,000,000 shares represents approximately 1% of the outstanding shares of the Company’s common stock as of July 17, 2019. The Company’s NEOs have an interest in this Proposal Number 3 due to their ability to participate in the Purchase Plan.

We are asking our stockholders to increase the number of shares authorized for issuance under the Purchase Plan to ensure that the Company can maintain a sufficient reserve of shares of the Company’s common stock available under the Purchase Plan. A sufficient reserve will ensure that the Purchase Plan continues to provide eligible employees of the Company and its participating affiliates (whether now existing or subsequently established) with the opportunity to purchase shares at semiannual intervals through their accumulated periodic payroll deductions.

The Purchase Plan was adopted by our Board on September 26, 1995 and became effective on November 20, 1995, in connection with the Company’s initial public offering of its common stock.

The terms and provisions of the Purchase Plan, as most recently amended, are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. The Purchase Plan is set forth in its entirety and is attached as Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Plan. Any stockholder may obtain a copy of the actual plan document by making a written request to the Corporate Secretary at the Company’s principal offices in Sunnyvale, California.

In considering its recommendation to amend the Purchase Plan to reserve an additional 2,000,000 shares for issuance, our Board considered the historical number of shares purchased under the Purchase Plan in the past three years. In fiscal 2017, fiscal 2018 and fiscal 2019, the number of shares purchased under the Purchase Plan was 3,707,555 shares, 3,837,185 shares and 3,015,288 shares, respectively. The actual number of shares that will be purchased under the Purchase Plan in any given year will depend on a number of factors, including the number of participants, the participants’ participation rates and our stock price. Based on usage in fiscal 2019, an additional 2,000,000 shares would  for three years. The Board also considered management’s recommendation as to the amount of the increase and its expectation for the number of employees who will participate in the Purchase Plan.

Description of the Purchase Plan

The Purchase Plan is administered by the Compensation Committee of our Board, serving as the plan administrator (the “Plan Administrator”). As Plan Administrator, such committee has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.

Share Reserve

If Proposal Number 3 is approved, the maximum number of shares reserved for issuance over the term of the Purchase Plan will be 67,500,000 shares. As of July 17, 2019, 59,841,604 shares had been issued under the Purchase Plan, and 5,858,396 shares were available for future issuance. The closing price of our common stock was $59.32 on July 17, 2019.

The shares issuable under the Purchase Plan may be made available from authorized but unissued shares or from shares of common stock reacquired by the Company, including shares purchased on the open market.

In the event that any change is made to the outstanding common stock (whether by reason of any stock split, stock dividend, recapitalization, exchange or combination of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration), appropriate adjustments will be made to (1) the maximum number and class of securities issuable under the Purchase Plan; (2) the maximum number and class of securities purchasable per participant on any one semiannual purchase date; (3) the maximum number and class of shares purchasable in total by all participants on any one purchase date (if applicable); and (4) the number and class of securities subject to each outstanding purchase right and the purchase price per share in effect thereunder. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Purchase Plan or the outstanding purchase rights thereunder.

Offering Period and Purchase Rights

Shares are offered under the Purchase Plan through a series of overlapping offering periods, each not to exceed 24 months in duration. Such offering periods will begin on the first business day of June and on the first business day of December of each year during the term of the Purchase Plan. Accordingly, two separate offering periods will begin in each calendar year.

Each offering period will consist of a series of one or more successive purchase intervals. Purchase intervals will run from the first business day in June to the last business day in November of the same year and from the first business day in December each year to the last business day in May in the immediately succeeding year. Accordingly, shares will be purchased on the last business day in May and November each year with the payroll deductions collected from the participants for the purchase interval ending with each such semiannual purchase date.

If the fair market value per share of common stock on any semiannual purchase date within a particular offering period is less than the fair market value per share of common stock on the start date of that offering period, then the participants in that offering period will automatically be transferred from that offering period after the semiannual purchase of shares on their behalf and enrolled in the new offering period, which begins on the next business day following such purchase date.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than 20 hours per week for more than five months per calendar year in the employ of the Company or any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the Purchase Plan), or any lesser number of hours per week and/or number of months in any calendar year established by the Plan Administrator in accordance with applicable law and the provisions of the Purchase Plan, is eligible to participate in the Purchase Plan.

An individual who is an eligible employee on the start date of any offering period may join that offering period, subject to certain enrollment timing restrictions contained in the Purchase Plan, by properly electing to participate in the offering period pursuant to procedures established by the Plan Administrator in accordance with the terms of the Purchase Plan. However, no employee may participate in more than one offering period at a time.

As of July 17, 2019, approximately 10,600 employees, including 5 of our current NEOs, were eligible to participate in the Purchase Plan.

Purchase Price

The purchase price of the shares purchased on behalf of each participant on each semiannual purchase date will be equal to 85% of the lower of (1) the fair market value per share on the start date of the offering period in which the participant is enrolled; or (2) the fair market value on the semiannual purchase date.

The fair market value per share on any particular date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date reported on the Nasdaq Global Select Market. On July 17, 2019, the closing selling price per share of the Company’s common stock on the Nasdaq Global Select Market was $52.39.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of 1% up to a maximum of 10% of his or her total cash earnings (generally base salary, bonuses, overtime pay, commissions, current profit-sharing distributions and other incentive-type payments) to be applied to the acquisition of shares at semiannual intervals. Accordingly, on each semiannual purchase date (the last business day in May and November each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares at the purchase price in effect for the participant for that purchase date. Any payroll deductions not applied to the purchase of shares on the purchase date shall be promptly refunded to the participant after the purchase date.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•

Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of shares (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding.

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	No participant may purchase more than 1,500 shares on any one purchase date.

The Plan Administrator will have the discretionary authority to increase, decrease, or implement the per participant and any total participant limitations prior to the start date of any new offering period under the Purchase Plan.

Withdrawal Rights and Termination of Employment

The participant may withdraw from the Purchase Plan at any time on or before the seventh business day prior to the next scheduled purchase date (subject to the Plan Administrator’s authority to designate a different withdrawal date in accordance with the provisions of the Purchase Plan, subject to any laws of the applicable jurisdiction), and upon such timely withdrawal, his or her accumulated payroll deductions will be promptly refunded.

Upon the participant’s cessation of employment or loss of eligible employee status, payroll deductions will automatically cease. Any payroll deductions which the participant may have made for the semiannual period in which such cessation of employment or loss of eligibility occurs will be promptly refunded.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

Purchase rights are not assignable or transferable by the participant and may be exercised only by the participant.

Change of Control

In the event a change of control occurs, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such change of control. The purchase price in effect for each participant will be equal to 85% of the lower of (1) the fair market value per share on the start date of the offering period in which the participant is enrolled at the time the change of control occurs; or (2) the fair market value per share immediately prior to the effective date of such change of control.

A change of control will be deemed to occur if (1) the Company is acquired through a merger or consolidation in which more than 50% of the Company’s outstanding voting stock is transferred to a person or persons different from those who held stock immediately prior to such transaction; (2) the Company sells, transfers or disposes of all or substantially all of its assets; or (3) any person or related group of persons acquires ownership of securities representing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

Share Proration

Should the total number of shares to be purchased pursuant to outstanding purchase rights on any particular date exceed either (1) the maximum number of shares purchasable in total by all participants on any one purchase date (if applicable); or (2) the number of shares then available for issuance under the Purchase Plan, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis. In such an event, the Plan Administrator will refund the accumulated payroll deductions of each participant, to the extent such deductions are in excess of the purchase price payable for the shares prorated to such individual.

Amendment and Termination

Unless sooner terminated by the Board, the Purchase Plan will terminate upon the earliest of (1) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights; or (2) the date on which all purchase rights are exercised in connection with a change of control.

Our Board may at any time alter, amend, suspend, terminate or discontinue the Purchase Plan and will seek stockholder approval of any changes to the extent necessary to comply with the Internal Revenue Code or other applicable law, regulation or stock exchange rule.

Purchase Plan Benefits

The table below shows, as to the NEOs and specified groups, the number of shares purchased under the Purchase Plan during fiscal 2019, together with the value of those shares as of the date of purchase.

Participation in the Purchase Plan

Participation in the Purchase Plan is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the last fiscal year for each of the NEOs, for all current executive officers as a group, and for all other employees who participated in the Purchase Plan as a group:

AMENDED PLAN BENEFITS

Employee Stock Purchase Plan

Name and Position	Number of Purchased Shares	Dollar Value of Purchased Shares ($)(1)
George Kurian	—	—
Chief Executive Officer and President
Ronald J. Pasek	799	$33,494
Executive Vice President and Chief Financial Officer
Henri Richard	997	$46,869
Executive Vice President, Worldwide Field and Customer Operations
Matthew K. Fawcett	987	$46,177
Senior Vice President, General Counsel and Secretary
Joel D. Reich	744	$29,762
Executive Vice President and General Manager, NetApp Storage Systems and Software business unit
All current executive officers as a group (5 persons)	3,527	$156,302
All employees, including current officers who are not executive officers, as a group (8,131 persons)	3,011,761	$108,734,375

(1)	Determined based on the fair market value of the shares on date of purchase, minus the purchase price under the Purchase Plan.

New Plan Benefits

No purchase rights have been granted, and no shares have been issued, on the basis of the share increase that is the subject of this Proposal Number 3.

Federal Tax Consequences

The Purchase Plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan, which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event that the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the actual semiannual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize capital gain equal to the amount by which the amount realized upon the sale or disposition exceeds the sum of the aggregate purchase price paid for the shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the actual semiannual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares; or (2) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price; or (2) 15% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Summary

Our Board believes that it is in the best interests of the Company and its stockholders to continue to provide employees with the opportunity to acquire an ownership interest in the Company through their participation in the Purchase Plan and thereby encourage them to remain in the Company’s employ and more closely align their interests with those of the stockholders.

Vote Required

The affirmative vote of a majority of the stock having voting power present in person or represented by proxy is required to approve this Proposal Number 3. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal Number 3

Proposal Number 4:

Advisory Vote to Approve Named Executive Officer Compensation (“Say On Pay”)

Introduction

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution approving the compensation of our NEOs as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed the compensation of our NEOs to align each NEO’s compensation with our short-term and long-term performance and interests of our stockholders, and to provide the compensation and incentives needed to attract, motivate and retain our NEOs, who are crucial to our long-term success. You are urged to read the disclosure under “Compensation Discussion and Analysis,” which describes in more detail our executive compensation policies, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which provide detailed information on the compensation of our NEOs.

Our compensation programs reflect our continued commitment to pay-for-performance, with a substantial portion of each NEO’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. During fiscal 2019, a significant percentage of each NEO’s total compensation (as reported in the Summary Compensation Table) was at-risk, being composed of performance-based cash bonus opportunities, restricted stock units (RSUs) and performance-based RSUs (PBRSUs). The Compensation Committee sets a portion of the compensation of the NEOs based on their ability to achieve annual operational objectives that advance our long-term business objectives and that are designed to create sustainable long-term stockholder value in a cost-effective manner. Our performance-based compensation elements are guided by the Compensation Committee’s long-term objectives of maintaining the market competitiveness and retention value of our compensation packages. In addition, we continue to be committed to good compensation governance practices. The Compensation Committee believes that the compensation arrangements for our NEOs are consistent with market practice and provide for compensation that is reasonable in light of our and each individual NEO’s performance. Moreover, the Compensation Committee does not include egregious pay practices, such as excessive perquisites or tax “gross up” payments, as elements of our NEOs’ compensation. The detailed ways in which we link pay with Company and individual performance and structure our NEO compensation arrangements consistent with good governance practices is described in the “Compensation Discussion and Analysis” section.

The resolution to approve the compensation of our NEOs on an advisory basis, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal 2019 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and is therefore not binding on us, the Compensation Committee or our Board. However, our Board and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will consider the results of this Proposal Number 4 in evaluating whether any actions are necessary to address those concerns. At the 2018 Annual Meeting, consistent with the recommendation of our Board, our stockholders voted in support of our advisory say-on-pay resolution, with 97% of the votes cast in favor. In light of the results of this vote, and after also considering a variety of other factors, the Compensation Committee continued its focus on performance-based compensation in fiscal 2019. Our stockholders also voted in favor of the Board recommended annual frequency of advisory votes on NEO compensation at the 2017 Annual Meeting. We will continue to conduct advisory votes on NEO compensation on an annual basis and expect to conduct our next advisory vote at the  Annual Meeting.

Vote Required

The affirmative vote of a majority of the stock having voting power present in person or represented by proxy is required to approve this Proposal Number 4. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote, on an Advisory Basis, FOR Proposal Number 4

Proposal Number 5:

Ratification of Independent Registered Public Accounting Firm

Introduction

The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 24, 2020.

In the event the stockholders fail to ratify the appointment, the Audit Committee of our Board of Directors will consider it as a direction to select another independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The Audit Committee preapproves services performed by its independent registered public accounting firm and reviews auditor billings in accordance with the Audit Committee charter. All requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific preapproval and cannot commence until such approval has been granted. Normally, preapproval is provided at regularly scheduled meetings. However, the authority to grant specific preapproval between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chairman must update the Audit Committee at its next regularly scheduled meeting of any services that were granted specific preapproval.

Aggregate fees the Company incurred in fiscal 2019 and fiscal 2018, respectively, represent fees billed or to be billed by the Company’s independent registered accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, “Deloitte & Touche”). During fiscal 2019 and fiscal 2018, all of the services shown in the table below were preapproved by the Audit Committee in accordance with the preapproval policies discussed above.

	2019	2018
Audit fees(1)	$6,425,000	$6,284,000
Audit-related fees(2)	$-	$21,000
Total audit and audit-related fees	$6,425,000	$6,305,000
Tax fees(3)	$1,361,000	$1,256,000
All other fees(4)	$89,000	$105,000
Total fees	$7,875,000	$7,666,000

(1)

Includes fees for professional services incurred in fiscal 2019 and fiscal 2018 in connection with (1) the audit of the Company’s annual consolidated financial statements and its internal control over financial reporting; (2) reviews of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q; and (3) services related to statutory and regulatory filings or engagements.

(2)

Includes fees that are reasonably related to the performance of the audit or review other than those included under “Audit fees.” The services in this category relate primarily to technical consultations on audit and reporting requirements not arising during the course of the audit.

(3)

Includes fees for tax compliance, tax advice, and tax planning services. These services include assistance regarding federal, state and international tax compliance, tax return review, tax audits, and miscellaneous consulting services.

(4)

Includes fees for professional services other than the services reported above. These services include permissible business advisory and consulting services, translations of foreign financial statements, and subscriptions to an accounting regulatory database.

The Audit Committee has considered whether the provision of the nonaudit services discussed above is compatible with maintaining the principal auditor’s independence and believes such services are compatible with maintaining the auditor’s independence.

Vote Required

The affirmative vote of a majority of the stock having voting power present in person or represented by proxy is required to approve this Proposal Number 5. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal Number 5

OTHER BUSINESS

Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the SEC on June 18, 2019. Our Internet address is www.netapp.com. Information on our website is not incorporated by reference into this Proxy Statement. We make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Stockholders may also obtain a copy of this report, without charge, by writing to Kris Newton, Vice President, Investor Relations at the Company’s principal executive offices located at 1395 Crossman Avenue, Sunnyvale, California 94089.

By Order of the Board of Directors

George Kurian

Chief Executive Officer and President

August 2, 2019

© 2019 NetApp, Inc. All Rights Reserved. NETAPP, the NETAPP logo, and the marks listed at http://www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

Annex A

NETAPP, INC.

RECONCILIATION OF NON-GAAP TO GAAP

FINANCIAL STATEMENT INFORMATION

(In millions, except net income per share amounts)

(Unaudited)

Year Ended
April 26, 2019
NET INCOME	$1,169
Adjustments:
Amortization of intangible assets	46
Stock-based compensation	158
Litigation settlements	35
Restructuring and other charges	(73)
Gain on sale of properties	(82)
Income tax effects	(48)
Tax reform	(34)
NON-GAAP NET INCOME	$1,171

INCOME FROM OPERATIONS	$1,221
Adjustments:
Amortization of intangible assets	46
Stock-based compensation	158
Restructuring and other charges	35
Gain on sale of properties	(73)
NON-GAAP INCOME FROM OPERATIONS	$1,387
Adjustment:
Stock-based compensation	(158)
ADJUSTED INCOME FROM OPERATIONS (NON-GAAP)	$1,229

NET INCOME PER SHARE	$4.51
Adjustments:
Amortization of intangible assets	0.18
Stock-based compensation	0.61
Litigation settlements	0.14
Restructuring and other charges	(0)
Gain on sale of properties	(0.32)
Income tax effects	(0.19)
Tax reform	(0.13)
NON-GAAP NET INCOME PER SHARE	$4.52

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Non-GAAP Financial Measures

To supplement NetApp’s condensed consolidated financial statement information presented in accordance with generally accepted accounting principles in the United States (GAAP), NetApp provides investors with certain non-GAAP measures, including, but not limited to, historical non-GAAP operating results, net income and net income per diluted share. For purposes of internal planning, performance measurement and resource allocation, NetApp’s management uses non-GAAP measures of net income that exclude: (a) amortization of intangible assets, (b) stock-based compensation expenses, (c) acquisition-related expenses, (d) restructuring charges, (e) asset impairments, (f) gains and losses on the sale of property, and (g) our GAAP tax provision, but includes a non-GAAP tax provision based upon our projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. NetApp makes additional adjustments to the non-GAAP tax provision for certain tax matters as described below. NetApp’s management uses these non-GAAP measures in making operating decisions because it believes the measurements provide meaningful supplemental information regarding NetApp’s ongoing operational performance. These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results and (3) allow greater transparency with respect to information used by management in financial and operational decision making. In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.

As described above, NetApp excludes the following items from its non-GAAP measures:

A. Amortization of intangible assets. NetApp records amortization of intangible assets that were acquired in connection with its business combinations. The amortization of intangible assets varies depending on the level of acquisition activity. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods and in measuring operational performance.

B. Stock-based compensation expenses. NetApp excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses. While management views stock-based compensation as a key element of our employee retention and long-term incentives, we do not view it as an expense to be used in evaluating operational performance in any given period.

C. Acquisition-related expenses. NetApp excludes acquisition-related expenses, including due diligence, legal and other one-time integration charges, and the write down of assets acquired that NetApp does not intend to use in its ongoing business, from its non-GAAP measures primarily because they are not related to our on-going business or cost base and, therefore, cannot be relied upon for future planning and forecasting.

D. Restructuring charges. These charges include restructuring charges that are incurred based on the particular facts and circumstances of restructuring decisions, including employment and contractual settlement terms, and other related charges, and can vary in size and frequency. We therefore exclude them in our assessment of operational performance.

E. Asset impairments. These are non-cash charges to write down assets when there is an indication that the asset has become impaired. Management finds it useful to exclude these non-cash charges due to the unpredictability of these events in its assessment of operational performance.

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F. Gains/losses on the sale of properties. These are gains/losses from the sale of our properties and other transactions in which we transfer control of assets to a third party. Management believes that these transactions do not reflect the results of our underlying, on-going business and, therefore, cannot be relied upon for future planning or forecasting.

G. Income tax adjustments. NetApp’s non-GAAP tax provision is based on a projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. The non-GAAP tax provision also excludes, when applicable, (a) tax charges or benefits in the current period that relate to one or more prior fiscal periods that are a result of events such as changes in tax legislation and authoritative guidance, income tax audit settlements and/or court decisions, and (b) tax charges or benefits that are attributable to unusual or non-recurring book and/or tax accounting method changes, (c) tax charges that are a result of non-routine foreign cash repatriation, (d) tax charges or benefits that are a result of infrequent restructuring of the Company’s tax structure, (e) tax charges or benefits that are a result of a change in valuation allowance, and (f) tax charges resulting from the integration of intellectual properties from acquisitions. Management believes the use of a non-GAAP tax provision provides a more meaningful measure of the Company’s operational performance in any given period.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, the non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Management compensates for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our earnings release and prepared remarks. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors should review the information regarding non-GAAP financial measures provided in our press release and prepared remarks.

A-3

Appendix A

NETAPP, INC.

1999 STOCK OPTION PLAN

AS AMENDED AND RESTATED ON JULY 26, 2019

ARTICLE One

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This 1999 Stock Option Plan is intended to promote the interests of NetApp, Inc., a Delaware corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	STRUCTURE OF THE PLAN

A.The Plan shall be divided into five separate equity programs:

(i)the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

(ii)the Stock Appreciation Rights Program under which eligible persons may, at the discretion of the Plan Administrator, be granted stock appreciation rights that will allow individuals to receive the appreciation in Fair Market Value of the Shares subject to the award between the exercise date and the date of grant,

(iii)the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the issuance or immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary) or pursuant to restricted stock units on such terms as the Plan Administrator deems appropriate,

(iv)the Performance Share and Performance Unit Program under which eligible persons may, at the discretion of the Plan Administrator, be granted performance shares and performance units, which are awards that will result in a payment to a Participant only if the performance goals or other vesting criteria the established by the Plan Administrator are achieved or the awards otherwise vest, or

(v)the Automatic Award Program under which non-employee Board members automatically receive award grants pursuant to a compensation policy as in effect from time to time.

B.The provisions of Articles One and Seven shall apply to all equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A.The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant, the Stock Appreciation Rights Program, Stock Issuance Programs and the Performance Share and Performance Unit Program with respect to Section 16 Insiders.  Administration of the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs with respect to all other eligible persons may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer that program with respect to all such persons.

B.Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time.  The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C.Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding options thereunder as it may deem necessary or advisable.  Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance or Performance Share and Performance Unit Program under its jurisdiction or any award granted thereunder.

D.Service by Board members on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and Board members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee.  No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

E.Administration of the Automatic Award Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to award grants made thereunder, except that the Plan Administrator, in its discretion, may change and otherwise revise the terms of any compensation policy relating to non-employee Board members.

IV.	ELIGIBILITY

A.The persons eligible to participate in the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs are as follows:

(i)Employees,

(ii)non-employee Board members, and

(iii)consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority (subject to the provisions of the Plan) to determine (i) with respect to the Discretionary Option Grant and Stock Appreciation Rights Programs, which eligible persons are to receive awards under the Discretionary Option Grant and Stock Appreciation Rights Programs, the time or times when such awards are to be made, the number of shares to be covered by each such grant, the status of an option as either an Incentive Option or a Non-Statutory Option, the time or times when each award is to become exercisable, the vesting schedule (if any) applicable to the award, the maximum term for which the award is to remain outstanding, and whether to modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards longer than is otherwise provided for in the Plan, and to determine whether awards will be adjusted for Dividend Equivalents, and (ii) with respect to awards granted under the Stock Issuance and Performance Share and Performance Unit Programs, which eligible persons are to receive awards, the time or times when such awards are to be made, the number of shares subject to awards to be issued to each Participant, the vesting schedule (if any) applicable to the awards, the consideration, if any, to be paid for shares subject to such awards, the form (cash, shares of Common Stock, or a combination thereof) in which the award is to be settled, and to determine whether awards will be adjusted for Dividend Equivalents.

C.Only non-employee Board members shall be eligible to participate in the Automatic Award Program.

D.No non-employee Board member participating in the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs may be granted, in any calendar year of the Corporation, awards (whether settled in cash or shares) with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000.  For purposes of clarification, this limitation only applies to awards granted under the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs and does not apply to the value of awards non-employee Board members may receive under the Automatic Award Program.

V.	STOCK SUBJECT TO THE PLAN

A.The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market.  The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 170,180,429 shares.  Any shares subject to awards granted under the Plan other than options to purchase shares of Common Stock or stock appreciation rights and granted after the 2013 Annual Meeting, will be counted against the maximum number of shares of Common Stock which may be issued over the term of the Plan pursuant to this Article One Section V.A. as two (2) shares for every one (1) share subject thereto.

B.Subject to the provisions in the Plan, no one person participating in the Plan may receive stock options and/or stock appreciation rights under the Plan for more than 3,000,000 shares of Common Stock in the aggregate per calendar year.

C.Shares of Common Stock subject to outstanding options or stock appreciation rights shall be available for subsequent issuance under the Plan to the extent the options or stock appreciation rights expire or terminate for any reason prior to exercise in full.  In addition, any unvested shares issued under the Plan and subsequently repurchased or reacquired by the Corporation pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent awards under the Plan.  If shares subject to awards granted under the Plan were counted against the maximum number of shares of Common Stock which may be issued over the term of the Plan pursuant to Article One Section V.A. as two (2) shares for every one (1) share subject thereto and are forfeited or otherwise return to the Plan, two (2) times the number of shares so forfeited will return to the Plan and will again become available for issuance.  For purposes of clarity, shares subject to awards granted under the Plan prior to the 2013 Annual Meeting that are forfeited or otherwise return to the Plan, will return to the Plan as one (1) share for every one (1) share subject thereto and will again become available for issuance.  Should the exercise price of an award under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the

Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an award or the vesting or disposition of exercised shares or stock issuances under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the award is exercised or the gross number of exercised shares or stock issuances which vest, and not by the net number of shares of Common Stock issued to the holder of such award or exercised shares or stock issuances.  With respect to stock appreciation rights, all of the shares of Common Stock covered by the award (that is, shares of Common Stock actually issued pursuant to a stock appreciation right, as well as the shares of Common Stock that represent payment of the exercise price) shall cease to be available under the Plan.

D.Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number, value and/or class of securities for which any one person may be granted stock options and/or stock appreciation rights or awards under the Stock Issuance and Performance Share and Performance Unit Programs per calendar year, (iii) the number, value and/or class of securities for which automatic award grants are to be made subsequently under the Automatic Award Program and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding award in order to prevent the dilution or enlargement of benefits thereunder.  The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

VI.	DIVIDEND EQUIVALENTS

A.Dividend Equivalents, if any, will be credited to an award under the Plan in such manner and subject to such terms and conditions as determined by the Plan Administrator in its sole discretion.  In the event of a dividend or distribution paid in shares or any other adjustment made upon a change in the capital structure of the Corporation as described in Article One, Section V, appropriate adjustments will be made to awards under the Plan so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the award under the Plan, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the award under the Plan.

B.Dividend Equivalents will be subject to the limits applicable to the number of shares of Common Stock subject to awards granted under the Plan as set forth herein.

C.Dividends and other distributions payable with respect to shares of Common Stock subject to awards (including Dividend Equivalents) will not be paid before the underlying shares of Common Stock vest.

ARTICLE Two

DISCRETIONARY OPTION GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.  Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.Exercise Price.

1.The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2.The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified by the Plan Administrator, including without limitation, by one of the following forms of consideration:

(i)cash or check made payable to the Corporation,

(ii)shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii)to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.Exercise and Term of Options.  Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option.  However, no option shall have a term in excess of seven (7) years measured from the option grant date.

C.Effect of Termination of Service.

1.The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i)Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii)Any option exercisable in whole or in part by the Optionee at the time of death may be exercised subsequently by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.

(iii)During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.  However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

(iv)Should the Optionee’s Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

2.The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term.

D.Stockholder Rights.  The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E.Repurchase Rights.  The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock.  Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares.  The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.Limited Transferability of Options.  During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee’s death.  However, Non-Statutory Options may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or the Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan, or to the Optionee’s former spouse pursuant to a domestic relations order.  The person or persons who acquire a proprietary interest in the option pursuant to the assignment may only exercise the assigned portion.  The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

II.INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options.  Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Seven shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A.Eligibility.  Incentive Options may only be granted to Employees.

B.Dollar Limitation.  The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).  To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

C.10% Stockholder.  If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.CORPORATE TRANSACTION/CHANGE IN CONTROL

A.Each option, to the extent outstanding under the Plan at the time of a Corporate Transaction but not otherwise exercisable for all the option shares, shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.  However, an outstanding option shall not become exercisable on such an accelerated basis if and to the extent:  (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.  The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B.All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C.Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

D.Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction.  Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options under the Plan per calendar year.

E.The Plan Administrator shall have the full power and authority to accelerate the vesting of options granted under the Discretionary Option Grant Program upon a Corporate Transaction or Change in Control or upon an event or events occurring in connection with such transactions.  The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Qualified Option under the Federal tax laws.

F.The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.REPRICING OR CANCELLATION AND REGRANT OF AWARDS

The Plan Administrator may not modify or amend a stock option or stock appreciation right to reduce the exercise price of such stock option or stock appreciation right after it has been granted (except for adjustments made pursuant to Article One Section V.D.), unless approved by the Corporation’s stockholders and neither may the Plan Administrator, without the approval of the Corporation’s stockholders, cancel any outstanding stock option or stock appreciation right and immediately replace it with a new stock option or stock appreciation right with a lower exercise price, awards of a different type, and/or cash.

ARTICLE Three

STOCK APPRECIATION RIGHTS PROGRAM

I.STOCK APPRECIATION RIGHT TERMS

Each stock appreciation right shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A.Exercise Price.

1.The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

B.Payment of SAR Amount.  Upon exercise of a stock appreciation right, a Participant will be entitled to receive payment from the Corporation in an amount determined by multiplying:

1.The difference between the Fair Market Value of a share of Common Stock on the date of exercise over the exercise price; times

2.The number of shares of Common Stock with respect to which the stock appreciation right is exercised.

At the discretion of the Plan Administrator, the payment upon the exercise of a stock appreciation right may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

C.Exercise and Term of Stock Appreciation Rights.  Each stock appreciation right shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the stock appreciation right.  However, no stock appreciation right shall have a term in excess of seven (7) years measured from the stock appreciation right grant date.

D.Effect of Termination of Service.  A stock appreciation right granted under the Plan will expire upon the date determined by the Plan Administrator, in its sole discretion, and set forth in the agreement evidencing the award.  Notwithstanding the foregoing, the rules of Article Two Section I.C. also will apply to stock appreciation rights.

E.Stockholder Rights.  The holder of a stock appreciation right shall have no stockholder rights with respect to the shares subject to the stock appreciation right until such person shall have exercised the stock appreciation right and become a holder of record of shares, if any, issued thereunder.

II.CORPORATE TRANSACTION/CHANGE IN CONTROL

A.Each stock appreciation right, to the extent outstanding under the Plan at the time of a Corporate Transaction but not otherwise exercisable for all the shares subject thereto, shall automatically accelerate so that each such stock appreciation right shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the shares of Common Stock at the time subject to such stock appreciation right and may be exercised for any or all of those shares as fully-vested shares of Common Stock.  However, an outstanding stock appreciation right shall not become exercisable on such an accelerated basis if and to the extent: (i) such stock appreciation right is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or replaced with a comparable award, (ii) such stock appreciation right is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested shares subject to the award at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to the award or (iii) the acceleration of such stock appreciation right is subject to other limitations imposed by the Plan Administrator at the time of grant.  The determination of stock appreciation right comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B.Immediately following the consummation of the Corporate Transaction, all outstanding stock appreciation rights shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

C.Each stock appreciation right which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Corporate Transaction had the stock appreciation right been exercised immediately prior to such Corporate Transaction.  Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding stock appreciation right, provided the aggregate exercise price for such award shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, and (iii) the maximum number and/or class of securities for which any one person may be granted stock appreciation rights under the Plan per calendar year.

D.The Plan Administrator shall have the full power and authority to accelerate the vesting of stock appreciation rights granted under the Stock Appreciation Rights Program upon a Corporate Transaction or Change in Control or upon an event or events occurring in connection with such transactions.

E.The outstanding stock appreciation rights shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.	REPRICING OR CANCELLATION AND REGRANT OF AWARDS

The Plan Administrator may not modify or amend a stock option or stock appreciation right to reduce the exercise price of such stock option or stock appreciation right after it has been granted (except for adjustments made pursuant to Article One Section V.D.), unless approved by the Corporation’s stockholders and neither may the Plan Administrator, without the approval of the Corporation’s stockholders, cancel any outstanding stock option or stock appreciation right and immediately replace it with a new stock option or stock appreciation right with a lower exercise price, awards of a different type, and/or cash.

ARTICLE Four

STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to grants of restricted stock and restricted stock units which entitle the recipients to retain or receive, as applicable, the shares underlying the award upon the attainment of designated performance goals or the satisfaction of specified Service requirements.  To the extent any shares issued pursuant to awards granted under the Stock Issuance Program are forfeited or otherwise return to the Plan, such shares will not count against the number of shares of Common Stock which may be issued under the Plan pursuant to Article One, Section V of the Plan and may once again be issued pursuant to awards under the Plan as if the original award were never granted. The Plan Administrator, in its sole discretion, shall determine the number of shares of Common Stock and/or restricted stock units to be granted to each Participant, provided that during any calendar year and subject to the provisions in the Plan, no Participant shall receive an award under the Stock Issuance Program covering more than 1,000,000 shares of Common Stock.

A.	Purchase Price.

1.The purchase price per share of Common Stock, if any, shall be fixed by the Plan Administrator.

2.Shares of Common Stock may be issued under the Stock Issuance Program for any item of consideration which the Plan Administrator may deem appropriate in each individual instance, including, without limitation, the following:

(i)cash or check made payable to the Corporation, or

(ii)past services rendered to the Corporation (or any Parent or Subsidiary).

B.	Vesting/Issuance Provisions.

1.The Plan Administrator may issue shares of Common Stock under the Stock Issuance Program which are fully and immediately vested upon issuance or which are to vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.  Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to restricted stock units which entitle the recipients to receive the shares underlying the restricted stock units and which vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.  The elements of the vesting schedule applicable to any awards granted under the Stock Issuance Program, namely:

(i)the Service period to be completed by the Participant or the performance objectives to be attained,

(ii)the number of installments in which the awards are to vest,

(iii)the interval or intervals (if any) which are to lapse between installments, and

(iv)the effect which death, Permanent Disability or other event designated by the Plan Administrator is to have upon the vesting schedule,

shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement.  The Plan Administrator, in its discretion, may set restrictions based upon the achievement of performance objectives, which shall be set by the Plan Administrator.  In establishing performance objectives, the Plan Administrator may provide that performance shall be appropriately adjusted in its sole discretion.

2.Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to his or her unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3.The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program (for these purposes, shares to be issued upon settlement of a restricted stock unit award will not be issued until the award has actually been settled), whether or not the Participant’s interest in those shares is vested.  Accordingly, the Participant shall have the right to vote such shares and, subject to Article One, Section VI of the Plan, to receive any regular cash dividends paid on such shares.

4.Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares.  To the extent the surrendered shares were previously issued to the Participant for cash consideration, unless the Plan Administrator provides otherwise, the Corporation shall repay that consideration to the Participant at the time the shares are surrendered.

5.The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares.  Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies.  Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

6.Outstanding restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the performance goals or Service requirements established for such awards are not attained or satisfied.  The Plan Administrator, however, shall have the discretionary authority to issue shares of Common Stock under outstanding awards in satisfaction of one or more outstanding restricted stock unit awards as to which the designated performance goals are not attained or satisfied.  On the date set forth in the Stock Issuance Agreement, all unearned restricted stock units shall be forfeited to the Corporation.

7.Upon meeting the applicable vesting criteria, the Participant shall be entitled to a payout of restricted stock units as specified in the Stock Issuance Agreement.  Notwithstanding the foregoing, after the grant of restricted stock units, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such restricted stock units.  Payment of earned restricted stock units shall be made as soon as practicable after the date(s) set forth in the Stock Issuance Agreement or as otherwise provided in the applicable Stock Issuance Agreement or as required by applicable laws.  The Plan Administrator, in its sole discretion, may pay earned restricted stock units in cash, in shares of Common Stock (which have an aggregate Fair Market Value equal to the value of the earned restricted stock units), or a combination thereof.

II.	CORPORATE TRANSACTION/CHANGE IN CONTROL

A.All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights and the awards issued under the Stock Issuance Program shall immediately vest in full (with all performance goals or other vesting criteria deemed achieved at target levels), in the event of any Corporate Transaction, except to the extent (i) the awards as to which those repurchase rights or other vesting criteria pertain are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B.The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program or while the awards under the Stock Issuance Program are unvested, to provide that those rights or awards shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights or awards shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with such transactions.

III.	SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE Five

PERFORMANCE SHARE AND PERFORMANCE UNIT PROGRAM

I.	PERFORMANCE UNITS AND PERFORMANCE SHARES

Shares of Common Stock or cash may be issued under the Performance Share or Performance Unit Program through awards of performance shares and performance units, which are awards that will result in a payment to a Participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest. Each award granted hereunder shall be evidenced by an agreement in such form as the Plan Administrator shall determine which complies with the terms specified below. To the extent any shares issued pursuant to awards granted under the Performance Share and Performance Unit Program are forfeited or otherwise return to the Plan, such shares will not count against the number of shares of Common Stock which may be issued under the Plan pursuant to Article One, Section V of the Plan and may once again be issued pursuant to awards under the Plan as if the original award were never granted.

A.Grant of Performance Units/Shares.  The Plan Administrator will have complete discretion in determining the number of performance units and performance shares granted to each Participant provided that during any calendar year and subject to the provisions in the Plan, no Participant will receive more than 1,000,000 performance shares.

B.Value of Performance Units/Shares.  Each performance unit will have an initial value that is established by the Plan Administrator on or before the date of grant.  Each performance share will have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant.

C.Performance Objectives and Other Terms.  The Plan Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as an Employee) in its discretion which, depending on the extent to which they are met, will determine the number or value of performance units/shares that will be paid out to the Participant.  Each award of performance units/shares will be evidenced by an agreement that will specify the Performance Period, and such other terms and conditions as the Plan Administrator, in its sole discretion, will determine.  The Plan Administrator may set performance objectives based upon the achievement of Corporation-wide, divisional, or individual goals, or any other basis determined by the Plan Administrator in its discretion.  In establishing performance objectives, the Plan Administrator may provide that performance shall be appropriately adjusted in its sole discretion.

D.Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of performance units/shares will be entitled to receive a payout of the number of performance units/shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a performance unit/share, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit/share.

E.Form and Timing of Payment of Performance Units/Shares.  Payment of earned performance units/shares will be made as soon as practicable after the expiration of the applicable Performance Period.  The Administrator, in its sole discretion, may pay earned performance units/shares in the form of cash, in shares of Common Stock (which have an aggregate Fair Market Value equal to the value of the earned performance units/shares at the close of the applicable Performance Period) or in a combination thereof.

F.Cancellation of Performance Units/Shares.  On the date set forth in the agreement evidencing the award, all unearned or unvested performance units/shares will be forfeited to the Corporation, and again will be available for grant under the Plan.

II.CORPORATE TRANSACTION/CHANGE IN CONTROL

A.All performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met with respect to performance shares and performance units in the event of any Corporate Transaction, except to the extent (i) those awards are assumed or an equivalent option or right substituted by the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the award Agreement.

B.The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested awards are granted or any time while such awards remain unvested and outstanding under the Performance Share or Performance Unit Program, to provide that those awards shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with such transactions.

ARTICLE Six

AUTOMATIC AWARD PROGRAM

I.GRANTING OF AWARDS

A.Nonemployee Board Member Compensation Policy.  Each individual who is or becomes a non-employee Board member shall be granted equity awards pursuant to a compensation policy adopted by the Board or a Primary Committee, as in effect from time to time.  Notwithstanding the foregoing, no non-employee Board member participating in the Automatic Award Program may be granted, in any calendar year of the Corporation, awards (whether settled in cash or stock) with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000.

B.Adjustments.  The Board or a Primary Committee, in their respective discretion, may change and otherwise revise the terms of awards granted under the compensation policy for non-employee Board members for awards granted on or after the date the Board or the Primary Committee determines to make any such change or revision.  For purposes of clarification, the changes or other revisions the Board or the Primary Committee can make to the compensation policy include, but are not limited to, the number of shares of Common Stock subject to the awards, the type of awards granted, and the vesting and other conditions of the awards.

II.CORPORATE TRANSACTION/CHANGE IN CONTROL

A.The shares of Common Stock subject to each outstanding option granted under the Automatic Award Program at the time of a Corporate Transaction, but not otherwise vested, shall automatically vest in full so that each such option shall, immediately prior to the effective date of that Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock.  Immediately following the consummation of the Corporate Transaction, each such option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

B.The shares of Common Stock subject to each outstanding option granted under the Automatic Award Program at the time of a Change in Control, but not otherwise vested, shall automatically vest in full so that each such option shall, immediately prior to the effective date of that Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock.  Each such option shall remain exercisable for such fully-vested shares until the expiration or sooner termination of the option’s term.

C.All repurchase rights of the Corporation outstanding under the Automatic Award Program at the time of a Corporate Transaction or Change in Control shall automatically terminate at that time, and the shares of Common Stock subject to those terminated rights shall immediately vest.

D.Each option granted under the Automatic Award Program that is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had such option been exercised immediately prior to such Corporate Transaction.  Appropriate adjustments to reflect such Corporate Transaction shall also be made to the exercise price payable per share under each such outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

E.All vesting criteria relating to any outstanding restricted stock units granted under the Automatic Award Program shall be deemed satisfied and all other terms and conditions met with respect to such awards in the event of any Corporate Transaction or a Change in Control.

F.The grant of awards under the Automatic Award Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets

III.REMAINING TERMS

The remaining terms of each award granted under the Automatic Award Program shall be the same as the terms in effect for same type of awards made under the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs.

ARTICLE Seven

MISCELLANEOUS

I.TAX WITHHOLDING

A.The Corporation’s obligation to deliver shares of Common Stock upon the exercise or issuance of awards or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B.The Plan Administrator may, in its discretion, provide any or all holders of unexercised or unvested awards under the Plan with the right to use cash or shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders become subject in connection with the exercise of their awards or the vesting or disposition of their shares issued pursuant thereto.  Such right may be provided to any such holder in either or both of the following formats:

(i)Cash or Stock Withholding:  The election to have the Corporation withhold, from the cash or shares of Common Stock otherwise issuable upon the exercise of such award, the vesting or issuance of such shares or upon disposition of the shares, a portion of such cash or shares with an aggregate fair market value equal to the minimum statutory amount required to be withheld or other greater amount up to the maximum statutory rate under applicable laws, as applicable to the Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Corporation (including in connection with the effectiveness of  FASB Accounting Standards Update 2016‑09 amending FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation).

(ii)Stock Delivery:  The election to deliver to the Corporation, at the time the award is exercised, the shares vest or are otherwise issued or upon disposition of the shares, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise of an award or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by the holder.

II.TERM OF THE PLAN

The Plan shall remain in effect until the earliest of (i) July 26, 2029, (ii) the date on which all shares available for issuance under the Plan shall have been issued or (iii) the termination of all outstanding awards in connection with a Corporate Transaction (unless the acquiror assumes the Plan in the transaction).  Upon such Plan termination, all outstanding awards and unvested shares issued pursuant to awards shall continue to have force and effect in accordance with the provisions of the documents evidencing such awards.

III.AMENDMENT OF THE PLAN

The Board or the Primary Committee shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to any stockholder approval which may be required pursuant to applicable laws or regulations; provided, however, that the Board or the Primary Committee may not, without stockholder approval, (i) increase the number of shares of Common Stock authorized for issuance under the Plan, or (ii) materially increase the benefits offered to participants under the 1999 Plan.  No amendment or modification shall adversely affect any rights and obligations with respect to awards at the time outstanding under the Plan unless the Optionee or Participant consents to such amendment or modification.

IV.REGULATORY APPROVALS

A.The implementation of the Plan, the granting of any award under the Plan and the issuance of any shares of Common Stock pursuant to an award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it and the shares of Common Stock issued pursuant to it.

B.No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws and all applicable listing requirements of any stock exchange  on which Common Stock is then listed for trading.

V.USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI.NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.Automatic Award Program shall mean the automatic award program in effect under Article Six of the Plan.

B.Board shall mean the Corporation’s Board of Directors.

C.Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i)the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(ii)a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

D.Code shall mean the Internal Revenue Code of 1986, as amended.

E.Common Stock shall mean the Corporation’s common stock.

F.Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i)a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; provided, however, that for purposes of this clause (i), if the stockholders of the Corporation immediately before such transfer continue to retain immediately after the transfer, in substantially the same proportions as their ownership of shares of the Corporation’s voting stock immediately prior to the transfer, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities or of the ultimate parent entity of the Corporation, such event shall not be considered a Corporate Transaction under this clause (i); or

(ii)the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

G.Corporation shall mean NetApp, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of NetApp, Inc. which shall by appropriate action adopt the Plan.

H.Dividend Equivalent shall mean a credit, payable in cash or shares of Common Stock, made at the discretion of the Plan Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an award held by such Participant.  Subject to the provisions of Article One, Section VI, Dividend Equivalents may be subject to the same vesting restrictions as the related shares of Common Stock subject to an award, at the discretion of the Plan Administrator.

I.Discretionary Option Grant Program shall mean the discretionary option grant program in effect under Article Two of the Plan.

J.Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

L.Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, or the New York Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as quoted on such exchange or system and published in The Wall Street Journal.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.

M.Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

N.Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

O.1934 Act shall mean the Securities Exchange Act of 1934, as amended.

P.Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Q.Optionee shall mean any person to whom an option is granted under the Plan.

R.Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

S.Participant shall mean any person who is issued an award under the Stock Appreciation Rights, Stock Issuance, or Performance Share and Performance Unit Programs.

T.Performance Period means any fiscal year of the Corporation or such other period as determined by the Administrator in its sole discretion.

U.Performance Share and Performance Unit Program shall mean the performance share and performance unit program in effect under Article Five of the Plan.

V.Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.  However, solely for the purposes of the Automatic Award Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

W.Plan shall mean the Corporation’s 1999 Stock Option Plan, as set forth in this document.

X.Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under such program with respect to the persons under its jurisdiction.

Y.Primary Committee shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant Program with respect to Section 16 Insiders or to determine the terms of, and otherwise administer, any compensation policy adopted by the Corporation for non-employee Board members.

Z.Secondary Committee shall mean a committee of Board members or of other individuals satisfying applicable laws appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders.

AA.Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

BB.Service shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.  Service shall not include any notice of termination period (e.g., garden leave, etc.) through the effective date of an Employee’s termination of employment as set forth in the notice, unless the Employee is providing active services to the Corporation (or any Parent or Subsidiary) during the notice period.

CC.Stock Appreciation Rights Program shall mean the stock appreciation rights program in effect under Article Three of the Plan.

DD.Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock or the grant of restricted stock units under the Stock Issuance Program.

EE.Stock Issuance Program shall mean the stock issuance program in effect under Article Four of the Plan.

FF.Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

GG.10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

HH.Withholding Taxes shall mean the Federal, state and local income and employment withholding taxes to which the holder of options or unvested shares of Common Stock becomes subject in connection with the exercise of those options, or the vesting of those shares or upon the disposition of shares acquired pursuant to an option or stock issuance.

Appendix B

NETAPP, INC.

EMPLOYEE STOCK PURCHASE PLAN

As Amended Effective July 26, 2019

I.PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of NetApp, Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

Certain provisions of the Plan as restated August 2001 (the “2001 Restatement”) became effective with the offering period commencing December 3, 2001 and did not have any force or effect prior to such date.

All share numbers in this document reflect (i) the two-for-one split of the Common Stock effected on December 19, 1997, (ii) the two-for-one split of the Common Stock effected on December 22, 1998, (iii) the two-for-one split of the Common Stock effected on December 21, 1999, and (iv) the two-for-one split of the Common Stock effected on March 23, 2000.

II.ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423, including designating separate Offerings under the Plan.  Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the determination of what compensation qualifies as Cash Earnings, handling of the payroll deductions and other additional payments that the Corporation may permit to be made by a Participant to fund the exercise of purchase rights granted pursuant to the Plan, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements.  Further, without shareholder consent and without limiting Section X.A, the Plan Administrator shall be entitled to change the offering periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Corporation’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with contribution amounts, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable that are consistent with the Plan.

Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.STOCK SUBJECT TO PLAN

A.  The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Sixty Seven Million Seven Hundred Thousand (67,700,000) shares, including (i) an increase of One Million Six Hundred Thousand (1,600,000) shares authorized by the Board on August 11, 1998 and approved by the shareholders on October 8, 1998, (ii) an increase of One Million (1,000,000) shares authorized by the Board on August 17, 1999 and approved by the shareholders on October 26, 1999, (iii) an increase of Three Million (3,000,000) shares authorized by the Board on August 9, 2001 and approved by the shareholders at the 2001 Annual Meeting held on October 18, 2001, (iv) an increase of Two Million Four Hundred Thousand (2,400,000) shares authorized by the Board on July 2, 2002, and approved by the shareholders at the 2002 Annual Meeting held on August 29, 2002, (v) an increase of One Million (1,000,000) shares authorized by the Board on June 12, 2003 and approved by shareholders at the 2003 Annual Meeting held on September 2, 2003, (vi) an increase of One Million Three Hundred Thousand (1,300,000) shares authorized by the Board on July 7, 2004 and approved by the shareholders at the 2004 Annual Meeting held on September 2, 2004, (vii) an increase of One Million Five Hundred Thousand (1,500,000) shares authorized by the Board on July 1, 2005 and approved by the shareholders at the 2005 Annual Meeting held on August 31, 2005, (viii) an increase of One Million Six Hundred Thousand (1,600,000) shares authorized by the Board on July 10, 2006 and approved by the shareholders at the 2006 Annual Meeting held on August 31, 2006, (ix) an increase of One Million Six Hundred Thousand (1,600,000) shares authorized by the Board on July 13, 2007 and approved by the shareholders at the 2007 Annual Meeting held on September 19, 2007, (x) an increase of Two Million Nine Hundred Thousand (2,900,000) shares authorized by the Board on July 11, 2008 and approved by the shareholders at the 2008 Annual Meeting held on September 2, 2008, (xi) an increase of Six Million Seven Hundred Thousand (6,700,000) shares authorized by the Board on August 17, 2009 and approved by the shareholders at the 2009 Annual Meeting held on October 14, 2009, (xii) an increase of Five Million (5,000,0000) shares authorized by the Board on July 13, 2010 and approved by the shareholders at the 2010 Annual Meeting held on August 31, 2010, (xiii) an increase of Three Million Five Hundred Thousand (3,500,0000) shares authorized by the Board on July 14, 2011 and approved by the shareholders at the 2011 Annual Meeting held on August 31, 2011, (xiv) an increase of Five Million (5,000,000) shares authorized by the Board on July 18, 2012 and approved by the shareholders at the 2012 Annual Meeting held on August 31, 2012, (xv) an increase of Five Million (5,000,000) shares authorized by the Compensation Committee of the Board (pursuant to authority delegated by the Board) on July 31, 2013 and approved by the shareholders at the 2013 Annual Meeting held on September 13, 2013, (xvi) an increase of Five Million (5,000,000) shares authorized by the Board on July 23, 2014 and approved by the shareholders at the 2014 Annual Meeting held on September 5, 2014, (xvii) an increase of Five Million (5,000,000) shares authorized by the Compensation Committee of the Board (pursuant to authority delegated by the Board) on July 24, 2015 and approved by the shareholders at the 2015 Annual Meeting held on September 11, 2015, (xviii) an increase of Two Million Five Hundred Thousand (2,500,000) shares approved by the Board on July 30, 2016, pursuant to a recommendation by the Board’s Compensation Committee and approved by the shareholders at the 2016 Annual Meeting held on September 15, 2016, (xix) an increase of Two Million Five Hundred Thousand (2,500,000) shares approved by the Board on July 17, 2017 and approved by the shareholders at the 2017 Annual Meeting held on September 14, 2017, (xx) an increase of Two Million (2,000,000) shares approved by the Board on July 19, 2018 and approved by the shareholders at the 2018 Annual Meeting held on September 13, 2018, plus (xxi) an increase of Two Million (2,000,000) shares approved by the Board on July 26, 2019, pursuant to a recommendation by the Board’s Compensation Committee.

B.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any one Purchase Date under the Plan and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.OFFERING PERIODS

A. Shares of Common Stock shall be offered for purchase under the Plan through a series of overlapping offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B. Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date of such offering period. Offering periods shall commence at semi-annual intervals on the first business day of June and December each year over the remaining term of the Plan. Accordingly, two (2) separate offering periods shall commence in each calendar year the 2001 Restatement remains in existence. However, the initial offering period under the 2001 Restatement shall begin on the first business day in December 2001 and end on the last business day in November 2003.

NOTE: Prior to December 3, 2001, shares of Common Stock were offered for purchase under the Plan through a series of successive offering periods, each with a maximum duration of twenty-four (24) months. The last such offering period began on the first business day in December 1999 and terminated on November 30, 2001.

C. Each offering period shall be comprised of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in June each year to the last business day in November of the same year and from the first business day in December each year to the last business day in May of the following year.

D. Should the Fair Market Value per share of Common Stock on any Purchase Date within any offering period beginning on or after December 3, 2001 be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then the individuals participating in such offering period shall, immediately after the purchase of shares of Common Stock on their behalf on such Purchase Date, be transferred from that offering period and automatically enrolled in the next offering period commencing after such Purchase Date.

V.ELIGIBILITY

A. Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date (subject to the provisions of Section V.B); provided, however, that the Plan Administrator, in its discretion, from time to time may, prior to a start date of any offering period for all purchase rights for future offering periods, establish (on a uniform and nondiscriminatory basis) waiting periods for participation in future offering periods of not more than two (2) years from the participant’s date of hire. However, an Eligible Employee may participate in only one offering period at a time.  Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

B. Except as otherwise provided in Section IV.D, an Eligible Employee must, in order to participate in the Plan for a particular offering period, complete an on-line enrollment process in a uniform and non-discriminatory basis prescribed by the Plan Administrator or complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before the seventh (7th) business day prior to the start date of the applicable offering period or the date established by the Plan Administrator on or prior to that offering period in a uniform and non-discriminatory basis.

VI.PAYROLL DEDUCTIONS

A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of ten percent (10%). The deduction rate so authorized by a Participant shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i) The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

(ii) The Participant may, prior to the commencement of any new Purchase Interval within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent (10%) maximum) shall become effective as of the start date of the first Purchase Interval following the filing of such form.

B. Payroll deductions on behalf of the Participant shall begin on the first pay day following the start date of the offering period in which he or she is enrolled and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account, except as may be required by applicable law, as determined by the Corporation, and if so required, will apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).  The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes, except under Offerings in which applicable local law requires that amounts collected from the Participants be segregated from the Corporation’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions.

C. Payroll deductions shall automatically cease upon the Participant’s withdrawal from the offering period or the termination of his or her purchase right in accordance with the provisions of the Plan.

D. The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

E. The Plan Administrator shall have the discretion, exercisable prior to the start date of any offering period under the Plan, to determine whether the payroll deductions authorized by Participants during such offering period shall be calculated as a percentage of Base Salary or Cash Earnings.

VII.PURCHASE RIGHTS

A. Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she is enrolled. The purchase right shall be granted on the start date of the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments during that offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable. For purposes of the Plan, the Plan Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees will participate, even if the dates of the applicable offering periods of each such Offering are identical.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be affected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C. Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the particular offering period in which he or she is enrolled shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed One Thousand Five Hundred (1,500) shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease, or implement, the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants enrolled in that particular offering period on each Purchase Date which occurs during that offering period.

E. Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be promptly refunded to Participant after each Purchase Date.

F. Suspension of Payroll Deductions. In the event that a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions shall not terminate the Participant’s purchase right for the offering period in which he or she is enrolled, and payroll deductions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII.

G. Withdrawal from Offering Period. The following provisions shall govern the Participant’s withdrawal from an offering period under the Plan:

(i) A Participant may withdraw from the offering period in which he or she is enrolled by completing an on-line withdrawal process in a uniform and non-discriminatory basis prescribed by the Plan Administrator or by filing the appropriate form with the Plan Administrator (or its designate) at any time on or before the seventh (7th) business day prior to the next scheduled Purchase Date in the offering period (unless such timing restriction is prohibited under the laws of the applicable jurisdiction), and no further payroll deductions shall be collected from the Participant with respect to that offering period; provided, however, that the Plan Administrator, in its discretion, from time to time may, prior to a start date of any offering period for all purchase rights for future offering periods, establish (on a uniform and nondiscriminatory basis) a different date for effective withdrawals from the Plan. Any payroll deductions collected during the Purchase Interval in which such timely withdrawal occurs shall be refunded as soon as possible and no shares will be purchased on behalf of such Participant on the next Purchase Date, and if such withdrawal is not timely made, and subject to the laws of the applicable jurisdiction, any payroll deductions collected during the Purchase Interval will be used to purchase shares on the next Purchase Date on behalf of such Participant.

(ii) The Participant’s withdrawal from the offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by completing an on-line enrollment process in a manner prescribed by the Plan Administrator or by making a timely filing of the prescribed enrollment forms) on or before the seventh (7th) business day prior to the start date of the applicable offering period or the date determined by the Plan Administrator pursuant to Section V of that offering period.

H. Termination of Eligible Employee Status. Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. A Participant’s purchase right shall not terminate during any notice of termination period (e.g., garden leave, etc.) through the effective date of the Participant’s termination of employment as set forth in the notice, whether or not the Participant is providing active service to the Corporation.  However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the seventh (7th) business day prior to the Purchase Interval in which such leave commences (unless such timing restriction is prohibited under the laws of the applicable jurisdiction), to withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave; provided, however, that payroll deductions on the Participant’s behalf may be collected for amounts paid during such leave for services rendered by the Participant prior to his or her leave. Upon the Participant’s return to active service (i) within three (3) months following the commencement of such leave or (ii) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Corporation is guaranteed by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable time period shall be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by completing an on-line enrollment process in a manner prescribed by the Plan Administrator or making a timely filing of the prescribed enrollment forms) on or before the seventh (7th) business day prior to the start date of the applicable offering period or the date determined by the Plan Administrator pursuant to Section V of any offering period in which he or she wishes to participate.

I. Change in Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the offering period in which the Participant is enrolled at the time of such Change in Control or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date.

The Corporation shall use its best efforts to provide at least ten (10) days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

J. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares purchasable in total by all Participants on such date or (ii) the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

K. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

L. Shareholder Rights. A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.ACCRUAL LIMITATIONS

A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan was adopted by the Board on September 26, 1995 and was subsequently approved by the shareholders and became effective at the Effective Time.

B. The Plan was amended by the Board on August 11, 1998 (the “1998 Amendment”) to increase the maximum number of shares of Common Stock authorized for issuance under the Plan by an additional One Million Six Hundred Thousand (1,600,000) shares. The 1998 Amendment was approved by the shareholders at the 1998 Annual Meeting.

C. On August 17, 1999, the Board amended the Plan to (i) increase the maximum number of shares of Common Stock authorized for issuance under the Plan by an additional One Million (1,000,000) shares and (ii) make amendments to certain administrative provisions of the Plan (the “1999 Amendment”). The 1999 Amendment was approved by the shareholders on October 26, 1999.

D. The 2001 Restatement was adopted by the Board on August 9, 2001 and effects the following changes to the Plan: (i) increase the number of shares authorized for issuance under the Plan by an additional Three Million (3,000,000) shares, (ii) implement a series of overlapping twenty-four (24)-month offering periods beginning at semi-annual intervals each year, (iii) establish a series of semi-annual purchase dates within each such offering period, (iv) reduce the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date after November 30, 2001 from Twelve Thousand (12,000) shares to One Thousand Five Hundred (1,500) shares, (v) limit the number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date after November 30, 2001 to One Million (1,000,000) shares, (vi) extend the maximum term of the Plan until the last business day in May 2011 and (vii) revise certain provisions of the Plan document in order to facilitate the administration of the Plan. No purchase rights were exercised under the Plan, and no shares of Common Stock were issued, on the basis of the 3,000,000-share increase authorized by the 2001 Restatement, until the 2001 Restatement was approved by the shareholders at the 2001 Annual Stockholders Meeting.

E. The Plan was amended by the Board on July 2, 2002 (the “2002 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Two Million Four Hundred Thousand (2,400,000) shares. The 2002 Restatement was approved by the shareholders on August 29, 2002.

F. The Plan was amended by the Board on June 12, 2003 (the “2003 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million (1,000,000) shares.  The 2003 Restatement was approved by the shareholders at the 2003 Annual Meeting.

G.  The Plan was amended by the Board on July 7, 2004 (the “2004 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million Three Hundred Thousand (1,300,000) shares.  The 2004 Restatement was approved by the shareholders at the 2004 Annual Meeting.

H.  The Plan was amended by the Board on July 1, 2005 (the “2005 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million Five Hundred Thousand (1,500,000) shares.  The 2005 Restatement was approved by the shareholders at the 2005 Annual Meeting.

I.The Plan was amended by the Board on July 10, 2006 (the “2006 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million Six Hundred Thousand (1,600,000) shares.  The 2006 Restatement was approved by the shareholders at the 2006 Annual Meeting.

J.  The Plan was amended by the Board on July 13, 2007 (the “2007 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million Six Hundred Thousand (1,600,000) shares.  The 2007 Restatement was approved by the shareholders at the 2007 Annual Meeting.  The Plan was amended by the Board’s Compensation Committee on November 28, 2007 to limit the number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date to One Million Five Hundred Thousand (1,500,000) shares.

K.  The Plan was amended by the Board’s Compensation Committee on May 23, 2008 to remove the limitation on the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date.

L.  The Plan was amended by the Board on July 11, 2008 (the “2008 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Two Million Nine Hundred Thousand (2,900,000) shares.  The 2008 Restatement was approved by the shareholders at the 2008 Annual Meeting.

M.  The Plan was amended by the Board on August 17, 2009 (the “2009 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Six Million Seven Hundred Thousand (6,700,000) shares.  The 2009 Restatement was approved by shareholders at the 2009 Annual Meeting.

N.  The Plan was amended by the Board on July 13, 2010 (the “2010 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Five Million (5,000,000) shares, to revise the eligibility requirements and to remove the Plan’s fixed-term expiration date.  The 2010 Restatement was approved by shareholders at the 2010 Annual Meeting.

O.  The Plan was amended by the Board on July 14, 2011 (the “2011 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Three Million Five Hundred Thousand (3,500,000) shares.  The 2011 Restatement was approved by shareholders at the 2011 Annual Meeting.

P.  The Plan was amended by the Board on July 18, 2012 (the “2012 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Five Million (5,000,000) shares. The 2012 Restatement was approved by the shareholders at the 2012 Annual Meeting.

Q.  The Plan was amended by the Board’s Compensation Committee on April 16, 2013 to make administrative changes relating to the timing of enrollment and withdrawal from the Plan and the ability to suspend participation in the Plan.

R.  The Plan was amended by the Board’s Compensation Committee on July 31, 2013 (pursuant to authority delegated by the Board) (the “2013 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Five Million (5,000,000) shares. The 2013 Restatement was approved by the shareholders at the 2013 Annual Meeting.

S.  The Plan was amended by the Board’s Compensation Committee on June 26, 2014 to refund contributions not used to purchase whole shares on each Purchase Date to Participants instead of retaining contributions for purchasing shares on the following Purchase Date.  The Plan was amended by the Board on July 23, 2014 (the “2014 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Five Million (5,000,000) shares.  The 2014 Restatement was approved by the shareholders at the 2014 Annual Meeting.

T.  The Plan was amended by the Board on July 17, 2015 to clarify the termination provisions relating to purchase rights.  The Plan was amended by the Board’s Compensation Committee (pursuant to authority delegated by the Board) on July 24, 2015 (the “2015 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Five Million (5,000,000) shares.  The 2015 Restatement was approved by the shareholders at the 2015 Annual Meeting.

U.  The Plan was amended by the Board, pursuant to a recommendation by the Board’s Compensation Committee, on July 30, 2016 (the “2016 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Two Million Five Hundred Thousand (2,500,000) shares. The 2016 Restatement was approved by the shareholders at the 2016 Annual Meeting.

V.  The Plan was amended by the Board on July 17, 2017 (the “2017 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Two Million Five Hundred Thousand (2,500,000) shares. The 2017 Restatement was approved by the shareholders at the 2017 Annual Meeting.

W.  The Plan was amended by the Board, pursuant to a recommendation by the Board’s Compensation Committee, on July 19, 2018 (the “2018 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Two Million (2,000,000) shares. The 2018 Restatement was approved by the shareholders at the 2018 Annual Meeting.

X.  The Plan was amended by the Board, pursuant to a recommendation by the Board’s Compensation Committee, on July 26, 2019 (the “2019 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Two Million (2,000,000) shares. The 2019 Restatement was approved by the shareholders at the 2019 Annual Meeting.

Y.  The Corporation shall comply with all applicable requirements of the 1933 Act (including the registration of such additional shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of the Nasdaq National Market with respect to those shares, and all other applicable requirements established by law or regulation.

Z.  Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (ii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.AMENDMENT OF THE PLAN

A. The Board may alter, amend, suspend, terminate or discontinue the Plan at any time to become effective immediately following the close of any Purchase Interval. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Corporation shall obtain shareholder approval in such a manner and to such a degree as required.  However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Time be subsequently revised so as to require the recognition of compensation expense in the absence of such amendment or termination.

XI.GENERAL PROVISIONS

A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Base Salary shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan. Such Base Salary shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant’s behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

B. Board shall mean the Corporation’s Board of Directors.

C. Cash Earnings shall mean the (i) base salary payable to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan plus (ii) all overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments received during such period. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings) made by the Corporation or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established.

D. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction,

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation; or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Common Stock shall mean the Corporation’s common stock.

G. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

H. Corporation shall mean NetApp, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of NetApp, Inc. which shall by appropriate action adopt the Plan.

I. Effective Time shall mean the time at which the underwriting agreement for the Corporation’s initial public offering of the Common Stock was executed and finally priced. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

J. Eligible Employee shall mean any person who is employed by a Participating Company on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a), or any lesser number of hours per week and/or number of months in any calendar year established by the Plan Administrator (if required under applicable local law) for purposes of any separate Offering.

K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L. 1933 Act shall mean the Securities Act of 1933, as amended.

M. Offering means an offer under the Plan of a purchase right that may be exercised during an offering period as further described in Section VII.  For purposes of the Plan, the Plan Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees will participate, even if the dates of the applicable offering periods of each such Offering are identical.

N. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan

O. Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.

P. Plan shall mean the Corporation’s Employee Stock Purchase Plan, as set forth in this document.

Q. Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

R. Purchase Date shall mean the last business day of each Purchase Interval.

S. Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

T. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

***Exercise Your Right to Vote ***Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on September 12, 2019. Meeting Information NETAPP, INC. Meeting Type: Annual Meeting For holders as of: July 17, 2019 Date: September 12, 2019 Time: 2:30 p.m. PDT Location: NetApp, Inc. Corporate Headquarters 1395 Crossman Avenue Sunnyvale, CA 94089 Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/NTAP2019. COMPUTERSHARE C/O NETAPP, INC. 2 NORTH LASALLE STREET, 3RD FLOOR CHICAGO, IL 60602 You are receiving this communication because you hold shares in the company named above.   This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).   We encourage you to access and review all of the important information contained in the proxy materials before voting.  E83646-P26868 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE:  NOTICE AND PROXY STATEMENT FORM 10-K How to View Online:  Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX   (located on the  following page) and visit: www.proxyvote.com.  How to Request and Receive a PAPER or E-MAIL Copy:  If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:      1) BY INTERNET: www.proxyvote.com   2) BY TELEPHONE: 1-800-579-1639   3) BY E-MAIL*: sendmaterial@proxyvote.com  * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked  by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line.  Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before August 29, 2019 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods E83647-P26868 Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.  Vote By Internet: Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.  During The Meeting: Go to www.virtualshareholdermeeting.com/NTAP2019. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.  Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

The Board of Directors unanimously recommends a vote FOR each of the nominees named in proposal 1.  The Board of Directors unanimously recommends a vote FOR proposals 2, 3, 4 and 5.  2. To approve amendments to NetApp's Amended and Restated 1999 Stock Option Plan to increase the share reserve by an additional 4,000,000 shares of common stock and to approve a new 10-year term for the 1999 Stock Option Plan.  1. Election of Directors   Nominees:   1a. T. Michael Nevens 3. To approve an amendment to NetApp's Employee Stock Purchase Plan to increase the share reserve by an additional 2,000,000 shares of common stock.   1b. Gerald Held   1c. Kathryn M. Hill 4. To hold an advisory vote to approve Named Executive Officer compensation.   1d. Deborah L. Kerr 5. To ratify the appointment of Deloitte & Touche LLP as NetApp's independent registered public accounting firm for the fiscal year ending April 24, 2020.   1e. George Kurian   1f. Scott F. Schenkel   1g. George T. Shaheen E83648-P26868

E83649-P26868

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NTAP2019 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. COMPUTERSHARE C/O NETAPP, INC. 2 NORTH LASALLE STREET, 3RD FLOOR CHICAGO, IL 60602 E83643-P26868 NETAPP, INC. The Board of Directors unanimously recommends a vote FOR each of the nominees named in proposal 1. 1. Election of Directors For Against Abstain Nominees: ! ! ! 1a. T. Michael Nevens Against For Abstain The Board of Directors unanimously recommends a vote FOR proposals 2, 3, 4 and 5. ! ! ! ! ! !  1b. Gerald Held 2. To approve amendments to NetApp's Amended and Restated 1999 Stock Option Plan to increase the share reserve by an additional 4,000,000 shares of common stock and to approve a new 10-year term for the 1999 Stock Option Plan. ! ! !  1c. Kathryn M. Hill ! ! !  1d. Deborah L. Kerr 3. To approve an amendment to NetApp's Employee Stock Purchase Plan to increase the share reserve by an additional 2,000,000 shares of common stock. ! ! ! ! ! !  1e. George Kurian ! ! ! ! ! !  1f. Scott F. Schenkel 4. To hold an advisory vote to approve Named Executive Officer compensation. ! ! ! ! ! ! 5. To ratify the appointment of Deloitte & Touche LLP as NetApp's independent registered public accounting firm for the fiscal year ending April 24, 2020.  1g. George T. Shaheen Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on September 12, 2019: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E83644-P26868 NETAPP, INC. Annual Meeting of Stockholders September 12, 2019 2:30 PM PDT This Proxy Is Solicited On Behalf Of The Board Of Directors George Kurian and Ronald J. Pasek, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of the common stock of NetApp, Inc. ("NetApp") that the undersigned is entitled to vote at NetApp's Annual Meeting of Stockholders to be held on September 12, 2019, at 2:30 p.m. Pacific Time and at any adjournments or postponements thereof (the "Stockholder Meeting"). The Stockholder Meeting will be held at NetApp's headquarters, 1395 Crossman Avenue, Sunnyvale, California 94089. You may also attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/NTAP2019. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR the election of each of the nominees named in proposal 1, FOR proposals 2, 3, 4 and 5, and in the discretion of the persons named above as proxies upon such other matters as may properly come before the Stockholder Meeting. This proxy may be revoked at any time before it is voted. PLEASE VOTE PROMPTLY BY USING THE TELEPHONE OR INTERNET VOTING OPTIONS OR SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. (Continued and to be signed on reverse side)